Exhibit 10.14

CREDIT AGREEMENT
dated as of
March 15, 2010
among
KENDLE INTERNATIONAL INC.
The Lenders Party Hereto
and
JPMORGAN CHASE BANK, N.A.
as Administrative Agent

J.P. MORGAN SECURITIES INC.
as Sole Bookrunner and Sole Lead Arranger

(continued)

(continued)

(continued)
SCHEDULES:

Schedule 2.01	—	Commitments
Schedule 2.02	—	Mandatory Cost
Schedule 3.03	—	Government Approvals; Compliance with Laws
Schedule 3.04(b)	—	Liabilities
Schedule 3.05(b)	—	Real Property
Schedule 3.06(a)	—	Intellectual Property
Schedule 3.06(b)	—	Registrations
Schedule 3.06(c)	—	Violations or Proceedings
Schedule 3.07(a)	—	Equity Interests; Equity Interests Note Owned by the Borrower or a Wholly Owned Subsidiary
Schedule 3.07(a)(ii)	—	Existing foreign pledge agreements
Schedule 3.07(c)	—	Organizational Chart
Schedule 3.08(b)	—	Litigation; Compliance with Laws
Schedule 3.18	—	Environmental Matters
Schedule 3.19	—	Insurance
Schedule 6.01(b)	—	Existing Indebtedness
Schedule 6.02(c)	—	Existing Liens
Schedule 6.04(b)	—	Existing Investments
Schedule 6.04(f)	—	Foreign Intercompany Notes
EXHIBITS:
Exhibit A — Form of Assignment and Assumption
Exhibit B — Form of Opinion of Loan Parties’ Counsel
Exhibit C — Form of Increasing Lender Supplement
Exhibit D — Form of Augmenting Lender Supplement
Exhibit E — List of Closing Documents
Exhibit F — Form of Intercompany Note

          CREDIT AGREEMENT (this “Agreement”) dated as of March 15, 2010 among KENDLE INTERNATIONAL INC., the LENDERS from time to time party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.
          The parties hereto agree as follows:
ARTICLE I
Definitions
          SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
          “ABR”, when used in reference to any Loan or Borrowing, refers to a Loan, or the Loans comprising such Borrowing, bearing interest at a rate determined by reference to the Alternate Base Rate.
          “Acquisition Consideration” means the purchase consideration for any Permitted Acquisition and all other payments (other than any fees or expenses associated with such Permitted Acquisition, including in connection with any bona fine employment agreements, severance payments, roll-overs and other payments in connection with options and similar payments) by the Borrower or any of its Subsidiaries in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business; provided that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve or accrual, if any, required under GAAP at the time of such sale to be established in respect thereof by the Borrower or any of its Subsidiaries, and the value of any non-cash consideration shall be the fair market value of such consideration (including any assumed liability).
          “Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the sum of (i) (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate plus, without duplication and (ii) in the case of Loans by a Lender from its office or branch in the United Kingdom, the Mandatory Cost.
          “Administrative Agent” means JPMorgan Chase Bank, N.A. (including its branches and affiliates), in its capacity as administrative agent for the Lenders hereunder.
          “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
          “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, however, that, for purposes of Section 6.09, the term “Affiliate” shall also include (i) any person that directly or indirectly owns more than 10% of any class of Equity Interests of the person specified or (ii) any person that is an executive officer or director of the person specified.

          “Aggregate Commitment” means the aggregate of the Commitments of all of the Lenders, as reduced or increased from time to time pursuant to the terms and conditions hereof. As of the Effective Date, the Aggregate Commitment is $35,000,000.
          “Agreed Currencies” means (i) Dollars, (ii) euro, (iii) Pounds Sterling and (iv) any other freely convertible and freely traded Foreign Currency agreed to by the Administrative Agent and each of the Lenders.
          “Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.
          “Anti-Terrorism Laws” shall have the meaning assigned to such term in Section 3.21.
          “Applicable Percentage” means, with respect to any Lender, the percentage of the Aggregate Commitment represented by such Lender’s Commitment; provided that, in the case of Section 2.22 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the Aggregate Commitment (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.
          “Applicable Rate” means, for any day, with respect to any Eurocurrency Revolving Loan or any ABR Revolving Loan or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Eurocurrency Spread”, “ABR Spread” or “Commitment Fee Rate”, as the case may be, based upon the Total Leverage Ratio applicable on such date:

		Eurocurrency	ABR	Commitment
	Total Leverage Ratio:	Spread	Spread	Fee Rate
Category 1:	< 1.50 to 1.00	3.00%	2.00%	0.50%
Category 2:	≥ 1.50 to 1.00 but	3.25%	2.25%	0.50%
	< 2.50 to 1.00
Category 3:	≥ 2.50 to 1.00 but	3.50%	2.50%	0.50%
	< 3.00 to 1.00
Category 4:	≥ 3.00 to 1.00	3.75%	2.75%	0.50%
     For purposes of the foregoing,
     (i) if at any time the Borrower fails to deliver or file as required by Section 5.01 the Financials on or before the date the Financials are due pursuant to Section 5.01, Category 4 shall be deemed applicable for the period commencing three (3) Business Days after the required date of delivery and ending on the date which is three (3) Business Days after the Financials are actually delivered, after which the Category shall be determined in accordance with the table above as applicable;
     (ii) adjustments, if any, to the Category then in effect shall be effective three (3) Business Days after the Administrative Agent has received or is deemed to have received the applicable Financials (it being understood and agreed that each change in Category shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change); and
     (iii) notwithstanding the foregoing, Category 2 shall be deemed to be applicable until the Administrative Agent’s receipt or deemed receipt of the applicable Financials for the Borrower’s first full fiscal quarter ending after the Effective Date and adjustments to the Category then in effect shall thereafter be effected in accordance with the preceding paragraphs.
          “Approved Fund” has the meaning assigned to such term in Section 9.04.
          “Asset Sale” means (a) any conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger or consolidation and including any Sale and Leaseback Transaction) of any property excluding sales of inventory and dispositions of cash and cash equivalents, in each case, in the ordinary course of business, by the Borrower or any of its Subsidiaries and (b) any issuance or sale of any Equity Interests of any Subsidiary of the Borrower, in the case of either (a) or (b), to any person other than (i) the Borrower, (ii) any Subsidiary Guarantor, (iii) other than for purposes of Section 6.06, in the case of any Loan Party, any other Subsidiary or (iv) in the case of any Subsidiary which is not a Subsidiary Guarantor, any other Subsidiary.
          “Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
          “Attributable Indebtedness” means, when used with respect to any Sale and Leaseback Transaction, as at the time of determination, the present value (discounted at a rate equivalent to the Borrower’s then-current weighted average cost of funds for borrowed money with respect to financing for the type of asset subject to and with an average life approximately equal to the term of such Sale and Leaseback as at the time of determination) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.
          “Augmenting Lender” has the meaning assigned to such term in Section 2.20.
          “Authorization” shall have the meaning assigned to such term in Section 3.08(b)(ii).
          “Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.
          “Available Revolving Commitment” means, at any time, the Aggregate Commitment then in effect minus the Revolving Credit Exposure of all the Lenders at such time; it being understood and agreed that, to the extent there are at least two Lenders that are not Affiliates, any Lender’s Swingline Exposure shall not be deemed to be a component of the Revolving Credit Exposure for purposes of calculating the commitment fee under Section 2.12(a).

          “Banking Services” means each and any of the following bank services provided to the Borrower or any Subsidiary by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, commercial credit cards and purchasing cards), (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services) and shall include, without limitation, the Overdraft Facility.
          “Banking Services Agreement” means any agreement entered into by the Borrower or any Subsidiary in connection with Banking Services.
          “Banking Services Obligations” means any and all obligations of the Borrower or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.
          “Board” means the Board of Governors of the Federal Reserve System of the United States.
          “Board of Directors” means, with respect to any person, (i) in the case of any corporation, the board of directors of such person, (ii) in the case of any limited liability company, the board of managers of such person, (iii) in the case of any partnership, the Board of Directors of the general partner of such person and (iv) in any other case, the functional equivalent of the foregoing.
          “Borrower” means Kendle International Inc., an Ohio corporation.
          “Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.
          “Borrowing Request” means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03.
          “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City and, in the case of any day on which a payment is due from the Borrower, Cincinnati, Ohio are authorized or required by law to remain closed; provided that, when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in the relevant Agreed Currency in the London interbank market or the principal financial center of such Agreed Currency (and, if the Borrowings or LC Disbursements which are the subject of a borrowing, drawing, payment, reimbursement or rate selection are denominated in euro, the term “Business Day” shall also exclude any day on which the TARGET payment system is not open for the settlement of payments in euro).
          “Capital Assets” means, with respect to any person, all equipment, fixed assets and Real Property or improvements of such person, or replacements or substitutions therefor or additions thereto, that, in accordance with GAAP, have been or should be reflected as additions to property, plant or equipment on the balance sheet of such person.
          “Capital Expenditures” means, for any period, without duplication, all expenditures made directly or indirectly by the Borrower and its Subsidiaries during such period for Capital Assets (whether paid in cash or other consideration, financed by the incurrence of Indebtedness or accrued as a liability), but excluding any portion of such increase attributable solely to acquisitions of property, plant and equipment in Permitted Acquisitions or any Sale and Leaseback Transaction permitted by Section 6.03. For purposes of this definition, the purchase price of equipment or other fixed assets that are purchased simultaneously with the trade-in of existing assets or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such assets for the assets being traded in at such time or the amount of such insurance proceeds, as the case may be.
          “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP, in each case, as GAAP is in effect on the Effective Date.
          “Cash Equivalents” means, as to any person, (a) securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) and securities issued, or directly, unconditionally and fully guaranteed or insured, by any government sponsored enterprise, including the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association and the Federal Home Loan Bank, rated at least AAA or the equivalent thereof by S&P or Aaa or the equivalent thereof by Moody’s, and, in each case, having maturities of not more than one year from the date of acquisition by such person; (b) time deposits and certificates of deposit of any Lender or any commercial bank (i) having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $500.0 million and a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) with maturities of not more than one year from the date of acquisition by such person or (ii) in the case of Cash Equivalents held by a Foreign Subsidiary, organized or authorized to do business under the laws of any other jurisdiction in which such Foreign Subsidiary is organized or does business having capital and surplus (or the equivalent) aggregating in excess of the equivalent at $100.0 million; (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any bank, or securities intermediary which is an Affiliate of a bank, meeting the qualifications specified in clause (b) above, which repurchase obligations are secured by a valid perfected security interest in the underlying securities; (d) commercial paper issued by any person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s, and in each case maturing not more than one year after the date of acquisition by such person; (e) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (d) above or with a rating of at least AA (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization; and (f) demand deposit accounts maintained in the ordinary course of business.
          “Casualty Event” means any involuntary loss of title, any involuntary loss of, damage to or any destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of the Borrower or any of its Subsidiaries. “Casualty Event” shall include but not be limited to any taking of all or any part of any Real Property of any person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Requirement of Law, or by reason of the requisition of the use or occupancy of all or any part of any Real Property of any person or any part thereof for any period in excess of 90 days by any Governmental Authority, civil or military, or any settlement in lieu thereof.

          “CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C.ss. 9601 et seq. and all implementing regulations.
          A “Change in Control” shall be deemed to have occurred if:
          (a) at any time a change of control occurs as defined in the Overdraft Facility (if applicable) or the documents relating to other Indebtedness with an aggregate outstanding principal amount exceeding $20.0 million;
          (b) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), together with its Affiliates, other than Candace Kendle and Christopher C. Bergen, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of an amount of Equity Interests of Borrower entitled to 35% or more of the total voting power of Borrower; or
          (c) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Borrower (together with any new directors whose election to such Board of Directors or whose nomination for election was approved by a vote of a majority of the members of the Board of Directors of Borrower, which members comprising such majority are then still in office and were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Borrower.
          For purposes of this definition, a person shall not be deemed to have beneficial ownership of Equity Interests subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.
          “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
          “Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.
          “Code” means the Internal Revenue Code of 1986, as amended from time to time.
          “Collateral” means any and all property owned, leased or operated by a Person covered by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Administrative Agent, on behalf of itself and the Secured Parties, to secure the Secured Obligations.
          “Collateral Documents” means, collectively, the Security Agreement, the Mortgages and all other agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect or evidence Liens to secure the Secured Obligations, including, without limitation, all other security agreements, pledge agreements, mortgages or deeds of trust, now, or hereafter executed by the Borrower or any of its Subsidiaries and delivered to the Administrative Agent.
          “Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or terminated from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.20 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or other documentation contemplated hereby pursuant to which such Lender shall have assumed its Commitment, as applicable.
          “Companies” means the Borrower and its Subsidiaries; and “Company” means any one of them.
          “Compliance Certificate” means a certificate of a Financial Officer in his or her official (and not individual) capacity substantially in a form acceptable to the Administrative Agent.
          “Computation Date” is defined in Section 2.04.
          “Consolidated Amortization Expense” means, for any period, the amortization expense of the Borrower and its Subsidiaries for such period, calculated on a consolidated basis in accordance with GAAP.
          “Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period, less the sum of (a) interest on any debt paid “in kind” or by the increase in the principal amount of such debt including by issuance of additional debt of such kind, (b) items described in clause (c) or, other than to the extent paid in cash, clause (g) of the definition of “Consolidated Interest Expense” and (c) in the case of any Convertible Debt, any interest expense in excess of interest paid in cash at the stated coupon rate, including any such interest expense pursuant to FSP ABP 14-1.
          “Consolidated Depreciation Expense” means, for any period, the depreciation expense of the Borrower and its Subsidiaries for such period, calculated on a consolidated basis in accordance with GAAP.
          “Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, adjusted by (x) adding thereto, in each case only to the extent (and in the same proportion) deducted in determining such Consolidated Net Income and without duplication:
     (a) Consolidated Interest Expense for such period,
     (b) Consolidated Amortization Expense for such period,
     (c) Consolidated Depreciation Expense for such period,
     (d) Consolidated Tax Expense for such period,
     (e) restructuring charges incurred by the Borrower and its Subsidiaries in the second, third and fourth quarters of its 2009 fiscal year in an aggregate amount not to exceed $10,900,000,

     (f) unamortized debt issuance costs expensed by the Borrower and its Subsidiaries in the first or second quarters of its 2010 fiscal year in an aggregate amount not to exceed $670,000, and
     (g) the aggregate amount of all other non-cash charges reducing Consolidated Net Income (excluding any non-cash charge that results in a reserve for cash charges in any future period other than any such charges permitted in the definition of Consolidated Net Income) for such period, and
(y) subtracting therefrom the aggregate amount of all non-cash items increasing Consolidated Net Income (other than the accrual of revenue or recording of receivables in the ordinary course of business or the reversal of any reserve so long as the reversal of such reserve occurs not later than twelve months after creation of such reserve) for such period.
Consolidated EBITDA shall be calculated on a Pro Forma Basis to give effect to any Permitted Acquisition and Asset Sales (other than any dispositions in the ordinary course of business) consummated at any time on or after the first day of the Test Period thereof as if each such Permitted Acquisition had been effected on the first day of such period and as if each such Asset Sale had been consummated on the day prior to the first day of such period.
          “Consolidated Indebtedness” means, as at any date of determination, the aggregate amount of all Indebtedness and all LC Exposure of the Borrower and its Subsidiaries, calculated on a consolidated basis in accordance with GAAP.
          “Consolidated Interest Coverage Ratio” means, for any Test Period, the ratio of (x) Consolidated EBITDA for such Test Period to (y) Consolidated Cash Interest Expense for such Test Period.
          “Consolidated Interest Expense” means, for any period, the total consolidated interest expense of the Borrower and its Subsidiaries for such period calculated on a consolidated basis in accordance with GAAP plus, without duplication:
     (a) imputed interest on Capital Lease Obligations and Attributable Indebtedness of the Borrower and its Subsidiaries for such period;
     (b) commissions, discounts and other fees and charges owed by the Borrower or any of its Subsidiaries with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings for such period;
     (c) amortization of debt issuance costs, debt discount or premium and other financing fees and expenses incurred by the Borrower or any of its Subsidiaries for such period;
     (d) cash contributions to any employee stock ownership plan or similar trust made by the Borrower or any of its Subsidiaries to the extent such contributions are used by such plan or trust to pay interest or fees to any person (other than the Borrower or a Wholly Owned Subsidiary) in connection with Indebtedness incurred by such plan or trust for such period;
     (e) all interest paid or payable with respect to discontinued operations of the Borrower or any of its Subsidiaries for such period;
     (f) the interest portion of any deferred payment obligations of the Borrower or any of its

Subsidiaries for such period;
     (g) all interest paid or due and payable by the Borrower or any of its Subsidiaries on any Indebtedness of the Borrower or any of its Subsidiaries of the type described in clause (e) or (j) of the definition of “Indebtedness” for such period;
provided that (a) to the extent directly related to the Transactions, debt issuance costs, debt discount or premium and other financing fees and expenses shall be excluded from the calculation of Consolidated Interest Expense and (b) Consolidated Interest Expense shall be calculated after giving effect to all payments made and received under Swap Agreements related to interest rates (including associated costs), but excluding unrealized gains and losses with respect to Swap Agreements related to interest rates. Consolidated Interest Expense shall be calculated on a Pro Forma Basis to give effect to any Indebtedness incurred, assumed or permanently repaid or extinguished during the relevant Test Period in connection with any Permitted Acquisitions and Asset Sales (other than any dispositions in the ordinary course of business) as if such incurrence, assumption, repayment or extinguishing had been effected on the first day of such Test Period.
          “Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries calculated on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:
     (a) the net income (or loss) of any person (other than a Subsidiary) in which any person other than the Borrower and its Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by the Borrower or (subject to clause (b) below) any of its Subsidiaries during such period;
     (b) the net income of any Subsidiary of the Borrower during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not permitted by operation of the terms of its Organizational Documents or any agreement, instrument or Requirement of Law applicable to that Subsidiary during such period, except that the Borrower’s equity in net loss of any such Subsidiary for such period shall be included in determining Consolidated Net Income;
     (c) any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by the Borrower or any of its Subsidiaries upon any Asset Sale (other than any dispositions in the ordinary course of business) by the Borrower or any of its Subsidiaries;
     (d) unrealized gains and losses due solely to fluctuations in currency values and the related tax effects determined in accordance with GAAP for such period;
     (e) earnings (or losses) resulting from any reappraisal, revaluation or write-up or write-down of assets;
     (f) unrealized gains and losses with respect to Swap Obligations or Convertible Debt Derivative Obligations for such period; and
     (g) any extraordinary gain (or extraordinary loss), together with any related provision for taxes on any such gain (or the tax effect of any such loss), recorded or recognized by Borrower or any of its Subsidiaries during such period.

          “Consolidated Senior Secured Indebtedness” means, for any period, the principal amount of the Loans of the Borrower and its Subsidiaries for such period, calculated on a consolidated basis in accordance with GAAP.
          “Consolidated Tax Expense” means, for any period, the tax expense (including deferred tax expense) of the Borrower and its Subsidiaries, for such period, calculated on a consolidated basis in accordance with GAAP.
          “Contested Collateral Lien Conditions” means, with respect to any Permitted Lien of the type described in clauses (a), (b), (e) and (f) of Section 6.02, the following conditions:
     (a) the Borrower shall cause any proceeding instituted contesting such Lien to stay the sale or forfeiture of any portion of the Collateral on account of such Lien;
     (b) at the option and at the request of the Administrative Agent, to the extent such Lien is in an amount in excess of $100,000, the appropriate Loan Party shall maintain cash reserves in an amount sufficient to pay and discharge such Lien and the Administrative Agent’s reasonable estimate of all interest and penalties related thereto; and
     (c) such Lien shall in all respects subordinate in priority to the Lien and security interest created and evidenced by the Collateral Documents, except if and to the extent that the Requirement of Law creating, permitting or authorizing such Lien provides that such Lien is or must be superior to the Lien and security interest created and evidenced by the Collateral Documents.
          “Contingent Obligation” means, as to any person, any obligation, agreement, understanding or arrangement of such person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; (d) with respect to bankers’ acceptances, letters of credit and similar credit arrangements, until a reimbursement obligation arises (which reimbursement obligation shall constitute Indebtedness); or (e) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product or service warranties or any indemnity or similar obligations incurred in connection with, or relating to, any Permitted Acquisition. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

          “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
          “Convertible Debt” means with respect to any person, Indebtedness of such person which either at the option of the holder or such person or upon the occurrence of any event may or must be converted to or exchanged for any Equity Interest in such person (other than Disqualified Capital Stock).
          “Convertible Debt Derivative Obligation” means any convertible debt hedge transaction entered into in connection with a Convertible Debt Issuance, including any call options related thereto and any related warrant transactions.
          “Convertible Debt Issuance” means the incurrence by the Borrower or any of its Subsidiaries of any Indebtedness after the Effective Date constituting Convertible Debt.
          “Convertible Notes” means the Convertible Notes due July 15, 2012 issued by the Borrower.
          “Credit Event” means a Borrowing, the issuance of a Letter of Credit, an LC Disbursement or any of the foregoing.
          “CSA” shall have the meaning assigned to such term in Section 3.22.
          “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
          “Defaulting Lender” means any Lender, as determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit or Swingline Loans within three (3) Business Days of the date required to be funded by it hereunder, (b) notified the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three (3) Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

          “Disqualified Capital Stock” means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in (a) above, in each case at any time on or prior to the first anniversary of the Maturity Date, or (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations; provided, however, that any Equity Interests that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the first anniversary of the Maturity Date shall not constitute Disqualified Capital Stock if such Equity Interests provide that the issuer thereof will not redeem any such Equity Interests pursuant to such provisions prior to the repayment in full of the Obligations.
          “Dividend” with respect to any person means that such person has declared or paid a dividend or returned any equity capital to the holders of its Equity Interests or authorized or made any other distribution, payment or delivery of property (other than Qualified Capital Stock of such person) or cash to the holders of its Equity Interests as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any of its Equity Interests outstanding (or any options or warrants issued by such person with respect to its Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for consideration any of the Equity Interests of such person outstanding (or any options or warrants issued by such person with respect to its Equity Interests). Without limiting the foregoing, “Dividends” with respect to any person shall also include all payments made or required to be made by such person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.
          “Dollar Amount” of any currency at any date shall mean (i) the amount of such currency if such currency is Dollars or (ii) the equivalent in such currency of Dollars if such currency is a Foreign Currency, calculated on the basis of the Exchange Rate for such currency, on or as of the most recent Computation Date provided for in Section 2.04.
          “Dollars” or “$” refers to lawful money of the United States.
          “Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States.
          “Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
          “Embargoed Person” shall have the meaning assigned to such term in Section 6.20.
          “Enforcement Action” shall have the meaning assigned to such term in Section 3.22.
          “Environment” means ambient air, indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources, the workplace or as otherwise defined in any Environmental Law.

          “Environmental Claim” means any claim, notice, demand, order, action, suit, proceeding or other communication alleging liability for or obligation with respect to any investigation, remediation, removal, cleanup, response, corrective action, damages to natural resources, personal injury, property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Release or threatened Release in or into the Environment of Hazardous Material at any location or (ii) any violation or alleged violation of any Environmental Law, and shall include any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to health, safety or the Environment.
          “Environmental Permit” means any permit, license, approval, registration, notification, exemption, consent or other authorization are required by or from a Governmental Authority under Environmental Law.
          “Environmental Law” means any and all present and future treaties, laws, statutes, ordinances, regulations, rules, decrees, orders, judgments, consent orders, consent decrees, code or other binding requirements, and the common law, relating to protection of public health or the Environment, the Release or threatened Release of Hazardous Material, natural resources or natural resource damages, or occupational safety or health, and any and all Environmental Permits.
          “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened Release of any Hazardous Materials into the Environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
          “Equity Interest” means, with respect to any person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued after the Effective Date, but excluding debt securities convertible or exchangeable into such equity.
          “Equivalent Amount” of any currency with respect to any amount of Dollars at any date shall mean the equivalent in such currency of such amount of Dollars, calculated on the basis of the Exchange Rate for such other currency at 11:00 a.m., London time, on the date on or as of which such amount is to be determined.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.
          “ERISA Affiliate” means, with respect to any person, any trade or business (whether or not incorporated) that, together with such person, is treated as a single employer under Section 414 of the Code.
          “ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived by regulation); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence by any Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by any Company or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (g) the incurrence by any Company or any of its ERISA Affiliates of any liability with respect to the withdrawal from any Plan or Multiemployer Plan; (h) the receipt by any Company or its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (i) the “substantial cessation of operations” within the meaning of Section 4062(e) of ERISA with respect to a Plan; (j) the making of any amendment to any Plan which could result in the imposition of a lien or the posting of a bond or other security; and (k) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to any Company in excess of $500,000.
          “EU” means the European Union.
          “euro” and/or “EUR” means the single currency of the participating member states of the EU.
          “Eurocurrency”, when used in reference to a currency means an Agreed Currency and when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.
          “Eurocurrency Payment Office” of the Administrative Agent shall mean, for each Foreign Currency, the office, branch, affiliate or correspondent bank of the Administrative Agent for such currency as specified from time to time by the Administrative Agent to the Borrower and each Lender.
          “Event of Default” has the meaning assigned to such term in Section 7.01.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          “Exchange Rate” means, on any day, with respect to any Foreign Currency, the rate at which such Foreign Currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m., Local Time, on such date on the Reuters World Currency Page for such Foreign Currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate with respect to such Foreign Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent or, in the event no such service is available, such Exchange Rate shall instead be calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Administrative Agent for such Foreign Currency on the London market at 11:00 a.m., Local Time, on such date for the purchase of Dollars with such Foreign Currency, for delivery two Business Days later; provided, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Borrower, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

          “Excluded Intercompany Note” means any promissory note between a Foreign Subsidiary and any Loan Party.
          “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a) and (d) any tax, penalty, fine or interest resulting from the failure of any such Person to timely file and pay any relevant Tax which is either an Excluded Tax or a Tax for which the Loan Parties have indemnified such Person in accordance with the terms hereof.
          “Executive Order” shall have the meaning assigned to such term in Section 3.21.
          “Existing Credit Agreement” means the Credit Agreement, dated as of August 16, 2006, by and among the Borrower, certain of its subsidiaries, the lenders party thereto from time to time and UBS AG, Stamford Branch, as administrative agent, as amended, supplemented or otherwise modified prior to the Effective Date.
          “Existing Lien” shall have the meaning assigned to such term in Section 6.02(c).
          “FDA” shall have the meaning assigned to such term in Section 3.22.
          “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
          “FFDCA” shall have the meaning assigned to such term in Section 3.22.
          “Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.
          “Financials” means the annual or quarterly financial statements, and accompanying certificates and other documents, of the Borrower and its Subsidiaries required to be delivered pursuant to Section 5.01(a) or 5.01(b).
          “FIRREA” means the Federal Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

          “Foreign Currencies” means Agreed Currencies other than Dollars.
          “Foreign Currency LC Exposure” means, at any time, the sum of (a) the Dollar Amount of the aggregate undrawn and unexpired amount of all outstanding Foreign Currency Letters of Credit at such time plus (b) the aggregate principal Dollar Amount of all LC Disbursements in respect of Foreign Currency Letters of Credit that have not yet been reimbursed at such time.
          “Foreign Currency Letter of Credit” means a Letter of Credit denominated in a Foreign Currency.
          “Foreign Electing Subsidiary” means any Foreign Subsidiary which is a direct Subsidiary of a Subsidiary Guarantor or another Foreign Electing Subsidiary and which is disregarded as an entity separate from such Person for U.S. federal income tax purposes.
          “Foreign Intercompany Notes” means such Foreign Intercompany Notes as set forth on Schedule 6.04(f).
          “Foreign Lender” means any Lender that is not, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation, partnership or other entity treated as a corporation or partnership created or organized in or under the laws of the United States, or any political subdivision thereof, (iii) an estate whose income is subject to U.S. federal income taxation regardless of its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust.
          “Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by any Company with respect to employees employed outside the United States comparable in scope and nature of liability to the Borrower and/or its Subsidiaries, as applicable, to a Plan.
          “Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.
          “GAAP” means generally accepted accounting principles in the United States applied on a consistent basis.
          “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
          “Governmental Real Property Disclosure Requirements” means any Requirement of Law of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property, facility, establishment or business, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including any transfer of control) of any Real Property, facility, establishment or business, of the actual or threatened presence or Release in or into the Environment, or the use, disposal or handling of Hazardous Material on, at, under or near the Real Property, facility, establishment or business to be sold, leased, mortgaged, assigned or transferred.

          “guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term “guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.
          “Guaranteed Obligations” means the Banking Services Obligations and the Swap Obligations.
          “Hazardous Materials” means the following: hazardous substances; hazardous wastes; polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs; asbestos or any asbestos-containing materials in any form or condition; radon or any other radioactive materials including any source, special nuclear or by-product material; petroleum, crude oil or any fraction thereof; and any other pollutant or contaminant or chemicals, wastes, materials, compounds, constituents or substances, subject to regulation or which can give rise to liability under any Environmental Laws.
          “Health Care Laws” means (i) all federal and state fraud and abuse laws, including, but not limited to the federal Anti-Kickback Statute (42 U.S.C.ss.1320a-7b(b)), the Stark Law (42 U.S.C.ss.1395nn), the civil False Claims Act (31 U.S.C.ss.3729 et seq.), Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code and the regulations promulgated pursuant to such statutes; (ii) the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. 1320d et seq.), the regulations promulgated thereunder and comparable state data privacy and security laws; (iii) Medicare (Title XVIII of the Social Security Act) and the regulations promulgated thereunder; (iv) Medicaid (Title XIX of the Social Security Act) and the regulations promulgated thereunder; (v) quality, safety and accreditation standards and requirements of all applicable state laws or regulatory bodies; (vi) licensure laws and regulations; and (vii) any and all other applicable health care laws, regulations, manual provisions, policies and administrative guidance, each of (i) through (vii) as may be amended from time to time and, with respect to any Loan Party or Subsidiary, to the extent applicable to such Loan Party or Subsidiary.
          “Increasing Lender” has the meaning assigned to such term in Section 2.20.
          “Incremental Term Loan” has the meaning assigned to such term in Section 2.20.
          “Incremental Term Loan Amendment” has the meaning assigned to such term in Section 2.20.
          “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or advances; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person; (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business on normal trade terms and not overdue by more than 90 days); (e) all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, but limited to the fair market value of such property; (f) all Capital Lease Obligations, Purchase Money Obligations and synthetic lease obligations of such Person; (g) all Swap Obligations and Convertible Debt Derivative Obligations to the extent required to be reflected on a balance sheet of such Person; (h) all Attributable Indebtedness of such Person; (i) all obligations of such Person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; and (j) all Contingent Obligations of such Person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that terms of such Indebtedness expressly provide that such Person is not liable therefor.
          “Indemnified Taxes” means Taxes other than Excluded Taxes.
          “Insurance Policies” means the insurance policies and coverages required to be maintained by each Loan Party which is an owner of Mortgaged Property with respect to the applicable Mortgaged Property pursuant to Section 5.04 and all renewals and extensions thereof.
          “Insurance Requirements” means, collectively, all provisions of the Insurance Policies, all requirements of the issuer of any of the Insurance Policies and all orders, rules, regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon each Loan Party which is an owner of Mortgaged Property and applicable to the Mortgaged Property or any use or condition thereof.
          “Intellectual Property” shall have the meaning assigned to such term in Section 3.06(a).
          “Intercompany Note” means a promissory note substantially in the form of Exhibit F.
          “Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08.
          “Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December and the Maturity Date, (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid and the Maturity Date.
          “Interest Period” means with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

          “Investments” shall have the meaning assigned to such term in Section 6.04.
          “Issuing Bank” means JPMorgan Chase Bank, N.A., in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
          “LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).
          “LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.
          “LC Exposure” means, at any time, the sum of (a) the aggregate undrawn Dollar Amount of all outstanding Letters of Credit at such time plus (b) the aggregate Dollar Amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
          “Leases” means any and all leases, subleases, tenancies, rental agreements, occupancy agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property for which any consideration (whether or not payable in cash) is paid by the lessee or received by the lessor.
          “Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a Lender hereunder pursuant to Section 2.20 or pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.
          “Letter of Credit” means any letter of credit issued pursuant to this Agreement.
          “LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, the rate appearing on, in the case of Dollars, Reuters Screen LIBOR01 Page and, in the case of any Foreign Currency, the appropriate page of such service which displays British Bankers Association Interest Settlement Rates for deposits in such Foreign Currency (or, in each case, on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in the relevant Agreed Currency in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to (or, in the case of Loans denominated in Pounds Sterling, on the day of) the commencement of such Interest Period, as the rate for deposits in the relevant Agreed Currency with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurocurrency Borrowing for such Interest Period shall be the rate at which deposits in the relevant Agreed Currency in an Equivalent Amount of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to (or, in the case of Loans denominated in Pounds Sterling, on the day of) the commencement of such Interest Period.

          “Lien” means, with respect to any property, (a) any mortgage, deed of trust, lien, pledge, encumbrance, claim, charge, assignment, hypothecation, security interest or encumbrance of any kind or any arrangement to provide priority or preference, including any easement, right-of-way or other encumbrance on title to Real Property, in each of the foregoing cases whether voluntary or imposed by law, and any agreement to give any of the foregoing; (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property; and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
          “Loan Documents” means this Agreement, any promissory notes issued pursuant to Section 2.10(e) of this Agreement, any Letter of Credit applications, the Collateral Documents, the Subsidiary Guaranty, and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered to, or in favor of, the Administrative Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Administrative Agent or any Lender in connection with the Agreement or the transactions contemplated thereby. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.
          “Loan Parties” means, collectively, the Borrower and the Subsidiary Guarantors.
          “Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.
          “Local Time” means (i) New York City time in the case of a Loan, Borrowing or LC Disbursement denominated in Dollars and (ii) local time in the case of a Loan, Borrowing or LC Disbursement denominated in a Foreign Currency (it being understood that such local time shall mean London, England time unless otherwise notified by the Administrative Agent).
          “Mandatory Cost” is described in Schedule 2.02.
          “Margin Stock” shall have the meaning assigned to such term in Regulation U.
          “Material Adverse Effect” means (a) a material adverse effect on the business, property, operations, prospects or condition (financial or otherwise) or material agreements of the Borrower and the Subsidiaries taken as a whole, (b) a material impairment of the ability of the Loan Parties to fully and timely perform any of their obligations under any Loan Document, (c) a material impairment of the rights of or benefits or remedies available to the Lenders or the Administrative Agent under any Loan Document or (d) a material adverse effect on the Collateral or the Liens in favor of the Administrative Agent (for its benefit and for the benefit of the other Secured Parties) on the Collateral or the priority of such Liens.
          “Material Foreign Subsidiaries” means each of the following (a) any Foreign Subsidiary which generates revenues from operations equal to or greater than 10% of the revenues from operations of Borrower and its Subsidiaries on a consolidated basis for the twelve-month period ended at the end of the period covered by the financial statements set forth below; and (b) to the extent the aggregate revenue of all Foreign Subsidiaries designated Material Foreign Subsidiaries pursuant to subsection (a) above, plus the revenue of the Borrower and each Subsidiary which is not a Foreign Subsidiary does not represent 80% of the revenues from operations of Borrower and its Subsidiaries on a consolidated basis for the twelve month period ended at the end of the period covered by the financial statements set forth below, any combination of Foreign Subsidiaries designated by the Borrower which, when considered together with all other Material Foreign Subsidiaries, in the aggregate exceed such revenue thresholds. All such determinations shall be made based on the financial statements of the Borrower delivered pursuant to Section 5.01(a) of the Credit Agreement. Solely for the purpose of determining the revenue of any Foreign Subsidiary for purposes of clause (b) above, such revenue shall be determined on a consolidated basis including the revenue of each direct or indirect Subsidiary of such Foreign Subsidiary.
          “Material Indebtedness” means any Indebtedness (other than the Loans and Letters of Credit), Convertible Debt Derivative Obligations or Swap Obligations of the Borrower or any of its Subsidiaries in an aggregate outstanding principal amount exceeding $15.0 million. For purposes of determining Material Indebtedness, the “principal amount” in respect of any Convertible Debt Derivative Obligations or Swap Obligations of any Loan Party at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Loan Party would be required to pay if the related document evidencing such Convertible Debt Derivative Obligations or the related Swap Agreement were terminated at such time.
          “Maturity Date” means (i) if five percent (5%) or more of the aggregate outstanding principal amount of the Borrower’s Convertible Notes as of the Effective Date has not been redeemed or repaid in full on or prior to January 15, 2012, January 15, 2012 and (ii) if more than ninety-five percent (95%) of the aggregate outstanding principal amount of the Borrower’s Convertible Notes as of the Effective Date has been redeemed or repaid in full on or prior to January 15, 2012, March 31, 2015.
          “Moody’s” means Moody’s Investors Service, Inc.
          “Mortgage” means an agreement, including, but not limited to, a mortgage, deed of trust or any other document, creating, conveying or evidencing a Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the Secured Parties, on a Mortgaged Property, which shall be in a form reasonably satisfactory to the Administrative Agent, in each case, with such schedules and including such provisions as shall be necessary to conform such document to applicable local or foreign law or as shall be customary under applicable local or foreign law and including any amendment, restatement, modification or supplement thereto.
          “Mortgage Instruments” means such title reports, ALTA title insurance policies (with endorsements), evidence of zoning compliance, property insurance, flood certifications and flood insurance, opinions of counsel, ALTA surveys, appraisals, flood certifications (and, if applicable FEMA form acknowledgements of insurance), environmental assessments and reports, mortgage tax affidavits and declarations and other similar information and related certifications as are requested by, and in form and substance reasonably acceptable to, the Administrative Agent from time to time.
          “Mortgaged Property” means each Real Property, if any, which shall be subject to a Mortgage delivered after the Effective Date pursuant to Section 5.11(c).
          “Multiemployer Plan” means a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA (a) to which any Company or any ERISA Affiliate is then making or accruing an obligation to make contributions; (b) to which any Company or any ERISA Affiliate has within the preceding five plan years made contributions; or (c) with respect to which any Company could incur liability.
          “Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Borrower and its Subsidiaries to any of the Lenders, the Administrative Agent, the Issuing Bank or any indemnified party, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, in each case, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement or other obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof.
          “OFAC” shall have the meaning assigned to such term in Section 3.21.
          “Officers’ Certificate” means a certificate executed by the chairman of the Board of Directors (if an officer) of the Borrower, the chief executive officer of the Borrower or the president of the Borrower or one of the Financial Officers, each in his or her official (and not individual) capacity.
          “Organizational Documents” means, with respect to any person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such person and (v) in any other case, the functional equivalent of the foregoing.
          “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of this Agreement or any other Loan Document.
          “Overdraft Facility” means each overdraft facility by and between any Foreign Subsidiaries of the Borrower and a financial institution that is a Lender or an Affiliate of a Lender and the guaranty by the Borrower and each other Subsidiary Guarantor of the obligations of such Foreign Subsidiary thereunder pursuant to Article X hereof and the Subsidiary Guaranty, as applicable.
          “Overnight Foreign Currency Rate” means, for any amount payable in a Foreign Currency, the rate of interest per annum as determined by the Administrative Agent at which overnight or weekend deposits in the relevant currency (or if such amount due remains unpaid for more than three (3) Business Days, then for such other period of time as the Administrative Agent may elect) for delivery in immediately available and freely transferable funds would be offered by the Administrative Agent to major banks in the interbank market upon request of such major banks for the relevant currency as determined above and in an amount comparable to the unpaid principal amount of the related Credit Event, plus any taxes, levies, imposts, duties, deductions, charges or withholdings imposed upon, or charged to, the Administrative Agent by any relevant correspondent bank in respect of such amount in such relevant currency.
          “Participant” has the meaning set forth in Section 9.04.
          “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
          “Permitted Acquisition” means any transaction or series of related transactions for the direct or indirect (a) acquisition of all or substantially all of the property of any person, or of any business or division of any person; (b) acquisition of all of the Equity Interests of any person not then owned by the Borrower or any Subsidiary, and otherwise causing such person to become a Subsidiary of such person; or (c) merger or consolidation or any other combination with any person, if each of the following conditions is met:
     (i) no Default then exists or would result therefrom;
     (ii) after giving effect to such transaction on a Pro Forma Basis, the Borrower shall be in compliance with all covenants set forth in Section 6.10 as of the most recent Test Period (assuming, for purposes of Section 6.10, that such transaction, and all other Permitted Acquisitions consummated since the first day of the relevant Test Period for each of the financial covenants set forth in Section 6.10 ending on or prior to the date of such transaction, had occurred on the first day of such relevant Test Period);
     (iii) the person or business to be acquired shall be, or shall be engaged in, a business of the type that the Borrower and the Subsidiaries are permitted to be engaged in under Section 6.14 and except as otherwise permitted hereby the property acquired in connection with any such transaction shall be made subject to the Lien of the Collateral Documents and shall be free and clear of any Liens, other than Permitted Collateral Liens;
     (iv) the Board of Directors of the person to be acquired shall not have indicated publicly its opposition to the consummation of such acquisition (which opposition has not been publicly withdrawn);
     (v) all transactions in connection therewith shall be consummated in accordance with all applicable Requirements of Law;
     (vi) with respect to any transaction involving Acquisition Consideration of more than $25.0 million, unless the Administrative Agent shall otherwise agree, the Borrower shall have provided the Administrative Agent and the Lenders with (A) historical financial statements (which shall not be required to be prepared in accordance with GAAP) for the last three fiscal years (or, if less, the number of years since formation) of the person or business to be acquired (audited if available without undue cost or delay) and unaudited financial statements thereof for the most recent interim period which are available, (B) reasonably detailed projections prepared by the Borrower for the succeeding five years pertaining to the person or business to be acquired and updated projections for the Borrower after giving effect to such transaction and (C) a reasonably detailed description of all material information relating thereto and copies of all material documentation pertaining to such transaction;
     (vii) with respect to any transaction involving Acquisition Consideration of more than $25.0 million, at least 10 Business Days prior to the proposed date of consummation of the transaction, the Borrower shall have delivered to the Administrative Agent and the Lenders an Officers’ Certificate certifying that such transaction complies with this definition (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance); and
     (viii) the Acquisition Consideration for such acquisition shall not exceed $70.0 million, and the aggregate amount of the Acquisition Consideration for all Permitted Acquisitions since the Effective Date shall not exceed $100.0 million; provided that any Equity Interests constituting all or a portion of such Acquisition Consideration shall (A) be excluded from the foregoing amounts and (B) not have a cash dividend requirement on or prior to the Maturity Date.

          “Permitted Collateral Liens” means (a) in the case of Collateral other than Mortgaged Property, the Liens described in clauses (a), (b), (c), (d), (e), (f), (g), (h), (i), (j), (k), (l), (m), (p), (q), (r) and (t) of Section 6.02, (b) in the case of Mortgaged Property, “Permitted Collateral Liens” means the Liens described in clauses (a), (b), (d), (e), (g), (h), (i), (k), (l), (m), (p), (q), (r) and (t) of Section 6.02 and (c) as otherwise described in Schedule 3.07(a)(ii) hereto.
          “Permitted Liens” shall have the meaning assigned to such term in Section 6.02.
          “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
          “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which is maintained or contributed to by any Company or its ERISA Affiliate or with respect to which any Company could incur liability (including under Section 4069 of ERISA).
          “Pledged Foreign Subsidiary” means each Foreign Subsidiary in respect of which at least 65% (or to the extent, and for so long as, such Foreign Subsidiary is a Foreign Electing Subsidiary, 100%) of the Voting Stock thereof has been pledged pursuant to a pledge agreement, share mortgage, charge and/or comparable instruments and documents, in each case (i) governed by the applicable local law in respect of such Foreign Subsidiary, (ii) in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Secured Obligations under this Agreement and (iii) in form and substance reasonably satisfactory to the Administrative Agent.
          “Pounds Sterling” means the lawful currency of the United Kingdom.
          “Premises” shall have the meaning assigned thereto, or to any similar term, in the applicable Mortgage.
          “Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
          “Pro Forma Basis” means on a basis in accordance with GAAP and Regulation S-X or otherwise reasonably satisfactory to the Administrative Agent.
          “Purchase Money Obligation” means, for any person, the obligations of such person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any property (including Equity Interests of any person) or the cost of installation, construction or improvement of any property and any refinancing thereof; provided, however, that (i) such Indebtedness is incurred within one year after such acquisition, installation, construction or improvement of such property by such person and (ii) the amount of such Indebtedness does not exceed 100% of the cost of such acquisition, installation, construction or improvement, as the case may be.
          “Qualified Capital Stock” of any person means any Equity Interests of such person that are not Disqualified Capital Stock.
          “Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.
          “Register” has the meaning set forth in Section 9.04.
          “Regulation D” means Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
          “Regulation S-X” means Regulation S-X promulgated under the Securities Act.
          “Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
          “Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
          “Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
          “Regulatory Laws” shall have the meaning assigned to such term in Section 3.22.
          “Regulatory Permits” shall have the meaning assigned to such term in Section 3.22.
          “Reimbursement Obligations” means the Borrower’s obligations under Section 2.06(e) to reimburse LC Disbursements.
          “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
          “Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.
          “Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time.
          “Requirements of Law” means, collectively, any and all requirements of any Governmental Authority including any and all laws, judgments, orders, decrees, ordinances, rules, regulations, statutes or case law.
          “Response” means (a) “response” as such term is defined in CERCLA, 42 U.S.C. ss. 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to (i) clean up, remove, treat, abate or in any other way address any Hazardous Material in the Environment; (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material; or (iii) perform studies and investigations in connection with, or as a precondition to, or to determine the necessity of the activities described in, clause (i) or (ii) above.

          “Responsible Officer” of any person means any executive officer or Financial Officer of such person and any other officer or similar official thereof with responsibility for the administration of the obligations of such person in respect of this Agreement.
          “Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.
          “Revolving Loan” means a Loan made pursuant to Section 2.01.
          “S&P” means Standard & Poor’s Ratings Group, a division of the McGraw Hill Corporation.
          “Sale and Leaseback Transaction” has the meaning assigned to such term in Section 6.03.
          “Sarbanes-Oxley Act” means the United States Sarbanes-Oxley Act of 2002, as amended, and all rules and regulations promulgated thereunder.
          “SEC” means the United States Securities and Exchange Commission.
          “Secured Obligations” means all Obligations, together with all Swap Obligations and Banking Services Obligations owing to one or more Lenders or their respective Affiliates.
          “Secured Parties” means the holders of the Secured Obligations from time to time and shall include (i) each Lender and the Issuing Bank in respect of its Loans and LC Exposure respectively, (ii) the Administrative Agent, the Issuing Bank and the Lenders in respect of all other present and future obligations and liabilities of the Borrower and each Subsidiary of every type and description arising under or in connection with this Agreement or any other Loan Document, (iii) each Lender and affiliate of such Lender in respect of Swap Agreements and Banking Services Agreements entered into with such Person by the Borrower or any Subsidiary, (iv) each indemnified party under Section 9.03 in respect of the obligations and liabilities of the Borrower to such Person hereunder and under the other Loan Documents, and (v) their respective successors and (in the case of a Lender, permitted) transferees and assigns.
          “Securities Act” means the Securities Act of 1933, as amended.
          “Security Agreement” means that certain Pledge and Security Agreement (including any and all supplements thereto), dated as of the date hereof, between the Loan Parties and the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, as the same may be amended, restated or otherwise modified from time to time.
          “Senior Secured Leverage Ratio” means, at any date of determination, the ratio of Consolidated Senior Secured Indebtedness on such date to Consolidated EBITDA for the Test Period then most recently ended.
          “Statutory Reserve Rate” means, with respect to any currency, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board, the Financial Services Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in such currency, expressed in the case of each such requirement as a decimal. Such reserve, liquid asset, fees or similar requirements shall, in the case of Dollar denominated Loans, include those imposed pursuant to Regulation D of the Board. Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset, fee or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D of the Board. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.
          “Subordinated Indebtedness” means any Indebtedness of the Borrower or any Subsidiary the payment of which is subordinated to payment of the obligations under the Loan Documents.
          “subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. For the avoidance of doubt, as of the Effective Date and for so long as (x) none of the Borrower or its Subsidiaries owns more than 50% of the Equity Interests of Beijing Kendle Wits Medical Consulting Co., Ltd. and (y) the Organizational Documents of such entity are not amended to provide the Borrower or any of its Subsidiaries with additional rights or powers that would constitute Control of such entity, Beijing Kendle Wits Medical Consulting Co., Ltd. shall not constitute a Subsidiary of the Borrower.
          “Subsidiary” means any subsidiary of the Borrower.
          “Subsidiary Guarantor” means each Domestic Subsidiary and each Foreign Electing Subsidiary that is party to the Subsidiary Guaranty. The Subsidiary Guarantors on the Effective Date are identified as such in Schedule 3.07(a) hereto.
          “Subsidiary Guaranty” means that certain Guaranty dated as of the Effective Date (including any and all supplements thereto) and executed by each Subsidiary Guarantor party thereto, and, in the case of any guaranty by a Foreign Subsidiary, any other guaranty agreements as are requested by the Administrative Agent and its counsel, in each case as amended, restated, supplemented or otherwise modified from time to time.
          “Survey” means a survey of any Mortgaged Property (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Mortgaged Property is located, (ii) dated (or re-dated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Mortgaged Property or any easement, right of way or other interest in the Mortgaged Property has been granted or become effective through operation of law or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or re-dated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery, or after the grant or effectiveness of any such easement, right of way or other interest in the Mortgaged Property, (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent and the Title Company, (iv) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (v) sufficient for the Title

Company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue the endorsements of the type required by the definition of “Title Policy” or (b) otherwise acceptable to the Administrative Agent.
          “Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.
          “Swap Obligations” means any and all obligations of the Borrower or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements permitted hereunder with a Lender or an Affiliate of a Lender, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any such Swap Agreement transaction; provided, however, that any obligations of the Borrower or any Subsidiary under the Convertible Debt Derivative Obligation shall not constitute Swap Obligations for any purposes hereof.
          “Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.
          “Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.
          “Swingline Loan” means a Loan made pursuant to Section 2.05.
          “TARGET” means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in euro.
          “Tax Return” means all returns, statements, filings, attachments and other documents or certifications required to be filed in respect of Taxes.
          “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
          “Test Period” means, at any time, the four consecutive fiscal quarters of the Borrower then last ended (in each case taken as one accounting period).
          “Third Party Payor Program” means any state or federal government health care program, including, without limitation, Medicare, Medicaid, and TRICARE, managed care plans, private insurance, or any other public or private third party payor program.
          “Title Company” means any nationally recognized title insurance company as shall be retained by the Borrower.

          “Title Policy” means, with respect to each Mortgage, a policy of title insurance (or marked up title insurance commitment having the effect of a policy of title insurance) insuring the Lien of such Mortgage as a valid first mortgage Lien on the Mortgaged Property and fixtures described therein in the amount equal to not less than 100% of the fair market value of such Mortgaged Property and fixtures, which policy (or such marked-up commitment) shall (A) be issued by the Title Company, (B) to the extent necessary, include such reinsurance arrangements (with provisions for direct access, if necessary) as shall be reasonably acceptable to the Administrative Agent, (C) contain a “tie-in” or “cluster” endorsement, if available under applicable law (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), (D) have been supplemented by such endorsements (or where such endorsements are not available, opinions of special counsel, architects or other professionals reasonably acceptable to the Administrative Agent) as shall be reasonably requested by the Administrative Agent (including endorsements on matters relating to usury (to the extent reasonably available at a reasonably cost), first loss, last dollar (if applicable), zoning, contiguity, revolving credit, doing business, non-imputation, public road access, survey, variable rate, environmental lien (to the extent reasonably available at a reasonable cost), subdivision, mortgage recording tax, separate tax lot, and so-called comprehensive coverage over covenants and restrictions), and (E) contain no exceptions to title other than Permitted Liens and other exceptions acceptable to the Administrative Agent.
          “Total Leverage Ratio” means, at any date of determination, the ratio of Consolidated Indebtedness on such date to Consolidated EBITDA for the Test Period then most recently ended.
          “Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.
          “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
          “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.
          “UK Guarantor” means Kendle Clinical Development Services Limited, a company organized under the law of Scotland.
          “United States” means the United States of America.
          “Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; (iii) an obligation to provide collateral to secure any of the foregoing types of obligations; or (iv) any Swap Obligations and Banking Services Obligations to the extent not due and payable.
          “Voting Stock” means, with respect to any person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such person.

          “Wholly Owned Subsidiary” means, as to any person, (a) any corporation 100% of whose capital stock (other than directors’ qualifying shares) is at the time owned by such person and/or one or more Wholly Owned Subsidiaries of such person and (b) any partnership, association, joint venture, limited liability company or other entity in which such person and/or one or more Wholly Owned Subsidiaries of such person have a 100% Equity Interest at such time.
          “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
          SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).
          SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
          SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein.
          SECTION 1.05. Status of Obligations. In the event that the Borrower or any other Loan Party shall at any time issue or have outstanding any other Subordinated Indebtedness, the Borrower shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Secured Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Administrative Agent and the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness. Without limiting the foregoing, the Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such other Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.
ARTICLE II
The Credits
          SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower in Agreed Currencies from time to time during the Availability Period in an aggregate principal amount that will not result in (a) subject to Sections 2.04 and 2.11(b), the Dollar Amount of such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (b) subject to Sections 2.04 and 2.11(b), the sum of the Dollar Amount of the total Revolving Credit Exposures exceeding the Aggregate Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.
          SECTION 2.02. Loans and Borrowings. (a) Each Revolving Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.05.
          (b) Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith; provided that each ABR Loan shall only be made in Dollars. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

          (c) At the commencement of each Interest Period for any Eurocurrency Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 (or, if such Borrowing is denominated in a Foreign Currency, 500,000 units of such currency) and not less than the lesser of (i) $1,000,000 (or, if such Borrowing is denominated in a Foreign Currency 1,000,000 units of such currency) or (ii) the remaining amount of the Aggregate Commitment. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $500,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Each Swingline Loan shall be in an amount that is an integral multiple of $500,000 and not less than $500,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of six (6) Eurocurrency Revolving Borrowings outstanding.
          (d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
          SECTION 2.03. Requests for Revolving Borrowings. To request a Revolving Borrowing (other than a Swingline Loan), the Borrower shall notify the Administrative Agent of such request (a) by irrevocable written notice (via a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower, promptly followed by telephonic confirmation of such request) in the case of a Eurocurrency Borrowing, not later than 12:00 noon, Local Time, three (3) Business Days (in the case of a Eurocurrency Borrowing denominated in Dollars) or by irrevocable written notice (via a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower) not later than four (4) Business Days (in the case of a Eurocurrency Borrowing denominated in a Foreign Currency), in each case before the date of the proposed Borrowing or (b) by telephone in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, one (1) Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 12:00 noon, New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
     (i) the aggregate amount of the requested Borrowing;
     (ii) the date of such Borrowing, which shall be a Business Day;
     (iii) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;
     (iv) in the case of a Eurocurrency Borrowing, the Agreed Currency and initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
     (v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.
If no election as to the Type of Revolving Borrowing is specified, then, in the case of a Borrowing denominated in Dollars, the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
          SECTION 2.04. Determination of Dollar Amounts. The Administrative Agent will determine the Dollar Amount of:
          (a) each Eurocurrency Borrowing as of the date two (2) Business Days prior to the date of such Borrowing or, if applicable, the date of conversion/continuation of any Borrowing as a Eurocurrency Borrowing,
          (b) the LC Exposure as of the date of each request for the issuance, amendment, renewal or extension of any Letter of Credit, and
          (c) all outstanding Credit Events on and as of the last Business Day of each calendar quarter and, during the continuation of an Event of Default, on any other Business Day elected by the Administrative Agent in its discretion or upon instruction by the Required Lenders.
Each day upon or as of which the Administrative Agent determines Dollar Amounts as described in the preceding clauses (a), (b) and (c) is herein described as a “Computation Date” with respect to each Credit Event for which a Dollar Amount is determined on or as of such day.
          SECTION 2.05. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans in Dollars to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $5,000,000 or (ii) the Dollar Amount of the total Revolving Credit Exposures exceeding the Aggregate Commitment; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.
          (b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.
          (c) The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.
          SECTION 2.06. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit denominated in Agreed Currencies for its own account, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
          (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the Agreed Currency applicable thereto, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) subject to Sections 2.04 and 2.11(b), the Dollar Amount of the LC Exposure shall not exceed $10,000,000 and (ii) subject to Sections 2.04 and 2.11(b), the sum of the Dollar Amount of the total Revolving Credit Exposures shall not exceed the Aggregate Commitment.
          (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or (A) in the case of any renewal or extension thereof, one year after such renewal or extension and (B) in the case of any issuance, renewal or extension of a Letter of Credit on a date that is less than one year preceding the Maturity Date, such shorter period prior to the Maturity Date) and (ii) the date that is five (5) Business Days prior to the Maturity Date.
          (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate Dollar Amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
          (e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent in Dollars the Dollar Amount equal to such LC Disbursement, calculated as of the date the Issuing Bank made such LC Disbursement (or if the Issuing Bank shall so elect in its sole discretion by notice to the Borrower, in such other Agreed Currency which was paid by the Issuing Bank pursuant to such LC Disbursement in an amount equal to such LC Disbursement) not later than 12:00 noon, Local Time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., Local Time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, Local Time, on the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent Dollar Amount of such LC Disbursement and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement. If the Borrower’s reimbursement of, or obligation to reimburse, any amounts in any Foreign Currency would subject the Administrative Agent, the Issuing Bank or any Lender to any Other Tax that would not be payable if such reimbursement were made or required to be made in Dollars, the Borrower shall, at its option, either (x) pay the amount of any such tax requested by the Administrative Agent, the Issuing Bank or the relevant Lender or (y) reimburse each LC Disbursement made in such Foreign Currency in Dollars, in an amount equal to the Equivalent Amount, calculated using the applicable exchange rates, on the date such LC Disbursement is made, of such LC Disbursement.
          (f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of or constitute a waiver by the Borrower of any claim for any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
          (g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.
          (h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans (or in the case such LC Disbursement is denominated in a Foreign Currency, at the Overnight Foreign Currency Rate for such Agreed Currency plus the then effective Applicable Rate with respect to Eurocurrency Revolving Loans); provided that, if the Borrower fails to reimburse such LC Disbursement within three (3) Business Days of the date when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.
          (i) Replacement of Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
          (j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders (the “LC Collateral Account”), an amount in cash equal to 105% of the Dollar Amount of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that (i) the portions of such amount attributable to undrawn Foreign Currency Letters of Credit or LC Disbursements in a Foreign Currency that the Borrower is not late in reimbursing shall be deposited in the applicable Foreign Currencies in the actual amounts of such undrawn Letters of Credit and LC Disbursements and (ii) the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Sections 7.01(g) and 7.01(h). For the purposes of this paragraph, the Foreign Currency LC Exposure shall be calculated using the applicable Exchange Rate on the date notice demanding cash collateralization is delivered to the Borrower. The Borrower also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11(b). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Borrower hereby grants the Administrative Agent a security interest in the LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made in Cash Equivalents at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Secured Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.
          SECTION 2.07. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds (i) in the case of Loans denominated in Dollars, by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders and (ii) in the case of each Loan denominated in a Foreign Currency, by 12:00 noon, Local Time, in the city of the Administrative Agent’s Eurocurrency Payment Office for such currency and at such Eurocurrency Payment Office for such currency; provided that Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.
          (b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency) or (ii) in the case of the Borrower, the interest rate applicable to such Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
          SECTION 2.08. Interest Elections. (a) Subject to the last paragraph of Section 2.03, each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.
          (b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election (by telephone or irrevocable written notice in the case of a Borrowing denominated in Dollars or by irrevocable written notice (via an Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower) in the case of a Borrowing denominated in a Foreign Currency) by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower. Notwithstanding any contrary provision herein, this Section shall not be construed to permit the Borrower to (i) change the currency of any Borrowing, (ii) elect an Interest Period for Eurocurrency Loans that does not comply with Section 2.02(d) or (iii) convert any Borrowing to a Borrowing of a Type not available under such Borrowing.
          (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
     (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
     (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
     (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and
     (iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period and Agreed Currency to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
          (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
          (e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period (i) in the case of a Borrowing denominated in Dollars, such Borrowing shall be converted to an ABR Borrowing and (ii) in the case of a Borrowing denominated in a Foreign Currency in respect of which the Borrower shall have failed to deliver an Interest Election Request prior to the third (3rd) Business Day preceding the end of such Interest Period, such Borrowing shall automatically continue as a Eurocurrency Borrowing in the same Agreed Currency with an Interest Period of one month unless such Eurocurrency Borrowing is or was repaid in accordance with Section 2.11. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Revolving Borrowing shall be converted to an ABR Borrowing (and any such Eurocurrency Revolving Borrowing denominated in a Foreign Currency shall be redenominated in Dollars at the time of such conversion) at the end of the Interest Period applicable thereto.
          SECTION 2.09. Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

          (b) The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the Dollar Amount of the sum of the Revolving Credit Exposures would exceed the Aggregate Commitment.
          (c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.
          SECTION 2.10. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date in the currency of such Loan and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two (2) Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.
          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
          (c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Agreed Currency and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
          (d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
          (e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
          SECTION 2.11. Prepayment of Loans.
          (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with the provisions of this Section 2.11(a). The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Revolving Borrowing, not later than 11:00 a.m., Local Time, three (3) Business Days (in the case of a Eurocurrency Borrowing denominated in Dollars) or four (4) Business Days (in the case of a Eurocurrency Borrowing denominated in a Foreign Currency), in each case before the date of prepayment, (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 12:00 noon, New York City time, one (1) Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied first to the ABR Loans included in the prepaid Borrowing unless otherwise specified by the Borrower. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments pursuant to Section 2.16.
          (b) If at any time, (i) other than as a result of fluctuations in currency exchange rates, the sum of the aggregate principal Dollar Amount of all of the Revolving Credit Exposures (calculated, with respect to those Credit Events denominated in Foreign Currencies, as of the most recent Computation Date with respect to each such Credit Event) exceeds the Aggregate Commitment or (ii) solely as a result of fluctuations in currency exchange rates, the sum of the aggregate principal Dollar Amount of all of the outstanding Revolving Credit Exposures (so calculated), as of the most recent Computation Date with respect to each such Credit Event, exceeds 105% of the Aggregate Commitment, the Borrower shall in each case immediately repay Borrowings or cash collateralize LC Exposure in an account with the Administrative Agent pursuant to Section 2.06(j), as applicable, in an aggregate principal amount sufficient to cause the aggregate Dollar Amount of all Revolving Credit Exposures (so calculated) to be less than or equal to the Aggregate Commitment.
          SECTION 2.12. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate (Commitment Fee Rate) on the average daily amount of the Available Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to have any Revolving Credit Exposure after its Commitment terminates, then such commitment fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any commitment fees accruing after the date on which the

Commitments terminate shall be payable on demand. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
          (b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the average daily Dollar Amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure and (ii) to the Issuing Bank for its own account a fronting fee, which shall accrue at the rate of 0.25% per annum on the average daily Dollar Amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by the Issuing Bank during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Unless otherwise specified above, participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third (3rd) Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
          (c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.
          (d) All fees payable hereunder shall be paid on the dates due, in Dollars (except as otherwise expressly provided in this Section 2.12) and immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Absent manifest error, fees paid shall not be refundable under any circumstances.
          SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.
          (b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
          (c) Notwithstanding the foregoing, during the occurrence and continuance of an Event of Default, the Administrative Agent or the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.02 requiring the consent of “each Lender directly affected thereby” for reductions in interest rates), declare that (i) all Loans shall bear interest at 2% plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section or (ii) in the case of any other Obligations hereunder, such amount shall accrue interest at 2% plus the rate then applicable to ABR Borrowings from the date such Obligations are due and payable.

          (d) Accrued interest on each Revolving Loan shall be payable in arrears on each Interest Payment Date for such Revolving Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
          (e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest (i) computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and (ii) for Borrowings denominated in Pounds Sterling shall be computed on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
          SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:
     (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or
     (b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurocurrency Borrowing shall be ineffective and any such Eurocurrency Borrowing shall be repaid on the last day of the then current Interest Period applicable thereto, and (ii) if any Borrowing Request requests a Eurocurrency Revolving Borrowing in Dollars, such Borrowing shall be made as an ABR Borrowing (and if any Borrowing Request requests a Eurocurrency Revolving Borrowing denominated in a Foreign Currency, such Borrowing Request shall be ineffective); provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.
          SECTION 2.15. Increased Costs. (a) If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

     (ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan or of maintaining its obligation to make any such Loan (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a Borrowing denominated in any other Agreed Currency) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a Borrowing denominated in any other Agreed Currency) or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder, whether of principal, interest or otherwise (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a Borrowing denominated in any other Agreed Currency), then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
          (b) If any Lender or the Issuing Bank determines that any Change in Law affecting such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.
          (c) A certificate of a Lender or the Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
          (d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 120 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof.
          SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(a) and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the relevant currency of a comparable amount and period from other banks in the eurocurrency market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
          SECTION 2.17. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
          (b) In addition, the Borrower shall pay any Other Taxes imposed on or incurred by the Administrative Agent, a Lender or the Issuing Bank to the relevant Governmental Authority in accordance with applicable law.
          (c) The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that Borrower shall not be required to indemnify the Administrative Agent, any Lender, or the Issuing Bank for any loss, cost or expense (including any penalty or interest) arising out of any failure by the Administrative Agent, such Lender of the Issuing Bank to timely pay or file a return relating to an Indemnified Tax or Other Tax if either Borrower has paid the amount of such Tax to the Administrative Agent, such Lender or the Issuing Bank or the Administrative Agent, such Lender or the Issuing Bank has failed to demand such payment within 120 days of becoming aware of any such Indemnified Tax or Other Tax. A certificate setting forth in reasonable detail the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. In addition, any Foreign Lender, if requested by the Borrower of the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Foreign Lender is subject to backup withholding of information reporting requirements.
          Without limiting the generality of the foregoing, if the Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
     (i) duly completed copies of Internal Revenue Service Form W-8BEN or any successor form claiming eligibility for benefits of an income tax treaty to which the United States is a party,
     (ii) duly completed copies of Internal Revenue Service Form W-8ECI or any successor form certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States,
     (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (A) a certificate to the effect that such Foreign Lender is not (1) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (B) duly completed copies of Internal Revenue Service Form W-8BEN (or any successor form) certifying that the Foreign Lender is not a United States Person, or
     (iv) any other form including Internal Revenue Service Form W-8IMY as applicable prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.
          In addition, upon reasonable request of the Borrower or the Administrative Agent, each Foreign Lender shall deliver such forms promptly upon the expiration or invalidity of any form previously delivered by such Foreign Lender, provided it is legally able to do so at the time. Each Foreign Lender shall promptly notify the Borrower and the Administrative Agent at any time the chief tax officer of such Foreign Lender becomes aware that it no longer satisfies the legal requirements to provide any previously delivered form or certificate to the Borrower (or any other form of certification adopted by the U.S. or other taxing authorities for such purpose).
          (f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.
          SECTION 2.18. Payments Generally; Allocations of Proceeds; Pro Rata Treatment; Sharing of Set-offs.
          (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to (i) in the case of payments denominated in Dollars, 2:00 p.m., New York City time and (ii) in the case of payments denominated in a Foreign Currency, 2:00 p.m., Local Time, in the city of the Administrative Agent’s Eurocurrency Payment Office for such currency, in each case on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made (i) in the same currency in which the applicable Credit Event was made (or where such currency has been converted to euro, in euro) and (ii) to the Administrative Agent at its offices at 10 South Dearborn Street, 7th Floor, Chicago, Illinois 60603 or, in the case of a Credit Event denominated in a Foreign Currency, the Administrative Agent’s Eurocurrency Payment Office for such currency, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments denominated in the same currency received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Notwithstanding the foregoing provisions of this Section, if, after the making of any Credit Event in any Foreign Currency, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Credit Event was made (the “Original Currency”) no longer exists or the Borrower is not able to make payment to the Administrative Agent for the account of the Lenders in such Original Currency, then all payments to be made by the Borrower hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrower takes all risks of the imposition of any such currency control or exchange regulations.
          (b) Any proceeds of Collateral received by the Administrative Agent (i) not constituting a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, such funds shall be applied to the Secured Obligations ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and the Issuing Bank from the Borrower, second, to pay any fees or expense reimbursements then due to the Lenders from the Borrower, third, to pay interest then due and payable on the Loans ratably, fourth, to prepay principal on the Loans and unreimbursed LC Disbursements and any other amounts owing with respect to Banking Services Obligations and Swap Obligations ratably, fifth, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unpaid LC Disbursements, to be held as cash collateral for such Obligations pursuant to Section 2.06(j), and sixth, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender by the Borrower. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless a Default is in existence, none of the Administrative Agent or any Lender shall apply any payment which it receives to any Eurocurrency Loan of a Class, except (a) on the expiration date of the Interest Period applicable to any such Eurocurrency Loan or (b) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any event, the Borrower shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments pursuant to the foregoing clause (ii) to any portion of the Secured Obligations.
          (c) At the election of the Administrative Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrower pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of the Borrower maintained with the Administrative Agent. The Borrower hereby irrevocably authorizes (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Swingline Loans) and that all such Borrowings shall be deemed to have been requested pursuant to Sections 2.03, 2.04 or 2.05, as applicable and (ii) the Administrative Agent to charge any deposit account of the Borrower maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.
          (d) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements and Swingline Loans to any assignee or participant, other than to the

Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
          (e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency).
          (f) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(e) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent, the Swingline Lender or the Issuing Bank to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under such Sections; in the case of each of (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.
          SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If (i) any Lender requests compensation under Section 2.15, or (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or (iii) any Lender becomes a Defaulting Lender, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
          (b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
          SECTION 2.20. Expansion Option. The Borrower may from time to time elect to increase the Commitments or enter into one or more tranches of term loans (each an “Incremental Term Loan”), in each case in minimum increments of $5,000,000 so long as, after giving effect thereto, the aggregate amount of such increases and all such Incremental Term Loans does not exceed $15,000,000. The Borrower may arrange for any such increase or tranche to be provided by one or more Lenders (each Lender so agreeing to an increase in its Commitment, or to participate in such Incremental Term Loans, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an “Augmenting Lender”), to increase their existing Commitments, or to participate in such Incremental Term Loans, or extend Commitments, as the case may be; provided that (i) each Augmenting Lender, shall be subject to the approval of the Borrower and the Administrative Agent and (ii) (x) in the case of an Increasing Lender, the Borrower and such Increasing Lender execute an agreement substantially in the form of Exhibit C hereto, and (y) in the case of an Augmenting Lender, the Borrower and such Augmenting Lender execute an agreement substantially in the form of Exhibit D hereto. No consent of any Lender (other than the Lenders participating in the increase or any Incremental Term Loan) shall be required for any increase in Commitments or Incremental Term Loan pursuant to this Section 2.20. Increases and new Commitments and Incremental Term Loans created pursuant to this Section 2.20 shall become effective on the date agreed by the Borrower, the Administrative Agent and the relevant Increasing Lenders or Augmenting Lenders and the Administrative Agent shall notify each Lender thereof. Notwithstanding the foregoing, no increase in the Commitments (or in the Commitment of any Lender) or tranche of Incremental Term Loans shall become effective under this paragraph unless, (i) on the proposed date of the effectiveness of such increase or Incremental Term Loans, (A) the conditions set forth in paragraphs (a) and (b) of Section 4.02 shall be satisfied or waived by the Required Lenders and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Borrower and (B) the Borrower shall be in compliance (on a Pro Forma Basis reasonably acceptable to the Administrative Agent) with the covenants contained in Section 6.12 and (ii) the Administrative Agent shall have received documents consistent with those delivered on the Effective Date as to the corporate power and authority of the Borrower to borrow hereunder after giving effect to such increase. On the effective date of any increase in the Commitments or any Incremental Term Loans being made, (i) each relevant Increasing Lender and Augmenting Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its Applicable Percentage of such outstanding Revolving Loans, and (ii) except in the case of any Incremental Term Loans, the Borrower shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any increase in the Commitments (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrower, in accordance with the requirements of Section 2.03). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Eurocurrency Loan, shall be subject to indemnification by the Borrower pursuant to the provisions of

Section 2.16 if the deemed payment occurs other than on the last day of the related Interest Periods. The Incremental Term Loans (a) shall rank pari passu in right of payment with the Revolving Loans, (b) shall not mature earlier than the Maturity Date (but may have amortization prior to such date) and (c) shall be treated substantially the same as (and in any event no more favorably than) the Revolving Loans; provided that (i) the terms and conditions applicable to any tranche of Incremental Term Loans maturing after the Maturity Date may provide for material additional or different financial or other covenants or prepayment requirements applicable only during periods after the Maturity Date and (ii) the Incremental Term Loans may be priced differently than the Revolving Loans. Incremental Term Loans may be made hereunder pursuant to an amendment or restatement (an “Incremental Term Loan Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Increasing Lender and each Augmenting Lender participating in such tranche, if any, and the Administrative Agent. The Incremental Term Loan Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.20.
          SECTION 2.21. Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of the Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.18, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to the Borrower.
          SECTION 2.22. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
          (a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.12(a);
          (b) the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender;

          (c) if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:
     (i) all or any part of such Swingline Exposure and LC Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments and (y) the conditions set forth in Section 4.02 are satisfied at such time;
     (ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;
     (iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to Section 2.22(c), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;
     (iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to Section 2.22(c), then the fees payable to the Lenders pursuant to Sections 2.12(a) and 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; or
     (v) if any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to Section 2.22(c), then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until such LC Exposure is cash collateralized and/or reallocated; and
          (d) so long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.22(c), and participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.22(c)(i) (and Defaulting Lenders shall not participate therein).
In the event that the Administrative Agent, the Borrower, the Issuing Bank and the Swingline Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

ARTICLE III
Representations and Warranties
          Each Loan Party represents and warrants to the Administrative Agent, the Issuing Bank and each of the Lenders (with references to the Companies being references thereto after giving effect to the Transactions unless otherwise expressly stated) that:
          SECTION 3.01. Organization; Powers. Each Company (a) is duly organized and validly existing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted and to own and lease its property and (c) is qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in every jurisdiction where such qualification is required, except in such jurisdictions where the failure to so qualify or be in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. There is no existing default under any Organizational Document of any Loan Party or any event which, with the giving of notice or passage of time or both, would constitute a default by any party thereunder which, in the case of any Foreign Subsidiary, could reasonably be expected to have a Material Adverse Effect.
          SECTION 3.02. Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party’s powers and have been duly authorized by all necessary action on the part of such Loan Party. This Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
          SECTION 3.03. No Conflicts. Except as set forth on Schedule 3.03, the Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created by the Loan Documents and (iii) consents, approvals, registrations, filings, permits or actions the failure to obtain or perform which could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate the Organizational Documents of any Company, (c) will not violate any Requirement of Law, except for violations that could not reasonably be expected to result in a Material Adverse Effect, (d) will not violate or result in a default or require any consent or approval under any indenture, agreement or other instrument binding upon any Company or its property, or give rise to a right thereunder to require any payment to be made by any Company, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect, and (e) will not result in the creation or imposition of any Lien on any property of any Company, except Liens created by the Loan Documents and Permitted Liens.
          SECTION 3.04. Financial Statements; Projections.
     (a) Historical Financial Statements. The Lenders have obtained from publicly available sources the consolidated balance sheets and related statements of income and cash flows (i) of the Borrower as of and for the fiscal year ended December 31, 2008, audited by and accompanied by the unqualified opinion of Deloitte & Touche LLP, independent public accountants and (ii) of the Borrower as of and for each fiscal quarter of the current fiscal year ended more than 40 days prior to the Effective Date, in each case certified by the chief financial officer of the Borrower (as to which certification there shall be no personal liability). Such financial statements and the financial statements delivered pursuant to Sections 5.01(a) and (b) have been prepared in accordance with GAAP (except as noted therein) and present fairly and accurately in all material respects the financial condition and results of operations and cash flows of the Borrower as of the dates and for the periods to which they relate.
     (b) No Liabilities. Except as set forth in the financial statements referred to in Section 3.04(a) or on Schedule 3.04(b), as of the Effective Date there are no liabilities of any Company of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, which could reasonably be expected to result in a Material Adverse Effect, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than liabilities under the Loan Documents. Since December 31, 2008, there has been no event, change, circumstance or occurrence that, individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Effect other than any effect resulting from the Transactions.
     (c) Forecasts. The Borrower has heretofore delivered to the Lenders the forecasts of financial performance of the Borrower and its Subsidiaries (x) for the period of fiscal year 2010 through and including fiscal year 2014, on an annual basis and (y) on a quarterly basis, through fiscal year 2010, which, in each case, have been prepared in good faith by the Borrower and based on assumptions believed by the Borrower to be reasonable (as of the date thereof and as of the Effective Date).
          SECTION 3.05. Properties.
     (a) Generally. Each Company has good title to, or valid leasehold interests in, all its property material to its business, free and clear of all Liens except for, in the case of Collateral, Permitted Collateral Liens and, in the case of all other material property, Permitted Liens and minor irregularities or deficiencies in title that, individually or in the aggregate, do not interfere with its ability to conduct its business as currently conducted or to utilize such property for its intended purpose. The property of the Companies, taken as a whole, (i) is in good operating order, condition and repair (ordinary wear and tear and obsolescence excepted) and (ii) constitutes all the property which is required for the business and operations of the Companies as presently conducted.
     (b) Real Property. Schedule 3.05(b) contains a true and complete list of each interest in Real Property (i) owned by any Loan Party as of the date hereof and describe the type of interest therein held by such Loan Party and whether such owned Real Property is leased and if leased whether the underlying Lease contains any option to purchase all or any portion of such Real Property or any interest therein or contains any right of first refusal relating to any sale of such Real Property or any portion thereof or interest therein and (ii) leased, subleased or otherwise occupied or utilized by any Loan Party, as lessee, sublessee, franchisee or licensee, as of the date hereof and describes the type of interest therein held by such Loan Party.
     (c) No Casualty Event. No Company has received any notice of, nor has any knowledge of, the occurrence or pendency or contemplation of any Casualty Event affecting all or any material portion of its property. If at any time any Loan Party owns Real Property, no Mortgage will encumber improved Real Property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968, as amended, unless flood insurance available under such Act has been obtained in accordance with Section 5.04.

     (d) Collateral. Each Company owns or has rights to use all of the Collateral and all rights with respect to any of the foregoing used in, necessary for or material to each Company’s business as currently conducted subject only to Permitted Collateral Liens. The use by each Company of such Collateral and all such rights with respect to the foregoing do not infringe on the rights of any person other than such infringement which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. No claim has been made and remains outstanding that any Company’s use of any Collateral does or may violate the rights of any third party that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
          SECTION 3.06. Intellectual Property.
     (a) Ownership/No Claims. Each Loan Party owns, or is licensed to use, all Patents, Trademarks and Copyrights (as such terms are defined in the Security Agreement) for which registration is pending or registered under United States federal law or foreign federal law, patent applications, trade names, service marks, technology, trade secrets, proprietary information, domain names, know-how and processes necessary for the conduct of its business as currently conducted (the “Intellectual Property”) listed on Schedule 3.06(a), except for those the failure to own or license which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. To the Borrower’s knowledge, no claim has been asserted and is pending by any person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Loan Party know of any valid basis for any such claim, and the use of such Intellectual Property by each Loan Party does not infringe the rights of any person, except for such claims and infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     (b) Registrations. Except pursuant to licenses and other user agreements entered into by each Loan Party in the ordinary course of business or that are listed in Schedule 3.06(b) and for the Intellectual Property listed on Schedule 3.06(a), on and as of the date hereof (i) each Loan Party owns and possesses the right to use, and has done nothing to authorize or enable any other person to use, any Copyright, Patent or Trademark (as such terms are defined in the Security Agreement) listed in Schedule 3.06(a) and (ii) all registrations listed in Schedule 3.06(b) are valid and in full force and effect.
     (c) No Violations or Proceedings. To each Loan Party’s knowledge, on and as of the date hereof, there is no material violation by others of any right of such Loan Party with respect to any Copyright, Patent or Trademark listed in Schedule 3.06(a), pledged by it under the name of such Loan Party except as may be set forth on Schedule 3.06(c).
          SECTION 3.07. Equity Interests and Subsidiaries.
     (a) Equity Interests. Schedule 3.07(a) sets forth a list of (i) all Subsidiaries of each Loan Party and their jurisdictions of organization as of the Effective Date and whether any such Subsidiary is a Foreign Electing Subsidiary or a Material Foreign Subsidiary and (ii) the percentage of each class of outstanding Equity Interests owned by each Loan Party on the Effective Date. All Equity Interests of the Borrower and each such Subsidiary are duly and validly issued and are fully paid and non-assessable (to the extent such concepts are applicable to such Equity Interests in any applicable jurisdiction), and, other than the Equity Interests of the Borrower and except as otherwise specified on Schedule 3.07(a), are owned by the Borrower, directly or indirectly through Wholly Owned Subsidiaries. Each Loan Party is the record and beneficial owner of, and has good and marketable title to, the Equity Interests pledged by it under the Collateral Documents, free of any and all Liens, rights or claims of other persons, except the security interest created by the Collateral Documents and any other Permitted Collateral Lien that is non-consensual in nature or as otherwise described in Schedule 3.07(a)(ii), and except as specified in Schedule 3.07(a), there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Equity Interests.
     (b) No Consent of Third Parties Required. No consent of any person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary in connection with the creation, perfection or first priority status of the security interest of the Administrative Agent in any Equity Interests pledged to the Administrative Agent for the benefit of the Secured Parties under the Security Agreement and the other Collateral Documents or the exercise by the Administrative Agent of the voting or other rights provided for in any of the Collateral Documents or the exercise of remedies in respect thereof other than any consents which have been obtained.
     (c) Organizational Chart. An accurate organizational chart, showing the ownership structure of the Borrower and each Subsidiary on the Effective Date, and after giving effect to the Transactions, is set forth on Schedule 3.07(c).
          SECTION 3.08. Litigation; Compliance with Laws. (a) Except as otherwise specified on Schedule 3.08 or as described in a filing by the Borrower with the SEC prior to the Effective Date, there are no actions, suits or proceedings at law or in equity by or before any Governmental Authority now pending or, to the knowledge of any Company, threatened against or affecting any Company or any business, property or rights of any Company (i) that involve any Loan Document or any of the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. Except for matters covered by Section 3.18, no Company or any of its property is in violation of, nor will the continued operation of its property as currently conducted violate, any Requirements of Law (including any zoning or building ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting any Company’s Real Property or is in default with respect to any Requirement of Law, where such violation or default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
     (b) Without limiting the generality of clause (a) above:
     (i) To the extent applicable to any Loan Party, each Loan Party is, and at all times has been, in compliance with all applicable Health Care Laws, except where any such violation would not have a Material Adverse Effect.
     (ii) Each Loan Party has (A) all licenses, consents, certificates, permits, authorizations, approvals, registrations and qualifications from, and has made all declarations and filings with, all applicable Governmental Authorities (each, an “Authorization”) necessary to engage in the business conducted by it, except for such Authorizations with respect to which the failure to obtain would not have a Material Adverse Effect and (B) not received notice and has no knowledge that any Governmental Authority is considering limiting, suspending, adversely amending or revoking any such Authorization, except for such Authorizations with respect to which such revocation would not have a Material Adverse Effect. Other than as referred to in clause (B), all such Authorizations are valid and in full force and effect and each Loan Party and its Subsidiaries is in compliance with the terms and conditions of all such Authorizations and with the rules and regulations of the regulatory authorities having jurisdiction with respect to such

Authorizations, except where failure to be in such compliance for an Authorization to be valid and in full force and effect would not have a Material Adverse Effect.
     (iii) No Loan Party receives payments from any Third Party Payor Program.
     (iv) Each Loan Party has received and maintains accreditation in good standing and without limitation or impairment by all applicable accrediting organizations, to the extent required by law (including any foreign law or equivalent regulation), except where the failure to have or maintain such accreditation would not have a Material Adverse Effect.
          SECTION 3.09. Agreements. No Company is a party to any agreement or instrument or subject to any corporate or other constitutional restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect. No Company is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other agreement or instrument to which it is a party or by which it or any of its property is or may be bound, and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default, in each case, where such default could reasonably be expected to result in a Material Adverse Effect. To the extent required by the Exchange Act, all material agreements to which any Company is a party which are in effect on the date hereof in connection with the operation of the business conducted thereby have been filed with the SEC, and all such agreements are in full force and effect except as otherwise specified in such filings.
          SECTION 3.10. Federal Reserve Regulations. No Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X. The pledge of any securities pursuant to the Collateral Documents does not violate such regulations.
          SECTION 3.11. Investment Company Act. No Company is an “investment company” or a company “controlled” by an “investment company”, as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.
          SECTION 3.12. Use of Proceeds. The Borrower will use the proceeds of Loans after the Effective Date for general corporate purposes (including to effect Permitted Acquisitions).
          SECTION 3.13. Taxes. Each Company has (a) timely filed or caused to be timely filed or has sought and received an extension on a timely basis with respect to all federal Tax Returns and all material state, local and foreign Tax Returns or materials required to have been filed by it and all such Tax Returns are true and correct in all material respects and (b) duly and timely paid, collected or remitted or caused to be duly and timely paid, collected or remitted all Taxes (whether or not shown on any Tax Return) due and payable, collectible or remittable by it and all assessments received by it, except Taxes or Tax Returns (i) that are being contested in good faith by appropriate proceedings and for which such Company has set aside on its books adequate reserves in accordance with GAAP and (ii) which could not, individually or in the aggregate, have a Material Adverse Effect. Each Company has made adequate provision in accordance with GAAP for all Taxes not yet due and payable. Each Company is unaware of any proposed or pending tax assessments, deficiencies or audits that could be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect. No Company has ever been a party to any understanding or arrangement constituting a “tax shelter” within the meaning of Section 6111(c), Section 6111(d) or Section 6662(d)(2)(C)(iii) of the Code, or has ever “participated” in a

“reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4, except as could not be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect.
          SECTION 3.14. No Material Misstatements. No information, report, financial statement, certificate, Borrowing Request, exhibit or schedule furnished by or on behalf of any Company to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading as of the date such information is dated or certified; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, each Company represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule.
          SECTION 3.15. Labor Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns against any Company pending or, to the knowledge of any Company, threatened which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The hours worked by and payments made to employees of any Company have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable federal, state, local or foreign law dealing with such matters in any manner which could reasonably be expected to result in a Material Adverse Effect. All payments due from any Company, or for which any claim may be made against any Company, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Company except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Company is bound.
          SECTION 3.16. Solvency. Immediately after the consummation of the Transactions to occur on the Effective Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan and after giving effect to any right of contribution and any limitation on the amount of any guarantee set forth in any agreement governing such guarantee, (a) the fair value of the properties of each Loan Party (individually and on a consolidated basis with its Subsidiaries) will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Loan Party (individually and on a consolidated basis with its Subsidiaries) will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party (individually and on a consolidated basis with its Subsidiaries) will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each Loan Party (individually and on a consolidated basis with its Subsidiaries) will not have unreasonably small capital with which to conduct its business in which it is engaged as such business is now conducted and is proposed to be conducted following the Effective Date.
          SECTION 3.17. Employee Benefit Plans. Each Plan is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in material liability of any Company or any of its ERISA Affiliates or the imposition of a Lien on any of the property of any Company. The present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $250,000 the fair market value of the property of all such underfunded Plans. Using actuarial assumptions and computation methods consistent with subpart I of subtitle E of Title IV of ERISA, the aggregate liabilities of each Company or its ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, could not reasonably be expected to result in a Material Adverse Effect. To the extent applicable, each Foreign Plan has been maintained in compliance in all material respects with its terms and with the requirements of any and all applicable Requirements of Law and has been maintained, where required, in good standing with applicable regulatory authorities. No Company has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan which is funded, determined as of the end of the most recently ended fiscal year of the respective Company on the basis of actuarial assumptions, each of which is reasonable, did not exceed by more than $250,000 the current value of the property of such Foreign Plan, and for each Foreign Plan which is not funded, the obligations of such Foreign Plan are properly accrued.
          SECTION 3.18. Environmental Matters.
     (a) Except as set forth in Schedule 3.18 and except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:
     (i) The Companies and their businesses, operations and Real Property are in compliance with, and the Companies have no liability under, any applicable Environmental Law; and under the currently effective business plan of the Companies, the Companies do not expect to incur expenditures or make operational adjustments in order to comply with applicable Environmental Laws during the next five years;
     (ii) The Companies have obtained all Environmental Permits required for the conduct of their businesses and operations, and the ownership, operation and use of their property, under Environmental Law, all such Environmental Permits are valid and in good standing and, under the currently effective business plan of the Companies, the Companies do not expect to incur expenditures or make operational adjustments in order to renew or modify such Environmental Permits during the next five years;
     (iii) The Companies are not responsible for, and to the knowledge of the Borrower, there has been no Release or threatened Release of Hazardous Material on, at, under or from any Real Property or facility presently or formerly owned, leased or operated by the Companies or their predecessors in interest that could result in liability by the Companies under any applicable Environmental Law;
     (iv) There is no Environmental Claim pending or, to the knowledge of the Companies, threatened against the Companies, or relating to the Real Property currently or formerly owned, leased or operated by the Companies or their predecessors in interest or relating to the operations of the Companies, in each case, where a Company has been named as a party or threatened to be named as a party, and there are no actions, activities, circumstances, conditions, events or incidents that could form the basis of such an Environmental Claim against a Company; and
     (v) No person with an indemnity or contribution obligation to the Companies relating to compliance with or liability under Environmental Law is in default with respect to such obligation.
     (b) Except as set forth in Schedule 3.18:

     (i) No Company is obligated to perform any action or otherwise incur any expense under Environmental Law pursuant to any order, decree, judgment or agreement by which it is bound or has assumed by contract, agreement or operation of law, and no Company is conducting or financing any Response pursuant to any Environmental Law with respect to any Real Property or any other location;
     (ii) No Real Property or facility owned, operated or leased by the Companies and, to the knowledge of the Companies, no Real Property or facility formerly owned, operated or leased by the Companies or any of their predecessors in interest is (i) listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or (ii) listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA or (iii) included on any similar list maintained by any Governmental Authority including any such list relating to petroleum;
     (iii) No Lien has been recorded or, to the knowledge of any Company, threatened under any Environmental Law with respect to any Real Property owned by a Company or other assets of the Companies; and
     (iv) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not require any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup pursuant to any Governmental Real Property Disclosure Requirements or any other applicable Environmental Law.
          SECTION 3.19. Insurance. Schedule 3.19 sets forth a true, complete and correct description of all insurance maintained by each Company as of the Effective Date. All insurance maintained by the Companies is in full force and effect, all premiums have been duly paid, no Company has received notice of violation or cancellation thereof, the Premises, and the use, occupancy and operation thereof, comply in all material respects with all Insurance Requirements, and there exists no default under any Insurance Requirement. Each Company has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations.
          SECTION 3.20. Collateral Documents.
     (a) Collateral Documents. Each of the Security Agreement and the other Collateral Documents is effective to create in favor of the Administrative Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral described therein and, when (i) financing statements and other filings in appropriate form are filed in the offices specified on Exhibit E to the Security Agreement and (ii) upon the taking of possession or control by the Administrative Agent of the Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent possession or control by the Administrative Agent is required by any Collateral Document), the Liens created by the relevant Collateral Documents shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors in the Collateral (other than such Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Collateral Liens.
     (b) PTO Filing; Copyright Office Filing. When the Security Agreement or a short form thereof is filed in the United States Patent and Trademark Office and the United States Copyright Office and the financing statements referred to in Section 3.20(a) are filed, the Liens created by such Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in Patents (as defined in the Security Agreement) and Trademarks (as defined in the Security Agreement) registered or applied for with the United States Patent and Trademark Office or Copyrights (as defined in such Security Agreement) registered or applied for with the United States Copyright Office, as the case may be, in each case subject to no Liens other than Permitted Collateral Liens.
     (c) Mortgages. When executed and delivered, each Mortgage will be effective to create, in favor of the Administrative Agent, for its benefit and the benefit of the Secured Parties, legal, valid and enforceable first priority Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, subject only to Permitted Collateral Liens or other Liens acceptable to the Administrative Agent, and when the Mortgages are filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Sections 5.11 and 5.12, the Mortgages shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other person, other than Liens permitted by such Mortgage.
     (d) Valid Liens. Each Collateral Document delivered pursuant to Sections 5.11 and 5.12 will, upon execution and delivery thereof, be effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Collateral thereunder, and (i) when all appropriate filings or recordings (including financing statements) are made in the appropriate offices as may be required under applicable law and (ii) upon the taking of possession or control by the Administrative Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent required by any Collateral Document), the Lien created under such Collateral Document will constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral, in each case (other than any Collateral subject to perfection under the UCC in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction) subject to no Liens other than the applicable Permitted Collateral Liens.
          SECTION 3.21. Anti-Terrorism Law. (a) No Loan Party and, to the knowledge of the Loan Parties, none of its Affiliates is in violation of any Requirement of Law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.
     (b) No Loan Party and to the knowledge of the Loan Parties, no Affiliate or broker or other agent of any Loan Party acting or benefiting in any capacity in connection with the Loans is any of the following:
     (i) a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
     (ii) a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

     (iii) a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;
     (iv) a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or
     (v) a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.
     (c) No Loan Party and, to the knowledge of the Loan Parties, no broker or other agent of any Loan Party acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
          SECTION 3.22. FDA Compliance. Each Loan Party is in compliance with all certificates, licenses, approvals, waivers, consents, authorizations and permits issued by, and have made all declarations and filings with, the appropriate federal, state, provincial, local or foreign regulatory authorities reasonably necessary to conduct its business, including, without limitation, all those that may be required by the United States Food and Drug Administration (the “FDA”), the Drug Enforcement Administration or any other federal, state, local or foreign agencies or bodies engaged in the regulation of pharmaceuticals, biologics, or biohazardous materials (“Regulatory Permits”), except for any noncompliance which could not reasonably be expected to have a Material Adverse Effect. Each Loan Party is and at all times has been in compliance with all federal, state, local, provincial, or foreign statutes, rules, regulations, ordinances, orders, decrees, policies, directives and guidances applicable to the ownership, testing, development, manufacture, packaging, processing, recordkeeping, reporting, use, distribution, marketing, labeling, promotion, sale, offer for sale, storage, import, export or disposal of any product or product candidate, including, without limitation, the United States Federal Food, Drug and Cosmetic Act (“FFDCA”) and implementing regulations and the United States Controlled Substances Act (“CSA”) and implementing regulations (“Regulatory Laws”), except for any noncompliance which could not reasonably be expected to have a Material Adverse Effect. All analyses, studies, tests and preclinical and clinical trials conducted by or on behalf of each Loan Party are being and were, if completed, conducted in compliance with experimental protocols, procedures and controls pursuant to accepted professional scientific standards and applicable local, state, provincial and federal laws, rules, regulations, policies, directives and guidances, including, but not limited to, the FFDCA and its implementing regulations at 21 C.F.R. Parts 11, 50, 54, 56, 58, 312 and 314 and the CSA and its implementing regulations, except for any noncompliance which could not reasonably be expected to have a Material Adverse Effect. Each of the Loan Parties and its Subsidiaries and to their knowledge all entities and individuals acting on their behalf have not received formal or informal notice from a Governmental Authority or clinical trial sponsor that any Governmental Authority is considering any claim, notice, charge, complaint, action, investigation, enforcement, proceeding, hearing or other action (each an “Enforcement Action”), to limit, revoke, suspend or modify any Regulatory Permit, nor do they have any knowledge of any reasonable basis for such Enforcement Action. Further, the Loan Parties have not received any notices, correspondence or other communication from the FDA or other Governmental Authority relating to any action or inaction of such Loan Party (and not the manufacturer or sponsor of any test, study or trial) requiring the termination, suspension or material modification of any study, test or clinical or preclinical trial currently being conducted by, or on behalf of, the Loan Parties.
          SECTION 3.23. UK Financial Assistance. Neither the execution, delivery and performance of any of the Loan Documents nor the incurrence of any obligations or liabilities (actual or contingent) thereunder by the UK Guarantor constitutes or will constitute unlawful financial assistance for the purposes of sections 677 to 683 (inclusive) of the United Kingdom Companies Act 2006 (as amended or otherwise re-enacted from time to time).
ARTICLE IV
Conditions
          SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
     (a) The Administrative Agent (or its counsel) shall have received from (i) each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of the Loan Documents and such other legal opinions, certificates, documents, instruments and agreements in connection with the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel and as further described in the list of closing documents attached as Exhibit E.
     (b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Keating Muething & Klekamp PLL, counsel for the Loan Parties, substantially in the form of Exhibit B, and covering such other matters relating to the Loan Parties, the Loan Documents or the Transactions as the Administrative Agent shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.
     (c) The Administrative Agent shall have received such documents and certificates relating to the organization, existence and good standing of the initial Loan Parties, the authorization of the Transactions and any other legal matters relating to such Loan Parties, the Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel and as further described in the list of closing documents attached as Exhibit E.
     (d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.
     (e) The Administrative Agent shall have received evidence satisfactory to it that the Existing Credit Agreement shall have been terminated and cancelled and all indebtedness thereunder shall have been fully repaid (except to the extent being so repaid with the initial Revolving Loans) and any and all liens thereunder shall have been terminated.

     (f) The Administrative Agent shall have received evidence reasonably satisfactory to it that all governmental and third party approvals necessary or, in the discretion of the Administrative Agent, advisable in connection with the Transactions and the continuing operations of the Borrower and its Subsidiaries have been obtained and are in full force and effect.
     (g) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.
The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.
          SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
     (a)The representations and warranties of the Borrower set forth in this Agreement shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable except to the extent such representation or warranty expressly related to an earlier date in which case such representation and warranty shall have been true and correct as of such earlier date.
     (b)At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.
Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.
ARTICLE V
Affirmative Covenants
          Each Loan Party warrants, covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, each Loan Party will, and will cause each of its Subsidiaries to:
          SECTION 5.01. Financial Statements, Reports, etc. Furnish to the Administrative Agent (for distribution to each Lender):
     (a) Annual Reports. Within 90 days (or such earlier date on which the Borrower is required to file a Form 10-K under the Exchange Act) after the end of each fiscal year, beginning with the fiscal year ended December 31, 2009, (i) the consolidated balance sheet of the Borrower as of the end of such fiscal year and related consolidated statements of income, cash flows and stockholders’ equity for such fiscal year, in comparative form with such financial statements as of the end of, and for, the preceding fiscal year, and notes thereto, all prepared in accordance with Regulation S-X and accompanied by an opinion of Deloitte & Touche LLP or other independent public accountants of recognized national standing satisfactory to the Administrative Agent (which opinion shall not be qualified as to scope or contain any going concern or other qualification), stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of the Borrower as of the dates and for the periods specified in accordance with GAAP, and (ii) a narrative report and management’s discussion and analysis, in a form reasonably satisfactory to the Administrative Agent (provided, any such report in compliance with the requirements of Form 10-K under the Exchange Act shall be satisfactory to the Administrative Agent), of the financial condition and results of operations of the Borrower for such fiscal year, as compared to amounts for the previous fiscal year (it being understood that the information required by this Section 5.01(a) may be furnished in the form of a Form 10-K);
     (b) Quarterly Reports. Within 45 days (or such earlier date on which the Borrower is required to file a Form 10-Q under the Exchange Act) after the end of each of the first three fiscal quarters of each fiscal year, beginning with the fiscal quarter ending March 31, 2010, (i) the consolidated balance sheet of the Borrower as of the end of such fiscal quarter and related consolidated statements of income and cash flows for such fiscal quarter and for the then elapsed portion of the fiscal year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous fiscal year, and notes thereto, all prepared in accordance with Regulation S-X under the Securities Act and accompanied by a certificate of a Financial Officer (as to which there shall be no personal, as opposed to entity, liability) stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of the Borrower as of the date and for the periods specified in accordance with GAAP consistently applied, and on a basis consistent with audited financial statements referred to in clause (a) of this Section, subject to normal year-end audit adjustments, and (ii) a narrative report and management’s discussion and analysis, in a form reasonably satisfactory to the Administrative Agent (provided, any such report in compliance with the requirements of Form 10-Q under the Exchange Act shall be satisfactory to the Administrative Agent), of the financial condition and results of operations for such fiscal quarter and the then elapsed portion of the fiscal year, as compared to the comparable periods in the previous fiscal year (it being understood that the information required by this Section 5.01(b) may be furnished in the form of a Form 10-Q);
     (c) Financial Officer’s Certificate. (i) Concurrently with any delivery or deemed delivery of financial statements under Section 5.01(a) or (b), a Compliance Certificate (A) certifying that no Default has occurred or, if such a Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (B) beginning with the fiscal quarter ending March 31, 2010, setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Sections 6.07(e) and 6.10 and (C) showing a reconciliation of Consolidated EBITDA to the net income set forth on the statement of income; and (ii) concurrently with any delivery of financial statements under Section 5.01(a) above, beginning with the fiscal year ending December 31, 2010, a report of the accounting firm opining on or certifying such financial statements stating that in the course of its regular audit of the financial statements of the Borrower and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm obtained no knowledge that any Default insofar as it relates to financial or accounting matters has occurred or, if in the opinion of such accounting firm such a Default has occurred, specifying the nature and extent thereof;

     (d) Financial Officer’s Certificate Regarding Collateral. Concurrently with any delivery or deemed delivery of financial statements under Section 5.01(a), a certificate of a Financial Officer setting forth the information required pursuant to the Security Agreement or confirming that there has been no change in such information since the date of the previously delivered information pursuant to the Security Agreement;
     (e) Public Reports. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Company with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed to holders of its Indebtedness pursuant to the terms of the documentation governing such Indebtedness (or any trustee, agent or other representative therefor), as the case may be;
     (f) Management Letters. Promptly after the receipt thereof by any Company, a copy of any “management letter” received by any such person from its certified public accountants and the management’s responses thereto;
     (g) Budgets. Within the earlier of 75 days after the beginning of each fiscal year and two Business Days of approval by the Board of Directors of the Borrower, a budget for the Borrower in form reasonably satisfactory to the Administrative Agent, but to include statements of income, for such fiscal year, with appropriate presentation and discussion of the principal assumptions upon which such budgets are based, accompanied by the statement of a Financial Officer of the Borrower (as to which there shall be no personal, as opposed to entity, liability) to the effect that the budget of the Borrower is a reasonable estimate for the periods covered thereby and, promptly when available, any significant revisions of such budget;
     (h) Organizational Documents. Promptly provide copies of any Organizational Documents of any Loan Party that have been amended or modified in accordance with the terms hereof and deliver a copy of any notice of default given or received by any Loan Party under any Organizational Document within 30 days after such Loan Party gives or receives such notice; and
     (i) Other Information. Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of any Company, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.
Documents required to be delivered pursuant to clauses (a), (b) and (e) of this Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the compliance certificates required by clause (c) of this Section 5.01 to the Administrative Agent.
          SECTION 5.02. Litigation and Other Notices. Furnish to the Administrative Agent and each Lender written notice of the following promptly (and, in any event, within five Business Days of the occurrence thereof):
     (a) any Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;
     (b) the filing or commencement of any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority, (i) against any Company or any

Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect or (ii) with respect to any Loan Document;
     (c)any development that has resulted in, or could reasonably be expected to result in a Material Adverse Effect;
     (d)the occurrence of a Casualty Event involving any damage expected to result in costs and expenses in excess of $1,000,000; and
     (e)(i) the incurrence of any material Lien (other than Permitted Collateral Liens) on, or claim asserted against any of the Collateral or (ii) the occurrence of any other event which could materially affect the value of the Collateral.
          SECTION 5.03. Existence; Businesses and Properties. (a) Do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05 or Section 6.06 or, in the case of any Subsidiary, where the failure to perform such obligations, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
          (b) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, privileges, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; maintain and operate such business in substantially the manner in which it is presently conducted and operated; comply with all applicable Requirements of Law (including any and all zoning, building, Environmental Law, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Real Property) and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; pay and perform its obligations under all Leases and Loan Documents; and at all times maintain, preserve and protect all property material to the conduct of such business and keep such property in good repair, working order and condition (other than wear and tear and obsolescence occurring in the ordinary course of business) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times; provided that nothing in this Section 5.03(b) shall prevent (i) sales of property, consolidations or mergers by or involving any Company in accordance with Section 6.05 or Section 6.06; (ii) the withdrawal by any Company of its qualification as a foreign corporation in any jurisdiction where such withdrawal, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; or (iii) the abandonment by any Company of any rights, franchises, licenses, trademarks, trade names, copyrights or patents that such person reasonably determines are not useful to its business or no longer commercially desirable.
          SECTION 5.04. Insurance.
     (a) Generally. Keep its insurable property adequately insured at all times by financially sound and reputable insurers including (i) physical hazard insurance on an “all risk” basis, (ii) commercial general liability against claims for bodily injury, death or property damage covering any and all insurable claims, (iii) explosion insurance in respect of any boilers, machinery or similar apparatus constituting Collateral, (iv) business interruption insurance, and (v) worker’s compensation insurance and such other insurance as may be required by any Requirement of Law (such policies to be in such form and amounts and having such coverage as may be customary with companies in the same or similar business).

     (b) Requirements of Insurance. All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Administrative Agent of written notice thereof, (ii) name the Administrative Agent as mortgagee (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of property insurance), as applicable, and (iii) if reasonably requested by the Administrative Agent, include a breach of warranty clause.
     (c) Notice to Administrative Agent. Notify the Administrative Agent immediately whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.04 is taken out by any Company; and promptly deliver to the Administrative Agent a duplicate original copy of such policy or policies.
     (d) Flood Insurance. With respect to each Mortgaged Property, obtain flood insurance in an amount not less than the fair market value of the improvements on such Mortgaged Property, if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.
     (e) Broker’s Report. Deliver to the Administrative Agent and the Lenders a report of a reputable insurance broker with respect to such insurance and such supplemental reports with respect thereto as the Administrative Agent may from time to time reasonably request.
     (f) Mortgaged Properties. No Loan Party that is an owner of Mortgaged Property shall take any action that is reasonably likely to be the basis for termination, revocation or denial of any insurance coverage required to be maintained under such Loan Party’s respective Mortgage or that could be the basis for a defense to any claim under any Insurance Policy maintained in respect of the Premises, and each Loan Party shall otherwise comply in all material respects with all Insurance Requirements in respect of the Premises; provided, however, that each Loan Party may, at its own expense and after written notice to the Administrative Agent, (i) contest the applicability or enforceability of any such Insurance Requirements by appropriate legal proceedings, the prosecution of which does not constitute a basis for cancellation or revocation of any insurance coverage required under this Section 5.04 or (ii) cause the Insurance Policy containing any such Insurance Requirement to be replaced by a new policy complying with the provisions of this Section 5.04.
          SECTION 5.05. Obligations and Taxes.
     (a) Payment of Obligations. Pay its Indebtedness and other obligations promptly and in accordance with their terms, cause its Foreign Subsidiaries to make payments on Indebtedness permitted under Section 6.04(f)(iii) in a manner and in an amount to ensure that the Borrower has sufficient cash to make payments on the Loans required hereunder and pay and discharge promptly when due all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, services, materials and supplies or otherwise that, if unpaid, might give rise to a Lien other than a Permitted Lien upon such properties or any part thereof; provided that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as (x)(i) the validity or amount thereof shall be contested in good faith by appropriate proceedings timely instituted and diligently conducted and the applicable Company shall have set aside on its books adequate reserves or other appropriate provisions with respect thereto in accordance with GAAP, (ii) such contest operates to suspend collection of the contested obligation, Tax, assessment or charge and enforcement of a Lien other than a Permitted Lien and (iii) in the case of Collateral, the applicable Company shall have otherwise complied with the Contested Collateral Lien Conditions and (y) the failure to pay could not reasonably be expected to result in a Material Adverse Effect.
     (b) Filing of Returns. Except as otherwise provided herein, timely and correctly file all material Tax Returns required to be filed by it and withhold, collect and remit all Taxes that it is required to collect, withhold or remit.
          SECTION 5.06. Employee Benefits. (a) With respect to each Plan, comply in all material respects with the applicable provisions of ERISA and the Code and (b) furnish to the Administrative Agent (x) as soon as possible after, and in any event within 5 days after any Responsible Officer of any Company or any ERISA Affiliates of any Company knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in liability of the Companies or any of their ERISA Affiliates in an aggregate amount exceeding $500,000 or the imposition of a Lien, a statement of a Financial Officer of the Borrower setting forth details as to such ERISA Event and the action, if any, that the Companies propose to take with respect thereto, and (y) upon request by the Administrative Agent, copies of (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Company or any ERISA Affiliate with the Internal Revenue Service with respect to each Plan; (ii) the most recent actuarial valuation report for each Plan; (iii) all notices received by any Company or any ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan as the Administrative Agent shall reasonably request.
          SECTION 5.07. Maintaining Records; Access to Properties and Inspections. Keep proper books of record and account in which full, true and correct entries in conformity with GAAP (or, in the case of any Foreign Subsidiary, such other accounting system or standard as is customarily employed in the jurisdiction of such Foreign Subsidiary) and all Requirements of Law are made of all dealings and transactions in relation to its business and activities. Each Company will permit any representatives designated by the Administrative Agent or any Lender to visit and inspect the financial records and the property of such Company (so long as such Lender’s representatives coordinate through the Administrative Agent and all such representatives of the Administrative Agent and each Lender conduct such visit and inspection at the same time) at reasonable times and on reasonable prior notice (not more often than once per year so long as no Event of Default has occurred and is continuing) and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances, accounts and condition of any Company with the officers and employees thereof and advisors therefor, including independent accountants (so long as such Lender’s representatives coordinate through the Administrative Agent and all such representatives of the Administrative Agent and each Lender conduct such discussion at the same time).
          SECTION 5.08. Use of Proceeds. Use the proceeds of the Loans only for the purposes set forth in Section 3.12.
          SECTION 5.09. Compliance with Environmental Laws; Environmental Reports.
     (a) Comply, and cause all lessees and other persons occupying Real Property owned, operated or leased by any Company to comply, in all material respects with all Environmental

Laws and Environmental Permits applicable to its operations and Real Property; obtain and renew all material Environmental Permits applicable to its operations and Real Property; and conduct all Responses required by, and in accordance with, Environmental Laws; provided that no Company shall be required to undertake any Response to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.
     (b) If a Default caused by reason of a breach of Section 3.18 or Section 5.09(a) shall have occurred and be continuing for more than 20 days without the Companies commencing activities reasonably likely to cure such Default in accordance with Environmental Laws, at the written request of the Administrative Agent or the Required Lenders through the Administrative Agent, provide to the Lenders within 45 days after such request, at the expense of the Borrower, an environmental assessment report regarding the matters which are the subject of such Default, including, where appropriate, soil and/or groundwater sampling, prepared by an environmental consulting firm and, in form and substance, reasonably acceptable to the Administrative Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or Response to address them.
          SECTION 5.10. Initial Foreign Documents. The Borrower will cause (i) the UK Guarantor to enter into the Subsidiary Guaranty and (ii) Subject to Section 5.11(b), each of the UK Guarantor and Kendle GmbH to be Pledged Foreign Subsidiaries, in each case by no later than June 30, 2010 (or such later date as the Administrative Agent may agree in the exercise of its reasonable discretion with respect thereto) and accompanied by appropriate resolutions, other legal documentation and legal opinions in form and substance reasonably satisfactory to the Administrative Agent.
          SECTION 5.11. Additional Collateral; Additional Guarantors. (a) Subject to this Section 5.11, with respect to any property acquired after the Effective Date by any Loan Party that is intended to be subject to the Lien created by any of the Collateral Documents but is not so subject, promptly (and in any event within 30 days after the acquisition thereof) (i) execute and deliver to the Administrative Agent such amendments or supplements to the relevant Collateral Documents or such other documents as the Administrative Agent shall deem necessary or advisable to grant to the Administrative Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on such property subject to no Liens other than Permitted Collateral Liens, and (ii) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Collateral Document in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent. The Borrower shall otherwise take such actions and execute and/or deliver to the Administrative Agent such documents as the Administrative Agent shall require to confirm the validity, perfection and priority of the Lien of the Collateral Documents on such after-acquired properties.
          (b) With respect to any person that is a Subsidiary or becomes a Subsidiary after the Effective Date, promptly (and in any event within 30 days after such person becomes a Subsidiary) (i) deliver to the Administrative Agent the certificates, if any, representing all of the Equity Interests of such Subsidiary, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all intercompany notes owing from such Subsidiary to any Loan Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party and (ii) cause such new Subsidiary that is a Domestic Subsidiary or a Foreign Electing Subsidiary (A) to execute a Subsidiary Guaranty, or a a joinder agreement or such comparable documentation to become a Subsidiary Guarantor and a joinder agreement to the Security Agreement, substantially in the form annexed thereto and (B) to take all actions reasonably necessary or advisable in the opinion of the Administrative Agent to cause the Lien created by the Collateral Documents to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent. Notwithstanding the foregoing or any other provision herein or in any other Loan Document, (1) the pledge requirements of this Section 5.11(b) shall not apply to the granting of a security interest by any Foreign Subsidiary other than a Foreign Electing Subsidiary; provided that this exception shall not apply to (A) Voting Stock of any Subsidiary which is a controlled foreign corporation (as defined in Section 957(a) of the Code) directly held by any Subsidiary Guarantor representing not more than 65% of the total voting power of all outstanding Voting Stock of such Subsidiary and (B) 100% of the Equity Interests not constituting Voting Stock of any Subsidiary directly held by any Subsidiary Guarantor, except that any such Equity Interests constituting “stock entitled to vote” within the meaning of Treasury Regulation Section 1.956-2(c)(2) shall be treated as Voting Stock for purposes of this Section 5.11(b), (2) the Equity Interests in a Foreign Subsidiary required to be pledged or delivered hereunder shall only be required to the extent such Foreign Subsidiary is a Material Foreign Subsidiary (it being understood and agreed that the Material Foreign Subsidiaries as of the Effective Date are the UK Guarantor and Kendle GmbH) and (3) no pledge agreement in respect of the Equity Interests of a Material Foreign Subsidiary shall be required hereunder (i) until June 30, 2010 or such later date as the Administrative Agent may agree in the exercise of its reasonable discretion with respect thereto and (ii) to the extent the Administrative Agent shall reasonably determine that the costs of obtaining such a pledge are excessive in relation to the value of the security to be afforded thereby. Immediately as of the date any Foreign Subsidiary ceases to be a Foreign Electing Subsidiary, (a) such Foreign Subsidiary shall cease to be a Subsidiary Guarantor and shall be released from its Obligations under the Subsidiary Guaranty and (b) any Collateral (including any Equity Interests) pledged by such Foreign Subsidiary shall be released from the Lien of the Administrative Agent. The Administrative Agent shall take such actions and execute such documents and instruments as the Borrower may reasonably request (and at the Borrower’s expense) to evidence such release.
          (c) Promptly grant to the Administrative Agent, within 30 days of the acquisition thereof, a security interest in and Mortgage on each Real Property owned in fee by such Loan Party as is acquired by such Loan Party after the Effective Date and that, together with any improvements thereon, individually has a fair market value of at least $1,000,000. Such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and shall constitute valid and enforceable perfected Liens subject only to Permitted Collateral Liens or other Liens acceptable to the Administrative Agent. The Mortgages or Mortgage Instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Administrative Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full. Such Loan Party shall otherwise take such actions and execute and/or deliver to the Administrative Agent such documents as the Administrative Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired Real Property (including a Title Policy, a Survey, a local counsel opinion (in form and substance reasonably satisfactory to the Administrative Agent) in respect of such Mortgage, such consents, approvals, amendments, supplements, estoppels, tenant subordination agreements or other instruments as necessary in order for the owner or holder of the fee or leasehold interest constituting such Mortgaged Property to grant the Lien contemplated by the Mortgage with respect to such Mortgaged Property, such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as shall be required to induce the Title Company to issue the Title Policies, evidence reasonably acceptable to the Administrative Agent of payment by the Borrower of all Title Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the Title Policies, copies of all Leases in which the Borrower or any Subsidiary holds the lessor’s interest or other agreements relating to possessory interests, if any, and to the extent any of the foregoing affect any Mortgaged Property, such agreements shall be subordinate to the Lien of the Mortgage to be recorded against such Mortgaged Property, either expressly by its terms or pursuant to a subordination, non-disturbance and attornment agreement, and shall otherwise be acceptable to the Administrative Agent, a completed Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property and any other Mortgage Instrument reasonably required by the Administrative Agent).
          SECTION 5.12. Security Interests; Further Assurances. Promptly, upon the reasonable request of the Administrative Agent, at the Borrower’s expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Collateral Documents or otherwise deemed by the Administrative Agent reasonably necessary or desirable for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except as permitted hereunder or by the applicable Collateral Document, or obtain any consents or waivers as may be necessary or appropriate in connection therewith. Deliver or cause to be delivered to the Administrative Agent from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Administrative Agent as the Administrative Agent shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Collateral Documents. Upon the exercise by the Administrative Agent of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority execute and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent may require. If the Administrative Agent or the Required Lenders determine that they are required by a Requirement of Law to have appraisals prepared in respect of the Real Property of any Loan Party constituting Collateral, the Borrower shall provide to the Administrative Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA and are otherwise in form and substance reasonably satisfactory to the Administrative Agent.
          SECTION 5.13. Information Regarding Collateral. Not effect any change (i) in any Loan Party’s legal name, (ii) in the location of any Loan Party’s chief executive office, (iii) in any Loan Party’s identity or organizational structure, (iv) in any Loan Party’s Federal Taxpayer Identification Number or organizational identification number, if any, or (v) in any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given the Administrative Agent not less than 30 days’ prior written notice (in the form of an Officers’ Certificate), or such lesser notice period agreed to by the Administrative Agent, of its intention so to do, clearly describing such change and providing such other information in connection therewith as the Administrative Agent may reasonably request and (B) it shall have taken all action reasonably satisfactory to the Administrative Agent to maintain the perfection and priority of the security interest of the Administrative Agent for the benefit of the Secured Parties in the Collateral, if applicable. Each Loan Party agrees to promptly provide the Administrative Agent with certified Organizational Documents reflecting any of the changes described in the preceding sentence. Each Loan Party also agrees to promptly notify the Administrative Agent of any change in the location of any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral is located (including the establishment of any such new office or facility), other than changes in location to a Mortgaged Property.

          SECTION 5.14. Affirmative Covenants with Respect to Leases. With respect to each Lease pursuant to which any Loan Party is named as lessor or landlord, the respective Loan Party shall perform all the obligations imposed upon the landlord under such Lease and enforce all of the tenant’s obligations thereunder, except where the failure to so perform or enforce could not reasonably be expected to result in a Material Adverse Effect with respect to the relevant Mortgaged Property.
          SECTION 5.15. FDA Compliance. Each Loan Party shall and shall cause its employees and entities acting on its behalf to (a) maintain all material Regulatory Permits in material compliance with all Regulatory Laws and shall conduct all studies, tests and preclinical and clinical trials in compliance with all applicable protocols, procedures and controls pursuant to professional and scientific standards and Requirements of Law; (b) notify the Administrative Agent promptly after such Loan Party or any of its Subsidiaries becomes aware of any violation of Requirements of Law, Regulatory Permits, or study protocols, procedures or controls which could reasonably be expected to cause a Material Adverse Effect; and (c) promptly forward to the Administrative Agent a copy of any formal or informal notice or other information from a Governmental Authority or clinical trial sponsor that any Governmental Authority is considering an Enforcement Action to limit, revoke, suspend or modify any Regulatory Permit or to terminate, suspend, or materially modify any study, test, or clinical or pre-clinical trials currently being conducted by, or on behalf of a Loan Party (including, without limitation, providing copies to the Administrative Agent of all FDA Form 483 inspection reports where a potential non-compliance or risk has been identified, and FDA warning letters and untitled letters received by such Loan Party).
ARTICLE VI
Negative Covenants
          Each Loan Party warrants, covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, no Loan Party will, nor will they cause or permit any Subsidiaries to:
          SECTION 6.01. Indebtedness. Incur, create, assume or permit to exist, directly or indirectly, any Indebtedness, except:
     (a) Indebtedness incurred under this Agreement and the other Loan Documents;
     (b)(i) Indebtedness outstanding on the Effective Date and listed on Schedule 6.01(b) and (ii) refinancings or renewals thereof; provided that (A) any such refinancing Indebtedness is in an aggregate principal amount not greater than the aggregate principal amount of the Indebtedness being renewed or refinanced, plus the amount of any premiums required to be paid thereon and reasonable fees and expenses associated therewith, (B) such refinancing Indebtedness has a later or equal final maturity and longer or equal weighted average life than the Indebtedness being renewed or refinanced and (C) the covenants, events of default, subordination and other provisions thereof (including any guarantees thereof) shall be, in the aggregate, no less favorable to the Lenders than those contained in the Indebtedness being renewed or refinanced;

     (c) Indebtedness under Convertible Debt Derivative Obligations or Swap Obligations with respect to interest rates, foreign currency exchange rates or commodity prices, in each case not entered into for speculative purposes; provided that if such Swap Obligations relate to interest rates, (i) such Swap Obligations relate to payment obligations on Indebtedness otherwise permitted to be incurred by the Loan Documents and (ii) the notional principal amount of such Swap Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Swap Obligations relate;
     (d) Indebtedness permitted by Section 6.04(f);
     (e)(i) Indebtedness incurred after the Effective Date in respect of Purchase Money Obligations and Capital Lease Obligations, and refinancings or renewals thereof, in an aggregate amount not to exceed $40.0 million at any time outstanding and (ii) Attributable Indebtedness incurred after the Effective Date in an aggregate amount not to exceed €40.0 million (or the equivalent in any currency other than Dollars) at any time outstanding;
     (f)(i) Indebtedness incurred by Foreign Subsidiaries in connection with the Overdraft Facility; provided that the total of all such Indebtedness shall not exceed an aggregate principal amount of $5.0 million or the equivalent amount of any currency other than dollars, (ii) Indebtedness incurred by Foreign Subsidiaries under the Foreign Intercompany Notes or other intercompany Indebtedness to the extent contemplated by Section 6.04(f) and (iii) other Indebtedness incurred by Foreign Subsidiaries in an aggregate amount not to exceed $40.0 million at any time outstanding;
     (g) Indebtedness in respect of bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances issued for the account of any Company in the ordinary course of business, including guarantees or obligations of any Company with respect to letters of credit supporting such bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances or issued in lieu of security deposits relating to Leases (in each case other than for an obligation for money borrowed);
     (h) (i) Contingent Obligations of any Loan Party or any other Subsidiary in respect of (A) Indebtedness otherwise permitted under this Section 6.01 or (B) Leases permitted by Section 6.17 or (C) Indebtedness and other obligations of Affiliates that are not Subsidiaries, which, in the case of clause (C), do not to exceed an aggregate amount of $10.0 million at any time outstanding and (ii) Contingent Obligations under “comfort letters” or similar undertaking delivered by the Borrower with respect to any of its Subsidiaries in the ordinary course of business;
     (i) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;
     (j) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;
     (k) Indebtedness assumed in connection with any Permitted Acquisition so long as such Indebtedness (i) was not created in anticipation of such Permitted Acquisition, (ii) is either unsecured or secured solely by the assets and property acquired or owned by the entity or entities acquired and (iii) does not exceed $20.0 million at any time outstanding in connection with all such Permitted Acquisitions;
     (l) unsecured Indebtedness incurred after the Effective Date of any Company in an aggregate amount not to exceed $40.0 million at any time outstanding which such Indebtedness is in addition to any other Indebtedness permitted hereby and may be incurred for any general corporate purpose;
     (m) solely in connection with a Permitted Acquisition, Indebtedness consisting of obligations for deferred purchase price, “earn-outs” or other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business, in an amount not in excess of $25.0 million at any time outstanding for all Permitted Acquisitions; provided however that, for the avoidance of doubt, nothing in this Section 6.01(m) shall be deemed to increase the maximum amount of Acquisition Consideration permitted under clause (ix) of the definition of “Permitted Acquisition”; and
     (n) (i) Indebtedness under the Convertible Notes and (ii) any other Indebtedness (“Replacement Note Indebtedness”) under senior unsecured notes of the Borrower (including any other Convertible Debt similar in nature to the Convertible Notes) that are issued to refinance or replace the Indebtedness under the Convertible Notes so long as (1) both immediately prior to and after giving effect (including pro forma effect) thereto, no Default or Event Default shall exist or would result therefrom, (2) the Replacement Note Indebtedness matures after, and does not require any scheduled amortization or other scheduled payments of principal prior to, the date that is 181 days after the Revolving Loan Termination Date (it being understood that any provision requiring an offer to purchase the Replacement Note Indebtedness as a result of change of control or asset sale shall not violate the foregoing restriction), (3) the Replacement Note Indebtedness is not guaranteed by any Subsidiary of the Borrower other than the Subsidiary Guarantors, (4) the covenants, events of default and other provisions thereof (including guarantees thereof) applicable to the Replacement Note Indebtedness are on then-market terms for such type of senior unsecured notes and (5) the aggregate principal amount of such Replacement Note Indebtedness does not exceed $200,000,000.
          SECTION 6.02. Liens. Create, incur, assume or permit to exist, directly or indirectly, any Lien on any property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof or file or authorize any filing of any financing statement under the UCC or any other similar notice of lien under any similar notice or recording statute of any Governmental Authority, except the following (collectively, the “Permitted Liens”):
     (a) inchoate Liens for taxes, assessments or governmental charges or levies not yet due and payable or delinquent and Liens for taxes, assessments or governmental charges or levies, which (i) are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings or appeal or similar bonds posted in connection therewith) have the effect of preventing the forfeiture or sale of the property subject to any such Lien, and (ii) in the case of any such charge or claim which has or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;
     (b) Liens in respect of property of any Company imposed by Requirements of Law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, and (i) which do not in the aggregate materially detract from the value of the property of the Companies, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Companies, taken as a whole, (ii) which, if they secure obligations that are then due and unpaid, are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings or appeal or similar bonds posted in connection therewith) have the effect of preventing the forfeiture or sale of the property subject to any such Lien, and (iii) in the case of any such Lien which has or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;
     (c) any Lien in existence on the Effective Date and set forth on Schedule 6.02(c) and any Lien granted as a replacement or substitute therefor; provided that any such replacement or substitute Lien (i) except as permitted by Section 6.01(b)(ii)(A), does not secure an aggregate amount of Indebtedness, if any, greater than that secured on the Effective Date and (ii) does not encumber any property other than the property subject thereto on the Effective Date (any such Lien, an “Existing Lien”);
     (d) easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies on or with respect to any Real Property, in each case whether now or hereafter in existence, not (i) securing Indebtedness, (ii) individually or in the aggregate materially impairing the value or marketability of such Real Property or (iii) individually or in the aggregate materially interfering with the ordinary conduct of the business of the Companies at such Real Property;
     (e) Liens arising out of judgments, attachments or awards not resulting in a Default and in respect of which such Company shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings and, in the case of any such Lien which has or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;
     (f) Liens (other than any Lien imposed by ERISA) (x) imposed by Requirements of Law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation, (y) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or (z) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided that (i) with respect to clauses (x), (y) and (z) of this paragraph (f), such Liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings for orders entered in connection with such proceedings have the effect of preventing the forfeiture or sale of the property subject to any such Lien, (ii) to the extent such Liens are not imposed by Requirements of Law, such Liens shall in no event encumber any property other than cash and Cash Equivalents, (iii) in the case of any such Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien

Conditions and (iv) the aggregate amount of deposits at any time pursuant to clause (y) and clause (z) of this paragraph (f) shall not exceed $1,000,000 in the aggregate;
     (g) Leases of the properties of any Company, in each case entered into in the ordinary course of such Company’s business and such Leases do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of any Company or (ii) to the extent any Company intends to use such property, materially impair the use (for its intended purposes) or the value of the property subject thereto;
     (h) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Company in the ordinary course of business in accordance with the past practices of such Company;
     (i) Liens securing Indebtedness incurred pursuant to Section 6.01(e); provided that any such Liens attach only to the property being financed pursuant to such Indebtedness and do not encumber any other property of any Company;
     (j) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Company, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;
     (k) Liens on property of a person existing at the time such person is acquired or merged with or into or consolidated with any Company to the extent permitted hereunder (and not created in anticipation or contemplation thereof); provided that such Liens do not extend to property not subject to such Liens at the time of acquisition (other than improvements thereon);
     (l) Liens granted pursuant to the Collateral Documents to secure the Secured Obligations and as otherwise described in Schedule 3.07(a)(ii);
     (m) licenses of Intellectual Property granted by any Company in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Companies;
     (n) any interest or title of a lessor or owner and/or the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;
     (o) Liens securing Indebtedness incurred pursuant to Section 6.01(f)(ii) or (iii); provided that such Liens do not extend to, or encumber, property which constitutes Collateral;
     (p) Liens securing Indebtedness permitted by Section 6.01(k);
     (q) Liens securing Indebtedness permitted by Section 6.01(h) to the extent such Lien would be permitted if the Loan Party or other Subsidiary liable for such Contingent Obligation was the primary obligor;

     (r) Liens on cash and Cash Equivalents pledged to secure Indebtedness permitted under Section 6.01(g);
     (s) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business; and
     (t) Liens incurred in the ordinary course of business of any Company with respect to obligations that do not in the aggregate exceed $10.0 million for all Companies at any time outstanding, so long as such Liens, to the extent covering any Collateral, are junior to the Liens granted pursuant to the Collateral Documents; provided, however, that no consensual Liens shall be permitted to exist, directly or indirectly, on any investment property or instruments, other than Liens granted pursuant to the Collateral Documents.
          SECTION 6.03. Sale and Leaseback Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Leaseback Transaction”) unless (i) the sale of such property is permitted by Section 6.06, (ii) the Attributable Indebtedness relating to such property is permitted by Section 6.01(e) and (iii) any Liens arising in connection with its use of such property are permitted by Section 6.02. In connection with any Sale and Leaseback Transaction permitted by this Section 6.03, the Administrative Agent shall take such actions as the Borrower shall reasonably request in order to release its Lien on any property which is the subject of such Sale and Leaseback Transaction.
          SECTION 6.04. Investments, Loans and Advances. Directly or indirectly, lend money or credit (by way of guarantee or otherwise) or make advances to any person, or purchase or acquire any stock, bonds, notes, debentures or other obligations or securities of, or any other interest in, or make any capital contribution to, any other person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract other than, in any case, investments in Cash Equivalents in the ordinary course of business (all of the foregoing, collectively, “Investments”), except that the following shall be permitted:
     (a) the Companies may consummate the Transactions in accordance with the provisions of the Loan Documents on or after the Effective Date;
     (b)Investments outstanding on the Effective Date and identified on Schedule 6.04(b);
     (c) the Companies may (i) acquire and hold accounts receivable owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (ii) invest in, acquire and hold cash and Cash Equivalents, (iii) endorse negotiable instruments held for collection in the ordinary course of business or (iv) make lease, utility and other similar deposits in the ordinary course of business;
     (d) Swap Obligations or Convertible Debt Derivative Obligations incurred pursuant to Section 6.01(c);
     (e) loans and advances to directors, employees and officers of the Borrower and the Subsidiaries for bona fide business purposes and to purchase Equity Interests of the Borrower, in aggregate amount not to exceed $1.0 million at any time outstanding; provided that no loans in violation of Section 402 of the Sarbanes-Oxley Act shall be permitted hereunder;

     (f) Investments made after the Effective Date (i) by any Company in the Borrower or any Subsidiary Guarantor, (ii) by a Subsidiary that is not a Subsidiary Guarantor in any other Subsidiary that is not a Subsidiary Guarantor, (iii) by any Company in any Foreign Subsidiary that are evidenced by the Foreign Intercompany Notes, (iv) by any Loan Party in any Foreign Subsidiary (other than a Pledged Foreign Subsidiary) in aggregate amount not to exceed $40.0 million for all Loan Parties at any time outstanding and (v) by any Loan Party in any Pledged Foreign Subsidiary in an aggregate amount together with Investments made pursuant to Section 6.04(f)(iv) not to exceed $60.0 million for all Loan Parties at any time outstanding; provided that, in the case of each of the foregoing clauses, any Investment in the form of a loan or advance to a Loan Party shall be evidenced by the Intercompany Note and, in the case of a loan or advance by a Loan Party to any other Loan Party, pledged by such Loan Party as Collateral pursuant to the Collateral Documents;
     (g) Investments in securities of trade creditors or customers in the ordinary course of business received upon foreclosure or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;
     (h) Investments made by the Borrower or any Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with Section 6.06;
     (i) Investments made in compliance with Section 6.07;
     (j) subject to the terms of this Agreement, the creation of any Subsidiary;
     (k) Investments in Affiliates which do not constitute Subsidiaries as in effect on the Effective Date and additional Investments in such Affiliates which do not constitute Subsidiaries in an aggregate amount not to exceed $20.0 million at any time outstanding; and
     (l) other Investments made after the Effective Date in an aggregate amount not to exceed $10.0 million at any time outstanding which such Investments are in addition to any other Indebtedness permitted hereby and may be made for any purpose.
          SECTION 6.05. Mergers and Consolidations. Wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation (or agree to do any of the foregoing at any future time), except that the following shall be permitted:
     (a) the Transactions as contemplated by the Loan Documents;
     (b) Asset Sales in compliance with Section 6.06;
     (c) acquisitions in compliance with Section 6.07;
     (d) any Company may merge or consolidate with or into the Borrower or any Subsidiary Guarantor (as long as the Borrower is the surviving person in the case of any merger or consolidation involving the Borrower and a Subsidiary Guarantor is the surviving person and remains a Wholly Owned Subsidiary of the Borrower in any other case); provided that the Lien on and security interest in such property granted or to be granted in favor of the Administrative Agent under the Collateral Documents shall be maintained or created in accordance with the provisions of Section 5.11 or Section 5.12, as applicable;

     (e) any Subsidiary which is not a Subsidiary Guarantor may merge with any other Subsidiary which is not a Subsidiary Guarantor; and
     (f) any Subsidiary may dissolve, liquidate or wind up its affairs at any time; provided that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect.
To the extent the Required Lenders or all the Lenders, as applicable, waive the provisions of this Section 6.05 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 6.05, such Collateral (unless sold to a Loan Party) shall be sold free and clear of the Liens created by the Collateral Documents, and, so long as the Borrower shall have provided the Administrative Agent such certifications or documents as the Administrative Agent shall reasonably request in order to demonstrate compliance with this Section 6.05, the Administrative Agent shall take all actions it deems appropriate and all actions reasonably required by the Borrower, and solely at the Borrower’s expense, in order to effect the foregoing.
          SECTION 6.06. Asset Sales. Effect any Asset Sale, or agree to effect any Asset Sale, except that the following shall be permitted:
     (a) disposition of used, worn out, obsolete or surplus property by any Company in the ordinary course of business and the abandonment or other disposition of Intellectual Property that is, in the reasonable judgment of the Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Companies taken as a whole;
     (b) Asset Sales; provided that (i) the aggregate consideration received in respect of all Asset Sales in connection with Sale and Leaseback Transactions shall not exceed the amounts permitted by Section 6.01(e) and (ii) the aggregate consideration received in respect of all other Asset Sales pursuant to this clause (b) shall not exceed $10.0 million in any four consecutive fiscal quarters of the Borrower;
     (c) Leases of real or personal property in the ordinary course of business and in accordance with the applicable Collateral Documents;
     (d) mergers and consolidations in compliance with Section 6.05 and the issuance or grant of stock options or stock awards in accordance with Section 6.09(c);
     (e) Investments in compliance with Section 6.04;
     (f) involuntary sales resulting from an exercise of a put or call option pursuant to any joint venture agreement entered into after the Effective Date and otherwise permitted under this Agreement;
     (g) Asset Sales of Equity Interests in the Borrower in connection with the exercise of any conversion, put or call right pursuant to the terms of the Convertible Notes; and
     (h) the sale of the real property owned by Kendle International, Ltd. in Ely, England.
To the extent the Required Lenders or all the Lenders, as applicable, waive the provisions of this Section 6.06 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 6.06, such Collateral (unless sold to a Loan Party) shall be sold free and clear of the Liens created by the Collateral Documents, and, so long as the Borrower shall have provided the Administrative Agent such certifications or documents as the Administrative Agent shall reasonably request in order to demonstrate compliance with this Section 6.06, the Administrative Agent shall take all actions it deems appropriate and all actions reasonably requested by the Borrower, and solely at the Borrower’s expense, in order to effect the foregoing.
          SECTION 6.07. Acquisitions. Purchase or otherwise acquire (in one or a series of related transactions) any part of the property (whether tangible or intangible) of any person (or agree to do any of the foregoing at any future time), except that the following shall be permitted:
     (a) Capital Expenditures by the Borrower and the Subsidiaries shall be permitted to the extent permitted by Section 6.10(d);
     (b) purchases and other acquisitions of inventory, materials, equipment and intangible property in the ordinary course of business;
     (c) Investments in compliance with Section 6.04;
     (d) Leases of real or personal property in the ordinary course of business and in accordance with the applicable Collateral Documents;
     (e) Permitted Acquisitions; and
     (f) mergers and consolidations in compliance with Section 6.05;
provided that the Lien on and security interest in such property granted or to be granted in favor of the Administrative Agent under the Collateral Documents shall be maintained or created in accordance with the provisions of Section 5.11 or Section 5.12, as applicable.
          SECTION 6.08. Dividends. Authorize, declare or pay, directly or indirectly, any Dividends with respect to any Company, except that the following shall be permitted:
     (a) Dividends by any Company to the Borrower or any Wholly Owned Subsidiary of the Borrower;
     (b) the repurchase or redemption of Qualified Capital Stock of the Borrower held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of any Company; provided that the aggregate cash consideration paid for all such redemptions and payments shall not exceed, in any fiscal year, $5.0 million; and
     (c) Dividends payable by the Borrower in connection with any Convertible Debt Derivative Obligation (including any payment required to terminate all or any portion of such Convertible Debt Derivative Obligation).
          SECTION 6.09. Transactions with Affiliates. Enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of any Company (other than between or among the Borrower and one or more Subsidiary Guarantors or between or among Subsidiaries which are not Subsidiary Guarantors), other than on terms and conditions at least as favorable to such Company as would reasonably be obtained by such Company at that time in a comparable arm’s-length transaction with a person other than an Affiliate, except that the following shall be permitted:

     (a) Dividends permitted by Section 6.08 and transactions permitted by Sections 6.05(d) and (e);
     (b) Investments permitted by Sections 6.04(e) and (f);
     (c) reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option, stock grants and other benefit plans) and indemnification arrangements, which, in the case of any executive officer, are approved or authorized to be established by the Board of Directors of the Borrower;
     (d) transactions with respect to work performed by or on behalf of customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business and otherwise not prohibited by the Loan Documents;
     (e) the existence of, and the performance by any Loan Party of its obligations under the terms of, any limited liability company, limited partnership or other Organizational Document or securityholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party on the Effective Date and which has been disclosed to the Lenders as in effect on the Effective Date, and similar agreements that it may enter into thereafter; provided, however, that the existence of, or the performance by any Loan Party of obligations under, any amendment to any such existing agreement or any such similar agreement entered into after the Effective Date shall only be permitted by this Section 6.09(e) to the extent not more adverse to the interest of the Lenders in any material respect, when taken as a whole, than any of such documents and agreements as in effect on the Effective Date;
     (f) sales of Qualified Capital Stock of the Borrower to Affiliates of the Borrower not otherwise prohibited by the Loan Documents and the granting of registration and other customary rights in connection therewith and repurchases of Qualified Capital Stock permitted by Section 6.08(b); and
     (g) any transaction with an Affiliate where the only consideration paid by any Loan Party is Qualified Capital Stock of the Borrower.
          SECTION 6.10. Financial Covenants.
     (a) Maximum Total Leverage Ratio. Permit the Total Leverage Ratio, for (i) the Test Period ending on March 31, 2010, to exceed 4.25 to 1.00, (ii) for the Test Periods ending on June 30, 2010, September 30, 2010 or December 31, 2010, to exceed 4.50 to 1.00 and (iii) for any Test Period ending on or after March 31, 2011, to exceed 4.25 to 1.00.
     (b)Minimum Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio, for any Test Period ending during on or after March 31, 2010, to be less than 2.75 to 1.00.
     (c) Maximum Senior Secured Leverage Ratio. Permit the Senior Secured Leverage Ratio, for any Test Period ending on or after March 31, 2010, to exceed 2.00 to 1.00.
     (d) Limitation on Capital Expenditures. Permit the aggregate amount of Capital Expenditures made in any fiscal year of the Borrower to exceed the Applicable CapEx Amount; provided, however, that (x) if the aggregate amount of Capital Expenditures made in any fiscal year shall be less than the maximum amount of Capital Expenditures permitted under this Section

6.10(d) for such fiscal year (before giving effect to any carryover), then an amount of such shortfall not exceeding 50% of such maximum amount may be added to the amount of Capital Expenditures permitted under this Section 6.10(d) for the immediately succeeding (but not any other) fiscal year, and (y) in determining whether any amount is available for carryover, the amount expended in any fiscal year shall first be deemed to be from the amount allocated to such fiscal year (before giving effect to any carryover). For the purposes of this Section 6.10(d), the term “Applicable CapEx Amount” means (i) $25.0 million for each of the fiscal years of the Borrower ending on or about December 31, 2010 and on or about December 31, 2011, (ii) $27.0 million for each of the fiscal years of the Borrower ending on or about December 31, 2012 and on or about December 31, 2013 and (iii) $30.0 million for each fiscal year of the Borrower thereafter.
          SECTION 6.11. Prepayments of Other Indebtedness; Modifications of Organizational Documents and Other Documents, etc. Directly or indirectly:
     (a) make (or give any notice in respect thereof) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of, any Subordinated Indebtedness, except as otherwise permitted by this Agreement; and
     (b)terminate, amend or modify any of its Organizational Documents (including (x) by the filing or modification of any certificate of designation and (y) any election to treat any securities pledged under the Security Agreement or any other Collateral Document as a “security” under Section 8-103 of the UCC other than concurrently with the delivery of certificates representing such pledged securities to the Administrative Agent) or any agreement to which it is a party with respect to its Equity Interests (including any stockholders’ agreement), or enter into any new agreement with respect to its Equity Interests, other than any such amendments or modifications or such new agreements which are not adverse in any material respect to the interests of the Lenders; provided that the Borrower may (i) issue such Equity Interests, so long as such issuance is not prohibited by Section 6.13 or any other provision of this Agreement, and may amend or modify its Organizational Documents to authorize any such Equity Interests and (ii) amend or extend the Stockholder Rights Agreement dated August 14, 2009 between the Borrower and American Stock Transfer & Trust Company, LLC, as Rights Agent, or enter into any other document, agreement or instrument with a similar purpose or effect as such Shareholders Rights Agreement, so long as such amendment or extension does not materially change the terms of such Shareholders Rights Agreement or, if such amendment or extension involves a material change in such terms, such amendment or extension would not be materially disadvantageous to Lenders;
     provided, however, that the Borrower may redeem or repurchase any Convertible Notes or any Replacement Note Indebtedness, including pursuant to one or more open-market purchases so long as after giving effect to such repurchase no Default or Event of Default has occurred and is continuing or would arise after giving effect (including pro forma effect) thereto.
          SECTION 6.12. Limitation on Certain Restrictions on Subsidiaries. Directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by the Borrower or any Subsidiary, or pay any Indebtedness owed to the Borrower or a Subsidiary, (b) make loans or advances to the Borrower or any Subsidiary or (c) transfer any of its properties to the Borrower or any Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) applicable Requirements of Law; (ii) this Agreement and the other Loan Documents; (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Subsidiary; (iv) customary provisions restricting assignment of any agreement entered into by a Subsidiary in the ordinary course of business; (v) any holder of a Lien permitted by Section 6.02 restricting the transfer of the property subject thereto; (vi) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.06 pending the consummation of such sale; (vii) any agreement in effect at the time such Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into in connection with or in contemplation of such person becoming a Subsidiary of the Borrower; (viii) without affecting the Loan Parties’ obligations under Section 5.11, customary provisions in partnership agreements, limited liability company organizational governance documents, asset sale and stock sale agreements and other similar agreements that restrict the transfer of ownership interests in such partnership, limited liability company or similar person; (ix) restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the ordinary course of business; (x) any instrument governing Indebtedness assumed in connection with any Permitted Acquisition, which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person or the properties or assets of the person so acquired; (xi) in the case of any joint venture which is not a Loan Party in respect of any matters referred to in clauses (b) and (c) above, restrictions in such person’s Organizational Documents or pursuant to any joint venture agreement or stockholders agreements solely to the extent of the Equity Interests of or property held in the subject joint venture or other entity; or (xii) any encumbrances or restrictions imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clause (vii) or (x) above; provided that such amendments or refinancings are no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.
          SECTION 6.13. Limitation on Issuance of Capital Stock.
     (a) With respect to the Borrower, issue any Equity Interest that is not Qualified Capital Stock; it being understood that the Borrower may issue Qualified Capital Stock pursuant to a Convertible Debt Issuance.
     (b) With respect to any Subsidiary, issue any Equity Interest (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, any Equity Interest, except (i) for stock splits, stock dividends and additional issuances of Equity Interests which do not decrease the percentage ownership of the Borrower or any Subsidiaries in any class of the Equity Interest of such Subsidiary; and (ii) Subsidiaries of the Borrower formed after the Effective Date may issue Equity Interests to the Borrower or the Subsidiary of the Borrower which is to own such Equity Interests. All Equity Interests issued in accordance with this Section 6.13(b) shall, to the extent required by Sections 5.11 and 5.12 or any Collateral Document, be delivered to the Administrative Agent for pledge pursuant to the applicable Collateral Document.
          SECTION 6.14. Business. Engage (directly or indirectly) in any business other than those businesses in which the Borrower and its Subsidiaries are engaged on the Effective Date (or, in the good faith judgment of the Board of Directors, which are substantially related thereto or are reasonable extensions thereof).
          SECTION 6.15. Limitation on Accounting Changes. Make or permit any change in accounting policies or reporting practices, without the consent of the Required Lenders, which consent shall not be unreasonably withheld, except changes that are required or permitted by GAAP (including any non-material changes permitted by GAAP to reconcile accounting policies and reporting practices of the Borrower and its Subsidiaries) or, in the case of any Foreign Subsidiary, any other accounting or reporting system customarily employed in such Foreign Subsidiary’s jurisdiction.

          SECTION 6.16. Fiscal Year. Change the fiscal year-end for the Borrower (on a consolidated basis) to a date other than December 31.
          SECTION 6.17. Lease Obligations. Create, incur, assume or suffer to exist any obligations as lessee for the rental or hire of real or personal property of any kind under leases or agreements to lease (which are not required to be capitalized pursuant to GAAP as in effect on the Effective Date) having an original term of one year or more that would cause the direct and contingent liabilities of the Borrower and its Subsidiaries, on a consolidated basis, in respect of all such obligations to exceed $40.0 million payable in any period of 12 consecutive months.
          SECTION 6.18. No Further Negative Pledge. Enter into any agreement, instrument, deed or lease which prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation, except the following: (1) this Agreement and the other Loan Documents; (2) covenants in documents creating Liens permitted by Section 6.02 prohibiting further Liens on the properties encumbered thereby; (3) any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Loan Documents on any Collateral securing the Secured Obligations and does not require the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of any Loan Party to secure the Secured Obligations; (4) any prohibition or limitation (on then market terms) imposed by any agreement relating to the Convertible Notes or the Replacement Note Indebtedness; and (5) any prohibition or limitation that (a) exists pursuant to applicable Requirements of Law, (b) consists of customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.06 pending the consummation of such sale, (c) restricts subletting or assignment of any lease governing a leasehold interest of the Borrower or a Subsidiary, (d) exists in any agreement in effect at the time such Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary or (e) is imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clause (5)(d); provided that such amendments and refinancings are no more materially restrictive with respect to such prohibitions and limitations than those prior to such amendment or refinancing.
          SECTION 6.19. Anti-Terrorism Law; Anti-Money Laundering.
     (a) Directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 3.21, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Loan Parties shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Loan Parties’ compliance with this Section 6.19).
     (b) Cause or permit any of the funds of such Loan Party that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of any Requirement of Law.
          SECTION 6.20. Embargoed Person. Cause or permit (a) any of the funds or properties of the Loan Parties that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, any person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C.ss.ss. 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or Requirement of Law promulgated thereunder, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by a Requirement of Law, or the Loans made by the Lenders would be in violation of a Requirement of Law, or (2) the Executive Order, any related enabling legislation or any other similar Executive Orders or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Loan Parties, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by a Requirement of Law or the Loans are in violation of a Requirement of Law.
ARTICLE VII
Events of Default
          SECTION 7.01. Events of Default. Upon the occurrence and during the continuance of the following events (“Events of Default”):
     (a) default shall be made in the payment of any principal of any Loan or any Reimbursement Obligation when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment (whether voluntary or mandatory) thereof or by acceleration thereof or otherwise;
     (b) default shall be made in the payment of any interest on any Loan or any fee or any other amount (other than an amount referred to in paragraph (a) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;
     (c) any representation or warranty made or deemed made in or in connection with any Loan Document or the Borrowings or issuances of Letters of Credit hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;
     (d) default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in Section 5.02(a), 5.03(a) or 5.08, in Article VI or in Article X;
     (e) default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (a), (b) or (d) immediately above) and such default shall continue unremedied or shall not be waived for a period of 30 days after written notice thereof from the Administrative Agent or any Lender to the Borrower;
     (f) any Company shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness (other than the Obligations), when and as the same shall become due and payable beyond any applicable grace period, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Material Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Material Indebtedness or a trustee or other representative on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Material Indebtedness to become due prior to its stated maturity or become subject to a mandatory offer to purchase by the obligor; provided that, in the case of Convertible Debt Derivative Obligations or Swap Obligations, the amount counted to determine if such Convertible Debt Derivative Obligations or Swap Obligations constitute Material Indebtedness shall be the amount payable by all Companies if such Convertible Debt Derivative Obligations or Swap Obligations, as applicable, were terminated at such time;
          (g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Company, or of a substantial part of the property of any Company, under Title 11 of the U.S. Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Company or for a substantial part of the property of any Company; or (iii) the winding-up or liquidation of any Company; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
          (h) (A) any Company shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (g) above; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Company or for a substantial part of the property of any Company; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due; (vii) take any action for the purpose of effecting any of the foregoing; or (B) except as otherwise permitted hereunder, any Loan Party shall wind up or liquidate;
          (i)one or more judgments, orders or decrees for the payment of money in an aggregate amount in excess of $15.0 million shall be rendered against any Company or any combination thereof and the same shall remain undischarged, unvacated or unbonded for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon properties of any Company to enforce any such judgment;
          (j)one or more ERISA Events or a similar event imposing comparable liability with respect to Foreign Plans shall have occurred that when taken together with all other such ERISA Events and noncompliance with respect to Foreign Plans that have occurred, could reasonably be expected to result in liability to any Company in excess of $500,000 or in the imposition of a Lien on any properties of a Company;
          (k)any security interest and Lien purported to be created by any Collateral Document covering Collateral with a value in excess of $100,000 for any individual Collateral or $1,000,000 in the aggregate shall cease to be in full force and effect, or shall cease to give the Administrative Agent, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Collateral Document with respect to Collateral with a value in excess of $100,000 for any individual Collateral or $1,000,000 in the aggregate (including a perfected first priority security interest in and Lien on the Collateral thereunder (except as otherwise expressly provided in such Collateral Document and the other Loan Documents)) in favor of the Administrative Agent, or shall be asserted by the Borrower or any other Loan Party not to be a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Collateral Document) security interest in or Lien on the Collateral covered thereby;
          (l) any Loan Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by any Loan Party or any other person, or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Loan Party shall repudiate or deny any portion of its liability or obligation for the Obligations;
          (m) there shall have occurred a Change in Control;
          (n) in addition to the preceding provisions of this Section 7.01 (and such provisions shall not be deemed to otherwise limit the following), in respect of the UK Guarantor: (i) the UK Guarantor stops or suspends or threatens or announces an intention to stop or suspend payment of its debts or is for the purpose of section 123(1) of the Insolvency Act 1986 of England and Wales (on the basis that the words “proved to the satisfaction of the court” are deemed omitted from section 123(1)(e)) or any other applicable law deemed to be unable or shall admit in writing its inability to pay its debts as they fall due or shall become insolvent or a moratorium is declared in respect of its indebtedness; (ii) a petition is presented or meeting convened or application made for the purpose of appointing an administrator or receiver or other similar officer of, or for the making of an administration order in respect of, the UK Guarantor and such petition or application is not discharged within 60 days; (iii) the UK Guarantor convenes a meeting of its creditors generally or proposes or makes any arrangement or composition with, or any assignment for the benefit of, its creditors generally; (iv) the UK Guarantor passes any resolution for its winding up; (v) a petition is presented for the winding-up of the UK Guarantor (other than any petition which is contested on bona fide grounds and discharged not more than 60 days after filing); or (vi) any order is made or resolution passed or other action taken for the suspension of payments, protection from creditors or bankruptcy of the UK Guarantor;
then, and in every such event (other than an event with respect to the Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans and Reimbursement Obligations then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans and Reimbursement Obligations so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other Obligations of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower and the Subsidiary Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to the Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans and Reimbursement Obligations then outstanding, together with accrued interest thereon and any unpaid accrued fees and all other Obligations of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower and the Subsidiary Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding.
ARTICLE VIII
The Administrative Agent
          Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.
          The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.
          The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
          The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
          The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
          Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
          Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
          Except with respect to the exercise of setoff rights of any Lender, in accordance with Section 9.08, the proceeds of which are applied in accordance with this Agreement, each Lender agrees that it will not take any action, nor institute any actions or proceedings, against the Borrower or with respect to any Loan Document, without the prior written consent of the Required Lenders or, as may be provided in this Agreement or the other Loan Documents, with the consent of the Administrative Agent.
          The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

          In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code. Each Lender authorizes the Administrative Agent to enter into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents. Each Lender agrees that no Secured Party (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Secured Parties upon the terms of the Collateral Documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties. The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) as described in Section 9.02(d); (ii) as permitted by, but only in accordance with, the terms of the applicable Loan Document; or (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant hereto. Upon any sale or transfer of assets constituting Collateral which is permitted pursuant to the terms of any Loan Document, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five (5) Business Days’ prior written request by the Borrower to the Administrative Agent, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for the benefit of the Secured Parties herein or pursuant hereto upon the Collateral that was sold or transferred; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Secured Obligations or any Liens upon (or obligations of the Borrower or any Subsidiary in respect of) all interests retained by the Borrower or any Subsidiary, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral.
          The Borrower, on its behalf and on behalf of its Subsidiaries, and each Lender, on its behalf and on the behalf of its affiliated Secured Parties, hereby irrevocably constitute the Administrative Agent as the holder of an irrevocable power of attorney (fondé de pouvoir within the meaning of Article 2692 of the Civil Code of Québec) in order to hold hypothecs and security granted by the Borrower or any Subsidiary on property pursuant to the laws of the Province of Quebec to secure obligations of the Borrower or any Subsidiary under any bond, debenture or similar title of indebtedness issued by the Borrower or any Subsidiary in connection with this Agreement, and agree that the Administrative Agent may act as the bondholder and mandatary with respect to any bond, debenture or similar title of indebtedness that may be issued by the Borrower or any Subsidiary and pledged in favor of the Secured Parties in connection with this Agreement. Notwithstanding the provisions of Section 32 of the An Act respecting the special powers of legal persons (Quebec), JPMorgan Chase Bank, N.A. as Administrative Agent may acquire and be the holder of any bond issued by the Borrower or any Subsidiary in connection with this Agreement (i.e., the fondé de pouvoir may acquire and hold the first bond issued under any deed of hypothec by the Borrower or any Subsidiary).
          The Administrative Agent is hereby authorized to execute and deliver any documents necessary or appropriate to create and perfect the rights of pledge for the benefit of the Secured Parties including a right of pledge with respect to the entitlements to profits, the balance left after winding up and the voting rights of the Borrower as ultimate parent of any subsidiary of the Borrower which is organized under the laws of the Netherlands and the Equity Interests of which are pledged in connection herewith (a “Dutch Pledge”). Without prejudice to the provisions of this Agreement and the other Loan Documents, the parties hereto acknowledge and agree with the creation of parallel debt obligations of the Borrower or any relevant Subsidiary as will be described in any Dutch Pledge (the “Parallel Debt”), including that any payment received by the Administrative Agent in respect of the Parallel Debt will — conditionally upon such payment not subsequently being avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, insolvency, preference, liquidation or similar laws of general application — be deemed a satisfaction of a pro rata portion of the corresponding amounts of the Obligations, and any payment to the Secured Parties in satisfaction of the Obligations shall — conditionally upon such payment not subsequently being avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, insolvency, preference, liquidation or similar laws of general application — be deemed as satisfaction of the corresponding amount of the Parallel Debt. The parties hereto acknowledge and agree that, for purposes of a Dutch Pledge, any resignation by the Administrative Agent is not effective until its rights under the Parallel Debt are assigned to the successor Administrative Agent.
          The parties hereto acknowledge and agree for the purposes of taking and ensuring the continuing validity of German law governed pledges (Pfandrechte) with the creation of parallel debt obligations of the Borrower and its Subsidiaries as will be further described in a separate German law governed parallel debt undertaking. The Administrative Agent shall (i) hold such parallel debt undertaking as fiduciary agent (Treuhaender) and (ii) administer and hold as fiduciary agent (Treuhaender) any pledge created under a German law governed Collateral Document which is created in favor of any Secured Party or transferred to any Secured Party due to its accessory nature (Akzessorietaet), in each case in its own name and for the account of the Secured Parties. Each Lender, on its own behalf and on behalf of its affiliated Secured Parties, hereby authorizes the Administrative Agent to enter as its agent in its name and on its behalf into any German law governed Collateral Document, to accept as its agent in its name and on its behalf any pledge under such Collateral Document and to agree to and execute as agent its in its name and on its behalf any amendments, supplements and other alterations to any such Collateral Document and to release any such Collateral Document and any pledge created under any such Collateral Document in accordance with the provisions herein and/or the provisions in any such Collateral Document.
ARTICLE IX
Miscellaneous
          SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
     (i) if to the Borrower, to it at 441 Vine Street, Suite 500, Cincinnati, Ohio 45202, Attention of Anthony L. Forcellini (Telecopy No. (513) 763-7762; Telephone No. (513) 763-1467);
     (ii) if to the Administrative Agent, (A) in the case of Borrowings denominated in Dollars, to JPMorgan Chase Bank, N.A., 10 South Dearborn, Chicago, Illinois 60603, Attention of Cheryl Lyons (Telecopy No. (888) 303-9732) and (B) in the case of Borrowings denominated in Foreign Currencies, to J.P. Morgan Chase London, 4th Floor Prestige Knowledge Park, Near Marathalli Junction, Outer Ring Road, Kadabeesanahalli, Vathur Hobli, Banglore, 560087, Attention of European Loan Operations (Telecopy No. 44 207 492 3297), and in each case with a copy to JPMorgan Chase Bank, N.A., 8044 Montgomery Road, Suite 350, Cincinnati, Ohio 45236, Attention of Jessica L. Zilliox (Telecopy No. (513) 985-5252);
     (iii) if to the Issuing Bank, (A) in the case of Letters of Credit denominated in Dollars, to JPMorgan Chase Bank, N.A., 300 S. Riverside Plaza, Mail Code IL1-0236, 2nd Floor, Chicago, Illinois 60603, Attention of Standby Letter of Credit Unit, Cathy Moses (Telecopy (312) 233-2266) and (B) in the case of Letters of Credit denominated in a Foreign Currency, to JPMorgan Chase Bank N.A., Global Trade Solutions 365B, 1 Chaseside, Bournemouth, Dorset, BH7 70A, United Kingdom, Attention of Guarantees Section (Telecopy 44 120 234 7707), and in each case with a copy to JPMorgan Chase Bank, N.A. 8044 Montgomery Road, Suite 350, Cincinnati, Ohio 45236, Attention of Jessica L. Zilliox (Telecopy No. (513) 985-5252);
     (iv) if to the Swingline Lender, to it at JPMorgan Chase Bank, N.A., 10 South Dearborn, Chicago, Illinois 60603, Attention of Cheryl Lyons (Telecopy No. (888) 303-9732)1; and
     (v) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
          (b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
          (c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
          SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.
          (b) Except as provided in Section 2.20 with respect to an increase of the Commitments or an Incremental Term Loan Amendment, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.18(b) or (d) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender (it being understood that, solely with the consent of the parties prescribed by Section 2.20 to be parties to an Incremental Term Loan Amendment, Incremental Term Loans may be included in the determination of Required Lenders on substantially the same basis as the Commitments and the Revolving Loans are included on the Effective Date), (vi) release the Company or all or substantially all of the Subsidiary Guarantors from their obligations under Article X or the Subsidiary Guaranty without the written consent of each Lender, or (vii) except as provided in clause (d) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be.
          (c) Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower to each relevant Loan Document (x) to add one or more credit facilities (in addition to the Incremental Term Loans pursuant to an Incremental Term Loan Amendment) to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Loans, Incremental Term Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Lenders.
          (d) The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (i) upon the termination of all the Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to the Administrative Agent, (ii) constituting property being sold or disposed of if the Borrower certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property leased to the Borrower or any Subsidiary under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Section 7.01. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.
          (e) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.
          (f) Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.
          SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as IntraLinks) of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and any other Loan Document, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided, however, that in no event shall the Borrower be required to reimburse the Lenders for more than one counsel to the Administrative Agent (and up to one local counsel to the Administrative Agent in each applicable jurisdiction and regulatory counsel) and one counsel for all of the other Lenders (and up to one local counsel in each applicable jurisdiction and regulatory counsel), unless a Lender or its counsel determines that it is impractical or inappropriate (or would create actual or potential conflicts of interest) to not have individual counsel, in which case such Lender may have its own counsel which shall be reimbursed in accordance with the foregoing.
          (b) The Borrower shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its

Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the material breach by any such Indemnitee of its express obligations under the Loan Documents or the gross negligence or willful misconduct of such Indemnitee.
          (c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that the Borrower’s failure to pay any such amount shall not relieve the Borrower of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.
          (d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet) other than damages determined by a court of competent jurisdiction to have resulted from the material breach by any such Indemnitee of its express obligations under the Loan Documents or the gross negligence or willful misconduct of such Indemnitee, or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.
          (e) All amounts due under this Section shall be payable not later than fifteen (15) days after written demand therefor.
          SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

          (A) the Borrower, provided that no consent of the Borrower shall be required for (1) an assignment to a Lender, an Affiliate of a Lender, an Approved Fund and, in the case of any such assignment to another Lender or an Affiliate of a Lender, without the consent of the Borrower, such assignment is not reasonably expected to result in any increased costs or expenses to the Loan Parties under Sections 2.15, 2.16 or 2.17 or (2) if an Event of Default has occurred and is continuing, an assignment to any assignee;
          (B) the Administrative Agent; and
          (C) the Issuing Bank.
(ii) Assignments shall be subject to the following additional conditions:
          (A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;
          (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;
          (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, such fee to be paid by either the assigning Lender or the assignee Lender or shared between such Lenders; and
          (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
          For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:
          “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
          (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
          (iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
          (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(e) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
          (c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(d) as though it were a Lender.

          (ii) A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Without limiting the foregoing, a Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.
          (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
          SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.
          SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.
          SECTION 9.07. Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

          SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any Subsidiary Guarantor against any of and all of the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
          SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.
          (b) Each of the Borrower, the Administrative Agent, the Issuing Bank and each Lender hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Borrower, the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any other party hereto or its properties in the courts of any jurisdiction.
          (c) Each of the Borrower, the Administrative Agent, the Issuing Bank and each Lender hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
          SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS

AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
          SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
          SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower or any other Loan Party. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
          SECTION 9.13. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies each Loan Party that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Act.
          SECTION 9.14. Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

ARTICLE X
Guarantee
          In order to induce the Lenders to extend credit to the Borrower hereunder, the Borrower hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due of the Guaranteed Obligations. The Borrower further agrees that the due and punctual payment of such Guaranteed Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Guaranteed Obligation.
          The Borrower waives presentment to, demand of payment from and protest to any Loan Party of any of the Guaranteed Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of the Borrower hereunder shall not be affected by (a) the failure of the Administrative Agent, the Issuing Bank or any Lender to assert any claim or demand or to enforce any right or remedy against any Loan Party under the provisions of this Agreement, any other Loan Document or otherwise; (b) any extension or renewal of any of the Guaranteed Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement, or any other Loan Document or agreement; (d) any default, failure or delay, willful or otherwise, in the performance of any of the Guaranteed Obligations; (e) the failure of the Administrative Agent to take any steps to perfect and maintain any security interest in, or to preserve any rights to, any security or collateral for the Guaranteed Obligations (including, without limitation, the Collateral), if any; (f) any change in the corporate, partnership or other existence, structure or ownership of any Loan Party or any other guarantor of any of the Guaranteed Obligations; (g) the enforceability or validity of the Guaranteed Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral securing the Guaranteed Obligations or any part thereof (including, without limitation, the Collateral), or any other invalidity or unenforceability relating to or against any Loan Party or any other guarantor of any of the Guaranteed Obligations, for any reason related to this Agreement, any Swap Agreement, any Banking Services Agreement, any other Loan Document, or any provision of applicable law, decree, order or regulation of any jurisdiction purporting to prohibit the payment by such Loan Party or any other guarantor of the Guaranteed Obligations, of any of the Guaranteed Obligations or otherwise affecting any term of any of the Guaranteed Obligations; or (h) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of such Loan Party or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of such Loan Party to subrogation.
          The Borrower further agrees that its agreement hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Guaranteed Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by the Administrative Agent, the Issuing Bank or any Lender to any balance of any deposit account or credit on the books of the Administrative Agent, the Issuing Bank or any Lender in favor of any Loan Party or any other Person.
          The obligations of the Borrower hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Guaranteed Obligations, any impossibility in the performance of any of the Guaranteed Obligations or otherwise.
          The Borrower further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Guaranteed

Obligation is rescinded or must otherwise be restored by the Administrative Agent, the Issuing Bank or any Lender upon the bankruptcy or reorganization of any Loan Party or otherwise.
          In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent, the Issuing Bank or any Lender may have at law or in equity against any Loan Party by virtue hereof, upon the failure of any other Loan Party to pay any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Borrower hereby promises to and will, upon receipt of written demand by the Administrative Agent, the Issuing Bank or any Lender, forthwith pay, or cause to be paid, to the Administrative Agent, the Issuing Bank or any Lender in cash an amount equal to the unpaid principal amount of such Guaranteed Obligations then due, together with accrued and unpaid interest thereon. If any payment on the Guaranteed Obligations pursuant to this Article X shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Notwithstanding the foregoing provisions of this Article X, if currency control or exchange regulations are imposed in the country which issues the currency in which any Guaranteed Obligation is denominated with the result that the type of currency in which the Guaranteed Obligation was made (the “Original Currency”) no longer exists or the Borrower is not able to make payment to the Administrative Agent for the account of the Lenders in such Original Currency, then all payments to be made by the Borrower hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrower takes all risks of the imposition of any such currency control or exchange regulations.
          Upon payment by the Borrower of any sums as provided above, all rights of the Borrower against any Loan Party arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full in cash of all the Guaranteed Obligations owed by such Loan Party to the Administrative Agent, the Issuing Bank and the Lenders.
          The Borrower acknowledges that, without limiting the scope of the foregoing or any other provision of this Agreement, including any provisions in this Article X, the term Guaranteed Obligations in regard to each Subsidiary includes, but is not limited to, any loss that any Secured Party may incur on account of prohibitions or limitations that may exist under the laws or regulations of the State Administration of Foreign Exchange or other regulatory authorities in the Peoples Republic of China (“PRC”) regarding the conversion into Renminbi (“RMB”) of Dollars that may be paid by the Borrower to the applicable Secured Party to satisfy any of the Borrower’s obligations under this Agreement in regard to any Subsidiary, in each case, to the extent that any such Guaranteed Obligation is denominated in RMB.
          As to any Subsidiary for which JPMorgan Chase Bank (China) Company Limited (through any of its offices, branches, facilities, or successors or assigns) is providing or extending any Guaranteed Obligations to any Subsidiary, the Borrower warrants and covenants with the Secured Parties that if any Secured Party demands payment or other performance from the Borrower under this Agreement as to that Subsidiary, or if any Secured Party should at any time request, the Borrower shall immediately take, or cause to be taken, such steps as may be necessary to ensure that the difference (the “Investment-Capital GAP”) between (a) that Subsidiary’s registered capital and (b) the total investment in that Subsidiary that is approved by the PRC, as stated in the applicable Approval Certificate for Establishment of Enterprises with Foreign Investment in the PRC, is sufficient to cover all sums that such Secured Party is demanding under this Agreement as to that Subsidiary, or could demand under this Agreement as to that Subsidiary if that Subsidiary were to be in default under any of the Guaranteed Obligations, including but not limited to the Borrower’s making or causing to be made capital injection into such Subsidiary. The Borrower shall provide the applicable Secured Party such evidence as such Secured Party may request to show that it has complied with the foregoing as to that Subsidiary.
          Nothing in the preceding paragraph shall be construed as modifying, limiting, conditioning, or otherwise derogating either from any rights or remedies that any Secured Party otherwise has or may have under this Agreement or from any obligations or liabilities the Borrower otherwise has or may have under this Agreement, including any provisions in this Article X. Each Secured Party is free to enforce any rights or remedies it has under this Agreement, and to demand payment or other performance from the Borrower, without first requiring the Borrower to take any steps to ensure that the Investment-Capital GAP is sufficient to cover all sums being sought by such Secured Party under this Agreement.
          Nothing shall discharge or satisfy the liability of the Borrower hereunder except the full performance and payment of the Guaranteed Obligations.
[Signature Pages Follow]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

KENDLE INTERNATIONAL INC., as the Borrower
By	/s/ Keith A. Cheesman
	Name:	Keith A. Cheesman
	Title:	Senior Vice President and Chief Financial Officer

JPMORGAN CHASE BANK, N.A., individually as a Lender, as the Swingline Lender, as the Issuing Bank and as Administrative Agent
By	/s/ Richard B. Kuertz
	Name:	Richard B. Kuertz
	Title:	Senior Vice President

Signature Page to Credit Agreement
Kendle International Inc.

SCHEDULE 2.01
COMMITMENTS

LENDER	COMMITMENT

JPMORGAN CHASE BANK, N.A.	$35,000,000

AGGREGATE COMMITMENT	$35,000,000

SCHEDULE 2.02
MANDATORY COST
1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.
2.	On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Associated Costs Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Associated Costs Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.
3.	The Associated Costs Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.
4.	The Associated Costs Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Administrative Agent as follows:
(a)	in relation to a Loan in Pounds Sterling:

AB + C (B – D) + E x 0.01	per cent. per annum
100 – (A + C)
(b)	in relation to a Loan in any currency other than Pounds Sterling:

E x 0.01	per cent. per annum.
300
Where:
A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Applicable Rate and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in Section 2.13(c)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.
5.	For the purposes of this Schedule:
(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Facility Office” means the office or offices notified by a Lender to the Administrative Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

(c)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(d)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

(e)	“Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.

(f)	“Reference Banks” means, in relation to Mandatory Cost, the principal London offices of JPMorgan Chase Bank, N.A.

(g)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

(h)	“Unpaid Sum” means any sum due and payable but unpaid by any the Borrower under the Loan Documents.
6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.
7.	If requested by the Administrative Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent, the rate of

2

charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.
8.	Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Associated Costs Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:
(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Administrative Agent may reasonably require for such purpose.
Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.
9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.	The Administrative Agent shall have no liability to any person if such determination results in an Associated Costs Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Associated Costs Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Associated Costs Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

13.	The Administrative Agent may from time to time, after consultation with the Borrower and the relevant Lenders, determine and notify to all parties hereto any amendments which are required to be made to this Schedule 2.02 in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

3

TERMS AND CONDITIONS TO THE DISCLOSURE SCHEDULES
          Reference is made to the Credit Agreement dated as of March 15, 2010 (the “Agreement”), among Kendle International Inc., an Ohio corporation (“Borrower”), the Lenders and JPMorgan Chase Bank, N.A., as Administrative Agent. The Disclosure Schedules attached hereto are delivered subject to the following terms and conditions:
          1. Section references herein shall be deemed to refer to the Sections in the Agreement and capitalized terms which are not otherwise defined herein shall have the meanings set forth in the Agreement. All descriptions of agreements or other matters appearing herein are summary in nature and are qualified by express references to the complete document. The fact that a matter appears in any of the Disclosure Schedules does not by itself mean that such matter is material, and the inclusion of such matters in these Disclosure Schedules does not imply a requirement that all other comparable matters that do not meet such materiality thresholds are necessarily disclosed in these Disclosure Schedules.
          2. The attachments to the Disclosure Schedules form an integral part of these Disclosure Schedules and are incorporated by reference for all purposes as if set forth fully herein.

Schedule 3.03
Government Approvals; Compliance with Laws
1.	The filing of a periodic or current report on Form 8-K or 10-K, as applicable, in accordance with the rules and regulations of the SEC reflecting the execution and delivery of the Credit Agreement and the other Loan Documents.
2.	The filing of periodic or current reports on Form 8-K, 10-Q or 10-K, as applicable, in accordance with the rules and regulations of the SEC reflecting the execution and delivery of any amendment to any of the Loan Documents.

Schedule 3.04(b)
Liabilities
None.

Schedule 3.05(b)
Real Property

Landlord/ Owner if
Company/ Subsidiary	Location Address	Owned or Leased	Leased

North America

Kendle International Inc.	441 Vine Street, Suite 500 Cincinnati, Ohio 45202	Leased	Carew Realty, Inc.

Kendle International Inc.	55 Hatchetts Hill Road Old Lyme, Connecticut 06371	Leased	Eastport, LLC

Kendle International Inc.	6 Commerce Drive Cranford, New Jersey 07016	Leased	Six Commerce Drive Associates, LLC

Kendle International Inc.	1525 Rancho Conejo Boulevard, Thousand Oaks, California 91320	Leased	Conejo Spectrum Building Associates, LLC

Kendle International Inc.	315 East Eisenhower Parkway Suite 214 Ann Arbor, Michigan 48108	Leased	Burlington Property LLC

Kendle International Inc.	630 West Dundee Road Northbrook, Illinois 60062	Leased	Edens Corporate Center LLC

Kendle International CPU LLC	763 Chestnut Ridge Road Morgantown, West Virginia 26505	Leased	Steve Lorenze

Kendle International Inc.	1011 Ashes Drive Wilmington, North Carolina 28405	Leased	First Capital Investment Group, Inc.

Kendle International Inc.	4024 Stirrup Creek Drive Suite 700 Durham, NC 27703	Leased	New Boston Batterymarch L.P.

AAC Consulting Group, Inc.	7361 Calhoun Place Metro Park North Rockville, Maryland 20855	Leased	Metro Park V, LLC as Overlandlord

Europe

Kendle Clinical Development Services Limited	Alma Square Building Lenneke Marelaan 2a 1932 Zeventem Brussels, Belgium	Leased	Banimmo Real Estate

Landlord/ Owner if
Company/ Subsidiary	Location Address	Owned or Leased	Leased

Kendle Clinical Development Services Limited	I Cadogan Square Cadogan Street Glasgow G2 7HF Scotland	Leased	Taylor Woodrow Property Company Limited

Kendle Clinical Development Services Limited	Grove Park White Waltham Maidenhead Berkshire SL6 3LW United Kingdom	Leased	Taylor Woodrow Property Company Limited

Kendle Clinical Development Services Limited	Shabolovka 2 Moscow 119049 Russia	Leased	Limited Liability Company LLC

Asia/Pacific

Kendle International Inc.	UOB Plaza 1 80 Raffles Place Singapore 048624 Singapore	Leased	Regus Business Center

Schedule 3.06(a)
Intellectual Property
Patents:
None.
Trademarks:

OWNER	TRADEMARK	REGISTRATION NUMBER	COUNTRY/STATE
Kendle International Inc.	Design (Wedge)	2826777	United States

Kendle International Inc.	KENDLE X Design	2077521	United States

Kendle International Inc.	KENDLE COLLEGE	3351233	United States

Kendle International Inc.	KENDLE CONNECT	3493352	United States

Kendle International Inc.	REAL PEOPLE REAL RESULTS	2065270	United States

Kendle International Inc.	TRIALBASE	2166126	United States

Kendle International Inc.	TRIALLINE	2068391	United States

Kendle International Inc.	TRIALMD	3735291	United States

Kendle International Inc.	TRIALVIEW	2155148	United States

Kendle International Inc.	TRIALWARE	2160751	United States

Kendle International Inc.	TRIALWEB	2729538	United States

Kendle International Inc.	KENDLE X Design	751529	European Community

Kendle International Inc.	GENTE REAL. RESULTADOS REALES	36373	Mexico

Kendle International Inc.	KENDLE & design	926680	Mexico

Kendle International Inc.	REAL PEOPLE. REAL RESULTS.	36374	Mexico

Kendle International Inc.	KENDLE	301139175	Hong Kong

Kendle International Inc.	KENDLE	01371039	Taiwan

Copyrights:

OWNER	COPYRIGHT	REGISTRATION NUMBER	COUNTRY/STATE
Kendle International Inc.	Kendle Aease form: Kendle adverse event and safety evaluation form	Txu735960	United States
Trade Names:

Legal Name of Company/ Subsidiary	Trade Names
Kendle

Kendle International Inc.	ACER

ACER/EXCEL

Gmi

U-Gene

HCC

Health Care Communications

Kendle International

AAC Consulting Group, Inc.	None.

ACER/EXCEL Inc.	None.

Kendle Americas Holding Inc.	None.

Kendle Americas Investment Inc.	None.

Kendle Americas Management Inc.	None.

Kendle International CPU LLC	None.

Kendle Delaware LLC	None.

Kendle NC LLC	None.

Kendle Clinical Development Services Limited	None.
Licenses:
None.

Domain Names:
AACCONSULTINGGROUP.COM
AACGROUP.COM
AACSEMINARS.COM
AACUSAGENT.COM
APREGISTRY.COM
CLINRES.COM
CYMBALTAPREGNANCYREGISTRY.COM
EKENDLECOLLEGE.COM
EKENDLECOLLEGELIVE.COM
ETRANSMITWEB.COM
FOODREGISTRATION.COM
HERCEPTINPREGNANCYREGISTRY.COM
KCIQOQPQ.COM
KENDLE.COM
KENDLECOLLEGE.COM
KENDLECOLLEGELIVE.COM
KENDLECONNECT.COM
KENDLECONNECTADMIN.COM
KENDLECONNECTDEMO.COM
KENDLEFORMS.COM
KENDLELIVE.COM
KENDLEROOT.COM
KNDL.NET
PACESTUDY.COM
PORTAL-ICT.COM
SAVELLAPREGNANCYREGISTRY.COM
TRIAL-REPORTS.COM
TRIAL-WEB.COM
TRIALFAX.COM
TRIALINE.COM
WORLDWIDEWEDGE.COM

Schedule 3.06(b)
Registrations
None.

Schedule 3.06(c)
Violations or Proceedings
None.

Schedule 3.07(a)
Equity Interests; Equity Interests Owned by the
Borrower or a Wholly Owned Subsidiary

			Foreign Electing
			Subsidiary/
		Jurisdiction of	Material Foreign
Loan Party	Subsidiaries	Organization	Subsidiary	Percentage Interest
Kendle International Inc.	AAC Consulting Group, Inc.	Maryland		100%

	ACER/EXCEL INC.	New Jersey		100%

	Kendle Americas Holding Inc.	Ohio		100%

	Kendle International CPU LLC	Ohio		100%

	Kendle Delaware LLC	Delaware		100%

	Kendle C.R.O. Thailand Co., Ltd.	Thailand		99.9%

	Kendle Data & Technologies (India) Private Limited	India		.01%

AAC Consulting Group, Inc.	Kendle India Private Limited	India		10%

	Kendle Peru S.R.L.	Peru		1%

ACER/EXCEL INC.	Beijing Kendle Wits Medical Consulting Co., Ltd.[1]	China		50% (remaining 50% owned by Beijing Acerwits Medical Consulting Co. Ltd.)

Kendle Americas Holding Inc.	Kendle Americas Investment Inc.	Ohio		100%

[1]	Beijing Kendle Wits Medical Consulting Co., Ltd. is not a “Subsidiary” as such term is defined in the Credit Agreement.

			Foreign Electing
			Subsidiary/
		Jurisdiction of	Material Foreign
Loan Party	Subsidiaries	Organization	Subsidiary	Percentage Interest
	Kendle Americas Management Inc.	Ohio		100%

Kendle NC LLC	Kendle Canada Inc.	Canada		100%

	Kendle India Private Limited	India		90%

	Kendle Peru S.R.L.	Peru		99%

	Kendle South Africa (Proprietary) Limited	South Africa		100%

	Kendle Sweden AB	Sweden		100%

	Kendle International SRO	Czech Republic		100%

	Kendle International Israel Limited	Israel		.03%

	Kendle Clinical Development Services Limited	Scotland	Foreign Electing Subsidiary Material Foreign Subsidiary	100%

	Kendle International Ltda.	Brazil		90%

Kendle Delaware LLC	Kendle International Ltda.	Brazil		10%

	Kendle NC LLC	North Carolina		100%

	Kendle PTE. LTD.	Singapore		100%

Kendle Americas Investment Inc.	Kendle Argentina S.R.L.	Argentina		5%

	Kendle Brasil Servicos de Pesquisas Clinicas Ltda.	Brazil		5%

			Foreign Electing
			Subsidiary/
		Jurisdiction of	Material Foreign
Loan Party	Subsidiaries	Organization	Subsidiary	Percentage Interest
	Kendle Chile Limitada	Chile		5%

	Kendle Colombia Ltda	Colombia		5%

Kendle Americas Management Inc.	Kendle Argentina S.R.L.	Argentina		95%

	Kendle Brasil Servicos de Pesquisas Clinicas Ltda.	Brazil		95%

	Kendle Chile Limitada	Chile		95%

	Kendle Colombia Ltda	Colombia		95%

Kendle Clinical Development Services Limited	Kendle International Israel Limited	Israel		99.97%

	Kendle International SRL	Italy		11%

	Kendle International Sp. Zoo	Poland		.2%

	Kendle Clinical Development Services, SL	Spain		2.1%

	Kendle International Holdings Limited	United Kingdom		100%

	Kendle GmbH	Germany	Material Foreign Subsidiary	100%

Kendle International CPU LLC	None	n/a	n/a	n/a
Requires issuance of Equity Interests:
1.	Stockholder Rights Agreement dated August 14, 2009 between the Borrower and American Stock Transfer & Trust Company, LLC, as Rights Agent.

2.	3.375% Convertible Senior Notes Due 2012, Issued Pursuant to Indenture, dated as of March 21, 2007, between Kendle International Inc. and LaSalle Bank National Association, as Trustee, as supplemented (The current balance as of February 26, 2010 is $154,500,000.00) (the “Notes”).
3.	Kendle International Inc. Nonqualified Deferred Compensation Plan, effective as of January 1, 2008.
4.	Kendle International Inc. 2007 Stock Incentive Plan.
5.	Kendle International Inc. 2003 Directors’ Compensation Plan, effective as of June 27, 2003.
6.	Kendle International Inc. 1997 Stock Option and Incentive Plan.
7.	Warrants sold to UBS AG, London Branch and JPMorgan Chase Bank, National Association, London Branch warrants to acquire, subject to customary anti-dilution adjustments, approximately 4.2 million shares of Common Stock at a strike price of approximately $61.22 per share, in connection with the Notes.

Schedule 3.07(a)(ii)
Existing Foreign Pledge Agreements
          Pursuant to a Pay-off Letter governed by New York law, as of the Effective Date, UBS AG, Stamford Branch (as collateral agent under the Existing Credit Agreement) has terminated and released its liens on and any all property of the Borrower and its applicable subsidiaries. Pursuant to this Credit Agreement, prior to June 30, 2010, the Borrower is required to cause the termination and release of the pledge of Equity Interests in the UK Guarantor and Kendle GmbH pursuant to the pledge agreements under the Existing Credit Agreement that may not have been formally terminated under English law and German law, respectively, on the Effective Date. Prior to such termination under English law and German law, such pledge agreements could constitute Liens.

Schedule 3.07(c)
Organizational Chart
Kendle International Inc. — Current Structure

Schedule 3.08(b)
Litigation; Compliance with Laws
None.

Schedule 3.18
Environmental Matters
The Company currently leases space at 1525 Rancho Conejo Boulevard, Thousand Oaks, Ventura County, California. The Company has received notice that the former owner of the site, Northrop Grumman, is responsible for the release of volatile organic compounds. Northrop Grumman, under the direction of the Regional Water Quality Control Board (“RWQCB”), has been in the process of remediating the contamination since 1992. The RWQCB has provided in writing that they will not look to future owners of the site for remedial requirements. Further, the lease agreement between the Company and the current owner of the site includes an indemnification provision with respect to this environmental matter.

Schedule 3.19
Insurance
See attached.

Schedule 6.01(b)
Existing Indebtedness
1.	Existing Purchase Money Obligations and Attributable Indebtedness in the amount of $86,000.
2.	Investments set forth on Schedule 6.04(b).

Schedule 6.02(c)
Existing Liens
KENDLE INTERNATIONAL, INC.
filed with the Secretary of State of Ohio

TYPE OF
SECURED PARTY	FILING	DATE FILED	FILE NUMBER	COLLATERAL
JPMorgan Chase Bank, N.A.	UCC-1	20-May-2003	OH00064026646	Accounts, accounts receivable, chattel paper, contract rights, documents and instruments, together with all proceeds in whatever form
	Termination	18-Jul-2006		Termination filed by KMK
	Continuation	6-Dec-2007
	Amendment	6-Feb-2008		Secured Party changed from Bank One, N.A.

Canon Financial Services, Inc.	UCC-1	4-Aug-2004	OH00080214382	Leased copiers

Canon Financial Services	UCC-1	23-Oct-2006	OH00107966105	All equipment leased, sold, or financed by Secured Party and related general intangibles and accounts receivable [Lease # 001-0081265-026 and Lease # 001-0081265-027]

General Electric Capital Corp.	UCC-1	5-Nov-2007	OH00120854226	All equipment leased to or financed by Secured Party under Equipment Lease Agreement No. 7521606-003 including all accessories, accessions, replacements, proceeds, etc. [equipment not specifically described]

General Electric Capital Corp.	UCC-1	18-Jun-2008	OH00127567204	All equipment leased to or financed by Secured Party under Equipment Lease Agreement No. 7521606-009 including all accessories, accessions, replacements, proceeds, etc. [equipment not specifically described]

Presidio Technology Capital, LLC	UCC-1	11-Dec-2008	OH00131542955	All property, goods, inventory and equipment acquired pursuant to Master Lease dated November 9, 2008 and Quarterly Addendum No. TG008-3217LAJRX

Presidio Technology Capital, LLC AND Key Equipment Finance Inc.	UCC-1	2-Feb-2009	OH00132525536	Leased equipment pursuant to Schedule No. 596895 to Master Lease Agreement dated November 9, 2008 [phone equipment]

TYPE OF
SECURED PARTY	FILING	DATE FILED	FILE NUMBER	COLLATERAL
General Electric Capital Corp.	UCC-1	23-Feb-2009	OH00132931547	Leased equipment under FMV Lease Agreement [No. redacted by filing office], includes accessories, accessions, replacements, proceeds, etc.
ACER/EXCEL, INC.
filed with the New Jersey Department of Treasury/Commercial Recording

TYPE OF
CURRENT SECURED PARTY	FILING	DATE FILED	FILE NUMBER	COLLATERAL
JPMorgan Chase Bank, N.A.	UCC-1	16-Jul-2003	21697814	Accounts, accounts receivable, chattel paper, contract rights, documents and instruments, together with all proceeds in whatever form
	Termination	18-Jul-2006
	Continuation	11-Feb-2008
	Amendment	3-Mar-2008
KENDLE INTERNATIONAL CPU LLC
filed with the Secretary of State of Ohio

TYPE OF
CURRENT SECURED PARTY	FILING	DATE FILED	FILE NUMBER	COLLATERAL
JPMorgan Chase Bank, N.A.	UCC-1	20-May-2003	OH00064027103	Accounts, accounts receivable, chattel paper, contract rights, documents and instruments, together with all proceeds in whatever form
	Termination	18-Jul-2006		Termination filed by KMK
	Continuation	6-Dec-2007		Continuation filed by Bank One, N.A.
	Amendment	6-Feb-2008		Secured Party changed from Bank One, N.A., as Agent

KENDLE DELAWARE INC.
filed with the Secretary of State of Delaware

TYPE OF
CURRENT SECURED PARTY	FILING	DATE FILED	FILE NUMBER	COLLATERAL
JPMorgan Chace Bank, N.A.	UCC-1	17-Oct-2005	53200194	In lieu for UCCs filed in Ohio in 2000, no collateral description
	Amendment	28-Oct-2005		Amended to change list of original UCC-1 Financing Statements
	Amendment	27-Jan-2006		Add Collateral: pledged equity interests in unspecified entities, including dividends, distributions, etc; unspecified “pledged debt’ and “intercompany debt;” references “Pledge Agreement” without further description.

	TYPE OF
SECURED PARTY	FILING	DATE FILED	FILE NUMBER	COLLATERAL
JPMorgan Chase Bank, N.A., London Branch	UCC-1	28-Oct-2005	53361434	In lieu for UCCs filed in Ohio in 2000, no collateral description
	Amendment	27-Jan-2006		Add Collateral: pledged equity interests in unspecified entities, including dividends, distributions, etc; unspecified “pledged debt’ and “intercompany debt;” references “Pledge Agreement” dated October 13, 2000

Schedule 6.04(b)
Existing Investments
1.	Advances by the following Loan Parties to the following Foreign Subsidiaries:

Loan Party	Foreign Subsidiary	Amount
Kendle Clinical Development Services Limited	Kendle Clinical Development Services Limited (Belgium Branch)	$2,454,178.57
Kendle International Inc.	Kendle Brazil Servicios de Pesquisas Clinicas Ltda.	$100,629.03
Kendle International Inc.	Kendle India Private Limited	$23,386.79
Kendle International Inc.	Kendle Data and Technologies (India) Private Limited	$234,932.36
Kendle Clinical Development Services Limited	Kendle International Israel Ltd.	$1,043,968.98
Kendle International Inc.	Kendle CRO Malaysia Sdn. Bhd.	$27,178.15
Kendle International Inc.	Kendle CRO Philippines	$22,094.11
Kendle International Inc.	Kendle CRO Philippines	$50,250.00
Kendle Clinical Development Services Limited	Kendle Clinical Development Services Ltd. (Russia Branch)	$2,113,979.93
Kendle International Inc.	Kendle Pte. Ltd. (Singapore)	$2,694,844.63
Kendle International Inc.	Kendle South Africa (Proprietary) Limited	$32,217.00
Kendle International Inc.	Kendle South Africa (Proprietary) Limited	$11,216.19
Kendle International Inc.	Kendle Sweden AB	$1,472,381.08
Kendle International Inc.	Kendle C.R.O. (Thailand) Co., Ltd.	$87,924.97

	TOTAL	$10,369,181.79
2.	Investments set forth on Schedule 6.04(f).

3.	In connection with the Notes, on July 10, 2007, the Company also entered into convertible note hedge transactions (the “Hedge Transactions”) with respect to its common stock, no par value per share (the “Common Stock”), with UBS AG, London Branch, an affiliate of the Underwriter, and JP Morgan Chase Bank, National Association, London Branch. The Hedge Transactions covers, subject to customary anti-dilution adjustments, approximately 4.2 million shares of Common Stock at a strike price which corresponds to the initial conversion price of the Notes.

Schedule 6.04(f)
Foreign Intercompany Notes
1.	A Promissory Note made payable by Kendle Clinical Development Services Limited f/k/a Charles River Laboratories Clinical Services International Ltd) to Kendle NC LLC (f/k/a Charles River Laboratories Clinical Services, Inc., in the principal amount of £4.15 million.

2.	A Promissory Note made payable by Kendle Clinical Development Services Limited f/k/a Charles River Laboratories Clinical Services International Ltd) to Kendle NC LLC (f/k/a Charles River Laboratories Clinical Services, Inc., in the principal amount of £11.6 million.

3.	A Promissory Note made payable by Kendle International Holdings Limited to Kendle International SRL, in the principal amount of €1.5 million.

EXHIBIT A
ASSIGNMENT AND ASSUMPTION
          This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
          For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	the Borrower(s):	Kendle International Inc.

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement dated as of March 15, 2010 among Kendle International Inc., the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents parties thereto

6.	Assigned Interest:

[1]	Select as applicable.

Aggregate Amount of	Amount of	Percentage Assigned
Commitment/Loans for all	Commitment/	of
Lenders	Loans Assigned	Commitment/Loans[2]
$	$	%
$	$	%
$	$	%
Effective Date:                                          , 20           [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]
By:
Title:

Consented to and Accepted: JPMORGAN CHASE BANK, N.A., as Administrative Agent and Issuing Bank
By:
Title:

[Consented to:][3] KENDLE INTERNATIONAL INC.
By:
Title:

[2]	Set forth, so at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[3]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

2

ANNEX I
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
          1. Representations and Warranties.
          1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
          1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
          2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
          3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and

Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

2

EXHIBIT B
OPINION OF COUNSEL FOR THE LOAN PARTIES
[Attached]

March 15, 2010
To the Lenders and the
Administrative Agent Referred to Below
c/o JPMorgan Chase Bank, N.A.,
as Administrative Agent
10 South Dearborn
Chicago, Illinois 60603

Re:	Credit Agreement dated as of March 15, 2010 among Kendle International, Inc. (the “Borrower”), the Lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Credit Agreement”)

Ladies and Gentlemen:
     We have acted as counsel to (a) the Borrower, (b) Kendle International CPU LLC, Kendle Americas Holding Inc., Kendle Americas Investment Inc. and Kendle Americas Management Inc. (each an “Ohio Guarantor” and collectively, the “Ohio Guarantors”), (c) AAC Consulting Group, Inc. (“AAC”), ACER/EXCEL INC. (“ACER/EXCEL”) and Kendle NC LLC (“Kendle NC”) and (d) Kendle Delaware LLC (“Kendle Delaware” and together with the Ohio Guarantors, ACC, ACER/EXCEL and Kendle NC, collectively, the “Guarantors”) in connection with the execution and delivery of the Credit Agreement. Capitalized terms used in this opinion and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.
     We have examined:
          (a) the Credit Agreement;
          (b) the Pledge and Security Agreement dated as of March 15, 2010 among the Borrower, the Subsidiary Guarantors party thereto and the Administrative Agent;
          (c) the Guaranty dated as of March 15, 2010 executed by the Subsidiary Guarantors party thereto in favor of the Administrative Agent (the “Guaranty”);
          (d) the Confirmatory Grant of Security Interest in United States Copyright dated as of March 15, 2010 executed by the Borrower in favor of the Administrative Agent (the “Copyright Security Agreement”);
          (e) the Confirmatory Grant of Security Interest in United States Trademarks dated as of March 15, 2010 executed by the Borrower in favor of the Administrative Agent (the “Trademark Security Agreement”);

March 15, 2010

          (f) Certificates of Good Standing or Certificates of Full Force and Effect from the Secretary of State of the State of Ohio, each dated the date indicated on Schedule 1 attached hereto, for the respective Ohio Guarantors (each a “Good Standing Certificate ”);
          (g) (i) an unfiled UCC-1 financing statement naming the Borrower, as debtor, and the Administrative Agent, as secured party, to be filed in the Office of the Secretary of State of the State of Ohio (the “Filing Office”), (ii) an unfiled UCC-1 financing statement naming Kendle International CPU LLC, as debtor, and the Administrative Agent, as secured party, to be filed in the Filing Office, (iii) an unfiled UCC-1 financing statement naming Kendle Americas Holding Inc., as debtor, and the Administrative Agent, as secured party, to be filed in the Filing Office, (iv) an unfiled UCC-1 financing statement naming Kendle Americas Investment Inc., as debtor, and the Administrative Agent, as secured party, to be filed in the Filing Office and (v) an unfiled UCC-1 financing statement naming Kendle Americas Management Inc., as debtor and the Administrative Agent, as secured party, to be filed in the Filing Office (collectively the “Financing Statements”); and
          (h) an unfiled UCC-1 financing statement naming Kendle Delaware, as debtor, and the Administrative Agent, as secured party, to be filed in the Office of the Secretary of State of the State of Delaware (the “Delaware Financing Statement”).
     The agreements in clauses (a) through (e), inclusive above are collectively referred to as the “Loan Documents”.
     In addition, we have examined the originals, or copies certified to our satisfaction, of such corporate records of the Borrower and the Guarantors, certificates of public officials and of officers of the Borrower and the Guarantors, and made such review of applicable law, as we have deemed necessary as a basis for the opinions hereinafter expressed. This opinion is furnished to you pursuant to Section 4.01(b) of the Credit Agreement at the request of the Borrower and the Guarantors.
     On the basis of the assumptions and subject to the qualifications and limitations set forth below, we are of the opinion that:
     1. The Borrower (a) is validly existing under the laws of the State of Ohio and, based solely on its Good Standing Certificate, in good standing in the State of Ohio, and (b) has the corporate power and authority to enter into the Credit Agreement and the other Loan Documents to which it is a party and perform its obligations thereunder.
     2. Each Ohio Guarantor (a) is validly existing under the laws of the State of Ohio and, based solely on its Good Standing Certificate, other than Kendle International CPU LLC, in good standing in the State of Ohio, and as to Kendle International CPU LLC, in full force and effect in the State of Ohio, and (b) has the corporate or limited liability company, as applicable, power and authority to enter into the Credit Agreement and the other Loan Documents to which it is a party and perform its obligations thereunder.

March 15, 2010

     3. Kendle Delaware (a) is validly existing under the laws of the State of Delaware and (b) has the corporate power and authority to enter into the Credit Agreement and the other Loan Documents to which it is a party and perform its obligations thereunder.
     4. The Loan Documents to which Borrower is a party have been duly authorized, executed and delivered by Borrower.
     5. The Loan Documents to which each Ohio Guarantor is a party have been duly authorized, executed and delivered by such Ohio Guarantor.
     6. The Loan Documents to which Kendle Delaware is a party have been duly authorized, executed and delivered by Kendle Delaware.
     7. The execution, delivery and performance by the Borrower of each of the Loan Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority of the State of Ohio, the State of New York or the United States of America, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created by the Loan Documents and (iii) any other approval, registration or filing, or any other action referred to in the Loan Documents, (b) will not violate the Articles of Incorporation or Code of Regulations of the Borrower, (c) will not violate any law, statute, rule or regulation of the State of Ohio, the State of New York or the United States of America, or any judgment, decree or order of any Governmental Authority of the State of Ohio, the State of New York or the United States of America known to us to be applicable to the Borrower and (d) will not violate or result in a default under or the creation of any Lien under any of the agreements set forth on Schedule 2 to which the Borrower is a party.
     8. The execution, delivery and performance by each Ohio Guarantor of each of the Loan Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority of the State of Ohio, the State of New York or the United States of America, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created by the Loan Documents and (iii) any other approval, registration or filing, or any other action referred to in the Loan Documents, (b) will not violate the Articles of Incorporation or Organization or Code of Regulations or Operating Agreement of such Ohio Guarantor, (c) will not violate any law, statute, rule or regulation of the State of Ohio, the State of New York and the United States of America or any judgment, decree or order of any Governmental Authority of the State of Ohio, the State of New York or the United States of America known to us to be applicable to such Ohio Guarantor and (d) will not violate or result in a default under or the creation of any Lien under any of the agreements set forth on Schedule 2 to which such Ohio Guarantor is a party.
     9. The execution, delivery and performance by Kendle Delaware of each Loan Document to which it is a party (a) will not violate the Certificate of Formation or Limited Liability Company Agreement of Kendle Delaware and (b) will not violate the Delaware Limited Liability Company Act or require any consent or approval under the Delaware Limited Liability Company Act except such as have been obtained or made and are in full force and effect.

March 15, 2010

     10. The execution, delivery and performance by each Guarantor (other than the Ohio Guarantors) of each Loan Document to which it is a party (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority of the State of Ohio, the State of New York or the United States of America except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created by the Loan Documents and (iii) any other approval, registration or filing, or any other action referred to in the Loan Documents, (b) will not violate any law, statute, rule or regulation of the State of Ohio, the State of New York and the United States of America or any judgment, decree or order of any Governmental Authority of the State of Ohio, the State of New York or the United States of America known to us to be applicable to such Guarantor and (c) will not violate or result in a default under or the creation of any Lien under any of the agreements set forth on Schedule 2 to which such Guarantor is a party.
     11. (a) The Financing Statements are in proper form for filing in the Filing Office, and upon the filing in such office and paying the applicable filing fee, the security interest created by the Security Agreement in favor of the Administrative Agent in that portion of the Collateral in which the Borrower and each Ohio Guarantor has rights and which consists of (in each case as defined in the Section 1309 of the Ohio Revised Code) accounts (other than accounts described in Section 1309.102(A)(6)(b) of the Ohio Revised Code), general intangibles, goods, chattel paper, negotiable documents, investment property (other than investment property referred to in numbered paragraph 18 of this opinion) and instruments will be perfected.
     (b) The Delaware Financing Statement is in proper form for filing in the Office of the Secretary of State of Delaware, and upon the filing in such office and paying the applicable filing fee, the security interest created by the Security Agreement in favor of the Administrative Agent in that portion of the Collateral in which Kendle Delaware has rights and which consists of (in each case as defined in the Delaware Uniform Commercial Code (as defined below)) accounts (other than accounts described in Section 9-102(a)(6)(B) of the Delaware Uniform Commercial Code), general intangibles, goods, chattel paper, negotiable documents, investment property (other than investment property referred to in numbered paragraph 18 of this opinion) and instruments will be perfected.
     (c) Upon the filing of the Financing Statements as described in clauses (a) and the filing of the Trademark Security Agreement with the United States Patent and Trademark Office, the security interest created by the Security Agreement in the trademarks described in the Trademark Security Agreement to the extent such trademarks are registered trademarks with the United States Patent and Trademark Office will be perfected. Upon the filing of the Financing Statements as described in clause (a) and the filing of the Copyright Security Agreement with the United States Copyright Office, the security interest created by the Security Agreement in the copyrights described in the Copyright Security Agreement to the extent such copyrights are registered copyrights with the United States Copyright Office will be perfected.
     12. We are not representing the Borrower or any Guarantor in any action, suit or proceeding in which any pleading requests as relief that any of the obligations of the Borrower or any Guarantor, or any of the rights of the Administrative Agent or the Lenders, under the Loan Documents be declared invalid or subordinated or their performance or exercise be enjoined.

March 15, 2010

     13. Each Loan Document to which the Borrower is a party constitutes the valid and legally binding agreement of Borrower, enforceable against Borrower in accordance with its terms.
     14. Each Loan Document to which a Guarantor is a party constitutes the valid and legally binding agreement of such Guarantor, enforceable against such Guarantor in accordance with its terms.
     15. The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
     16. None of the Guarantors is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
     17. The security interest created by the Security Agreement, is a valid and enforceable security interest in favor of the Administrative Agent for the benefit of the Secured Parties in the Collateral described therein, to the extent such a security interest in such Collateral can be created under the New York Uniform Commercial Code.
     18. The delivery to the Administrative Agent in the State of New York of the certificates evidencing the securities identified on Schedule 3, together with related stock powers executed in blank, will be effective to perfect the security interest created under the Security Agreement in such securities and the security interest in such securities will be free of any adverse claim as defined in New York Uniform Commercial Code Section 8-102(a)(1).
     Our opinion is subject to the following qualifications and limitations:
          (a) Our opinions in numbered paragraphs 1, 2, 4, 5, 7(b), 8(b), 11(a), 11(c) and 12 of this opinion are limited to the laws of the State of Ohio and federal laws of the United States; our opinions in numbered paragraphs 13, 14, 17 and 18 of this opinion are limited to the laws of the State of New York and federal laws of the United States; our opinions in numbered paragraphs 7(a) and (c), 8(a) and (c) and 10 of this opinion are limited to the laws of the State of Ohio, the State of New York and federal laws of the United States; our opinions in numbered paragraphs 15 and 16 of this opinion are limited to the federal laws of the United States; our opinions in numbered paragraphs 3, 6 and 9 are limited to the Delaware Limited Liability Company Act; and our opinion in numbered paragraph 11(b) is based solely on our review of the Uniform Commercial Code as enacted in the State of Delaware as reported by Thomson/West (the “Delaware Uniform Commercial Code”). We have assumed that such laws are in effect on the date hereof and that such laws have not been modified in any respect by any statute, regulation or decision. As it relates to the Delaware Uniform Commercial Code, we have not reviewed the common law of the State of Delaware or any judicial decision of any court interpreting the law of the State of Delaware and express no opinion as to how any court would interpret such provisions.

March 15, 2010

          (b) Our opinion is subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and other similar laws affecting creditors’ rights generally, (ii) general equitable principles, (iii) requirements of reasonableness, good faith and fair dealing, and (iv) additionally in the case of (A) waivers, New York Uniform Commercial Code Section 9-602 and (B) indemnities, waivers and exculpatory provisions, public policy. Our opinions with respect to the enforceability of the Guaranty and with respect to the enforceability of the guaranty set forth in Article X of the Credit Agreement are subject to the further qualification that any Guarantor, in the case of the Guaranty, or the Borrower, in the case of the guaranty set forth in Article X of the Credit Agreement, may be exonerated if the Administrative Agent or any Lender fails to inform such Guarantor or the Borrower, as applicable, of material adverse information known to it and not to such Guarantor or the Borrower, as applicable, concerning the Borrower, any Guarantor or any collateral.
          (c) Except to the extent set forth in numbered paragraphs 15 and 16 of this opinion, we express no opinion with respect to the provisions of federal and state securities laws or federal banking laws, or any related act or law.
          (d) We express no opinion with respect to the enforceability of any provisions of the Loan Documents which purport to require payment or reimbursement of attorneys’ fees, litigation, court costs and other expenses and costs paid or incurred by the Agents or any Lender in connection with any of its rights or Borrower’s or any Guarantor’s obligations under such Loan Documents.
          (e) Certain remedial provisions of the Loan Documents may be unenforceable in whole or in part but the inclusion of such provisions does not effect the validity of the balance of such Loan Documents and the practical realization of the benefits created by such Loan Documents as a whole will not be materially impaired by the enforceability of those particular provisions. In addition certain remedial provisions may be subject to additional procedural requirements not set forth therein.
          (f) No security interest will be enforceable (i) with respect to, or attach to, any collateral until value has been given and the Borrower or a Guarantor, as applicable, has rights in such collateral and (ii) against the competing interest of those third parties who would, in accordance with the provisions of applicable law, take free of, or have priority over, the security interest, notwithstanding its perfection.
          (g) We express no opinion with respect to (i) the Borrower’s or any Guarantor’s right in, title to or legal or beneficial ownership of any Collateral, whether now owned or hereafter acquired, (ii) other than as set forth in numbered paragraph 18 of this opinion, the priority of any security interest, (iii) the effect of perfection or non-perfection of any security interest in any collateral of the type referred to in Section 1309.301(C) of the Ohio Revised Code that is not located in the State of Ohio or of the type referred to in New York Uniform Commercial Code Section 9-301(c), (ii) any collateral that is (A) not governed by Article 8 or Article 9 of the New York Uniform Commercial Code, or (B) subject to Section 1309.501(A)(1) of the Ohio Revised Code (other than collateral constituting goods which are or are to become fixtures assuming the Financing Statements do not constitute a fixture filing as defined in

March 15, 2010

Section 1309.102(A)(40) of the Ohio Revised Code) or subject to Section 9-501(a)(1) of the Delaware Uniform Commercial Code (other than collateral constituting goods which are or are to become fixtures assuming the Delaware Financing Statement does not constitute a fixture filing as defined in Section 9-102(a)(40) of the Delaware Uniform Commercial Code).
          (h) For purposes of our opinion in numbered paragraph 18 of this opinion, we have assumed that (i) the securities listed on Schedule 3 are certificated securities as defined in New York Uniform Commercial Code Section 8-102(a)(4), (ii) the Administrative Agent (on behalf of the Lenders and the other Secured Parties) holds such securities (A) within the State of New York and (B) without “notice of any adverse claim” within the meaning of New York Uniform Commercial Code Section 8-105 and (iii) the Administrative Agent complies with the provisions of, and continuously holds such securities for the benefit of the Secured Parties in the manner provided for in, the Loan Documents.
          (i) We express no opinion with respect to (i) Section 9.09(b) of the Credit Agreement, Section 8.16 of the Security Agreement Section 13(b) of the Guaranty and similar provisions of the other Loan Documents relating to the jurisdiction of specified courts to hear disputes relating to the Loan Documents, in each case, insofar as such Sections relate to federal courts or (ii) Section 9.10 of the Credit Agreement, Section 8.16 of the Security Agreement Section 13 of the Guaranty and similar provisions of the other Loan Documents relating to the waiver of trial by jury insofar as such provisions are sought to be enforced in federal court.
          (j) We express no opinion with respect to any section or provision of the Loan Documents which, to the extent contemplated by New York Uniform Commercial Code Section 9-408, purports to limit the right of the Borrower to assign its rights under the Loan Documents or which purports to make any attempted assignment a “Default” or “Event of Default”.
          (k) We express no opinion with respect to the enforceability of a security interest in any other Collateral (as defined in the Security Agreement) insofar as the Security Agreement purports to make the Other Collateral part of the “Collateral” (as defined in the Security Agreement).
     In rendering our opinion:
          (i) We have, without independent verification, relied, with respect to factual matters, statements and conclusions, on certificates and statements of governmental officials and officials of the Borrower and each Guarantor. Our opinions in (a) numbered paragraph 1 of this opinion as to the valid existence of the Borrower and (b) numbered paragraph 2 of this opinion as to the valid existence of each Ohio Guarantor is based solely on the Good Standing Certificates. Our opinion in numbered paragraph 3 of this opinion as to the valid existence of Kendle Delaware is based solely on the certificates of the Secretary of State of Delaware obtained in connection with the transactions contemplated by the Loan Documents.
          (ii) We have assumed the accuracy and completeness of all, and the authenticity of all, original certificates, agreements, documents, records and other materials

March 15, 2010

submitted to us, the conformity with the originals of all copies submitted to us, the genuineness of all signatures and the legal capacity of all natural persons.
          (iii) To the extent any of the Collateral constitutes trademarks or service marks, we have assumed that the assignment under the Security Agreement will be deemed to an assignment of the trademark or service marks together with the goodwill of the business in connection with which each such trademark or service mark is used and not an assignment “in gross”.
          (iv) We have assumed that each of the Borrower and each Guarantor is primarily engaged, directly or through a wholly-owned subsidiary or subsidiaries, in a business or businesses other than investing, reinvesting, owning, holding or trading in securities.
          (v) Without limiting the other provisions of this opinion, including numbered paragraphs 4, 5, 6, 7, 8 and 9, we have assumed for purposes of the opinions in numbered paragraphs 13 and 14 that the execution and delivery of, and the performance of its obligations under, the Loan Documents by the Borrower, each Ohio Guarantor and Kendle Delaware do not and will not (A) require any consent or approval of or registration or filing with, or any other action by, any Governmental Authority or (B) violate or conflict with, result in a breach of, or constitute a default under (1) any agreement or instrument to which the Borrower, any Ohio Guarantor, Kendle Delaware or any of their respective affiliates is a party or by which the Borrower, any Ohio Guarantor, Kendle Delaware or any of their respective affiliates or any of their respective properties may be bound, (2) any approval of, or registration with, any Governmental Authority that may be applicable to the Borrower, any Ohio Guarantor, Kendle Delaware or any of their respective affiliates or any of their respective properties, (3) any judgment, decree or order that may be applicable to Borrower, any Ohio Guarantor, Kendle Delaware or any of their respective affiliates or any of their respective properties or (4) any law.
          (vi) Without limiting the other provisions of this opinion, including numbered paragraph 8, we have assumed for purposes of the opinion in numbered paragraph 14 that (A) each of the AAC, ACER/EXCEL and Kendle NC (1) is duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, (2) has corporate power and has taken all necessary action (including any necessary stockholder action) to authorize it to execute and deliver and to perform its obligations under, and has duly executed and delivered each of the Loan Documents to which it is a party and (B) the execution and delivery of, and the performance of its obligations under, the Loan Documents by each of AAC, ACER/EXCEL and Kendle NC do not and will not (1) require any consent or approval of or registration or filing with, or any other action by, any Governmental Authority or (2) violate or conflict with, result in a breach of, or constitute a default under (w) any agreement or instrument to which such Guarantor or any of its affiliates or any of their respective properties may be bound, (x) any approval of, or registration with, any Governmental Authority that may be applicable to such Guarantor, or any of its affiliates or any of their respective properties, (y) any judgment, decree or order that may be applicable to such Guarantor or any of its affiliates or any of their respective properties or (z) any law.

March 15, 2010

          (vii) We have assumed that the Loan Documents constitute the valid, legally binding and enforceable agreements of each party thereto other than the Borrower and the Guarantors under all applicable laws.
          (viii) We have assumed that the incurrence of obligations under the Loan Documents by each of the Borrower and each Guarantor is in furtherance of its corporate purposes.
          (ix) We have relied on all representations and warranties contained in the Loan Documents insofar as they relate to matters of fact not within our knowledge.
     This opinion is delivered solely to the addressees hereof in connection with the transactions contemplated by the Loan Documents and no other person or entity is entitled to rely on this opinion without our express consent. We assume no obligation to update or supplement this opinion if any applicable laws change after the date of this opinion, or if we become aware of any facts that might change the opinions expressed above after the date of this opinion. At your request, we hereby consent to reliance on this opinion by any future successor or assignee of your interest in the Credit Agreement to the extent such assignment is expressly permitted by the Credit Agreement; provided that this opinion is subject to the limitations and qualifications contained herein and is only applicable as of the date hereof and that we have no obligation to update or supplement this opinion.
Very truly yours,

SCHEDULE 1
GOOD STANDING CERTIFICATES

Name	Certificate Date
Kendle International Inc., an Ohio corporation	March 5, 2010
Kendle Americas Holding Inc., an Ohio corporation	March 5, 2010
Kendle Americas Investment Inc., an Ohio corporation	March 5, 2010
Kendle Americas Management Inc., an Ohio corporation	March 5, 2010
Kendle International CPU LLC, an Ohio limited liability company	March 5, 2010

SCHEDULE 2
AGREEMENTS
1.	Underwriting Agreement, dated as of July 10, 2007, between Kendle International Inc., an Ohio corporation, and UBS Securities, LLC.

2.	Indenture, dated as of March 21, 2007, between Kendle International Inc., an Ohio corporation, and LaSalle Bank National Association, a national banking association.

3.	Supplemental Indenture No. 1, dated as of March 21, 2007, between Kendle International Inc., an Ohio corporation, and LaSalle Bank National Association, a national banking association.

SCHEDULE 3
CERTIFICATED SECURITIES

Record Owner	Current Legal Entities Owned	Certificate No.
Kendle International Inc.	AAC Consulting Group, Inc.	14, 15
	ACER/EXCEL INC.	12
	Kendle Americas Holding Inc.	1
	Kendle Delaware LLC	1
Kendle Americas Holding Inc.	Kendle Americas Investment Inc.	1
	Kendle Americas Management Inc.	1
Kendle Delaware LLC	Kendle NC LLC	1

EXHIBIT C
FORM OF INCREASING LENDER SUPPLEMENT
          INCREASING LENDER SUPPLEMENT, dated                     , 20           (this “Supplement”), by and among each of the signatories hereto, to the Credit Agreement, dated as of March 15, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Kendle International Inc. (the “the Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).
WITNESSETH
          WHEREAS, pursuant to Section 2.20 of the Credit Agreement, the Borrower has the right, subject to the terms and conditions thereof, to effectuate from time to time an increase in the Aggregate Commitment and/or one or more tranches of Incremental Term Loans under the Credit Agreement by requesting one or more Lenders to increase the amount of its Commitment and/or to participate in such a tranche;
          WHEREAS, the Borrower has given notice to the Administrative Agent of its intention to [increase the Aggregate Commitment] [and] [enter into a tranche of Incremental Term Loans] pursuant to such Section 2.20; and
          WHEREAS, pursuant to Section 2.20 of the Credit Agreement, the undersigned Increasing Lender now desires to [increase the amount of its Commitment] [and] [participate in a tranche of Incremental Term Loans] under the Credit Agreement by executing and delivering to the Borrower and the Administrative Agent this Supplement;
          NOW, THEREFORE, each of the parties hereto hereby agrees as follows:
          1. The undersigned Increasing Lender agrees, subject to the terms and conditions of the Credit Agreement, that on the date of this Supplement it shall [have its Commitment increased by $[                    ], thereby making the aggregate amount of its total Commitments equal to $[                    ]] [and] [participate in a tranche of Incremental Term Loans with a commitment amount equal to $[                    ] with respect thereto].
          2. The Borrower hereby represents and warrants that no Default or Event of Default has occurred and is continuing on and as of the date hereof.
          3. Terms defined in the Credit Agreement shall have their defined meanings when used herein.
          4. This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.
          5. This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.

          IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF INCREASING LENDER]
By:
Name:
Title:

Accepted and agreed to as of the date first written above: KENDLE INTERNATIONAL INC.
By:
Name:
Title:

Acknowledged as of the date first written above: JPMORGAN CHASE BANK, N.A. as Administrative Agent
By:
Name:
Title:

2

EXHIBIT D
FORM OF AUGMENTING LENDER SUPPLEMENT
          AUGMENTING LENDER SUPPLEMENT, dated                     , 20           (this “Supplement”), to the Credit Agreement, dated as of March 15, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Kendle International Inc. (the “the Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).
WITNESSETH
          WHEREAS, the Credit Agreement provides in Section 2.20 thereof that any bank, financial institution or other entity may [extend Commitments] [and] [participate in tranches of Incremental Term Loans] under the Credit Agreement subject to the approval of the Borrower and the Administrative Agent, by executing and delivering to the Borrower and the Administrative Agent a supplement to the Credit Agreement in substantially the form of this Supplement; and
          WHEREAS, the undersigned Augmenting Lender was not an original party to the Credit Agreement but now desires to become a party thereto;
          NOW, THEREFORE, each of the parties hereto hereby agrees as follows:
          1. The undersigned Augmenting Lender agrees to be bound by the provisions of the Credit Agreement and agrees that it shall, on the date of this Supplement, become a Lender for all purposes of the Credit Agreement to the same extent as if originally a party thereto, with a [Commitment with respect to Revolving Loans of $[                    ]] [and] [a commitment with respect to Incremental Term Loans of $[                    ]].
          2. The undersigned Augmenting Lender (a) represents and warrants that it is legally authorized to enter into this Supplement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and has reviewed such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Supplement; (c) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.
          3. The undersigned’s address for notices for the purposes of the Credit Agreement is as follows:
               [                    ]
          4. The Borrower hereby represents and warrants that no Default or Event of Default has occurred and is continuing on and as of the date hereof.

          5. Terms defined in the Credit Agreement shall have their defined meanings when used herein.
          6. This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.
          7. This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.
[remainder of this page intentionally left blank]

          IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF AUGMENTING LENDER]
By:
Name:
Title:

Accepted and agreed to as of the date first written above: KENDLE INTERNATIONAL INC.
By:
Name:
Title:

Acknowledged as of the date first written above: JPMORGAN CHASE BANK, N.A. as Administrative Agent
By:
Name:
Title:

EXHIBIT E
LIST OF CLOSING DOCUMENTS
KENDLE INTERNATIONAL INC.
CREDIT FACILITIES
March 15, 2010
LIST OF CLOSING DOCUMENTS1
A. LOAN DOCUMENTS
1.	Credit Agreement (the “Credit Agreement”) by and among Kendle International Inc., an Ohio corporation (the “Borrower”), the institutions from time to time parties thereto as Lenders (the “Lenders”) and JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent for itself and the other Lenders (the “Administrative Agent”), evidencing a revolving credit facility to the Borrower from the Lenders in an initial aggregate principal amount of $35,000,000.
SCHEDULES

Schedule 2.01	—	Commitments
Schedule 2.02	—	Mandatory Cost
Schedule 3.03	—	Government Approvals; Compliance with Laws
Schedule 3.04(b)	—	Liabilities
Schedule 3.05(b)	—	Real Property
Schedule 3.06(a)	—	Intellectual Property
Schedule 3.06(b)	—	Registrations
Schedule 3.06(c)	—	Violations or Proceedings
Schedule 3.07(a)	—	Equity Interests; Equity Interests Note Owned by the Borrower or a Wholly Owned Subsidiary
Schedule 3.07(a)(ii)	—	Existing foreign pledge agreements
Schedule 3.07(c)	—	Organizational Chart
Schedule 3.08(b)	—	Litigation; Compliance with Laws
Schedule 3.18	—	Environmental Matters
Schedule 3.19	—	Insurance
Schedule 6.01(b)	—	Existing Indebtedness
Schedule 6.02(c)	—	Existing Liens
Schedule 6.04(b)	—	Existing Investments
Schedule 6.04(f)	—	Foreign Intercompany Notes

[1]	Each capitalized term used herein and not defined herein shall have the meaning assigned to such term in the above-defined Credit Agreement. Items appearing in bold and italics shall be prepared and/or provided by the Borrower and/or the Borrower’s counsel.

EXHIBITS

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Opinion of Loan Parties’ Counsel
Exhibit C	—	Form of Increasing Lender Supplement
Exhibit D	—	Form of Augmenting Lender Supplement
Exhibit E	—	List of Closing Documents
Exhibit F	—	Form of Intercompany Note
2.	Guaranty executed by the initial Subsidiary Guarantors (other than the UK Guarantor) (collectively with the Borrower, the “Loan Parties”) in favor of the Administrative Agent.

3.	Pledge and Security Agreement executed by the Loan Parties, together with pledged instruments and allonges, stock certificates, stock powers executed in blank, pledge instructions and acknowledgments, as appropriate.

Exhibit A	—	Legal and Prior Names; Principal Place of Business and Chief Executive Office; Properties Leased by the Grantors; Properties Owned by the Grantors; Public Warehouses or Other Locations
Exhibit B	—	Aircraft/Engines, Ships, Railcars and Other Vehicles Governed by Federal Statute; Patents, Copyrights and Trademarks Protected under Federal Law
Exhibit C	—	County and Street Address of Property on which Fixtures are located
Exhibit D	—	List of Instruments, Pledged Securities and other Investment Property
Exhibit E	—	UCC Financing Statement Filing Locations
Exhibit F	—	Commercial Tort Claims
Exhibit G	—	Grantors; FEIN; State Organization Number and Jurisdiction of Incorporation
Exhibit H	—	Deposit Accounts; Security Accounts
4.	Confirmatory Grant of Security Interest in United States Trademarks made by certain of the Loan Parties in favor of the Administrative Agent for the benefit of the Secured Parties.

Schedule A	—	Registered Trademarks; Trademark and Service Mark Applications; Other Trademarks
Schedule B	—	License Agreements
5.	Confirmatory Grant of Security Interest in United States Copyrights made by certain of the Loan Parties in favor of the Administrative Agent for the benefit of the Secured Parties.

Schedule A	—	Registered Copyrights; Copyright Applications; Other Copyrights
Schedule B	—	License Agreements
6.	Certificates of Insurance listing the Administrative Agent as (x) lender loss payee for the property, casualty and business interruption insurance policies of the Initial Loan Parties, together with long-form lender loss payable endorsements, as appropriate, and (y) additional insured with respect to the liability insurance of the Loan Parties, together with additional insured endorsements.
B. UCC DOCUMENTS
7.	UCC, tax lien and name variation search reports naming each Loan Party from the appropriate offices in relevant jurisdictions.

8.	UCC financing statements naming each Loan Party as debtor and the Administrative Agent as secured party as filed with the appropriate offices in applicable jurisdictions.
C. CORPORATE DOCUMENTS
9.	Certificate of the Secretary or an Assistant Secretary of each Loan Party certifying (i) that there have been no changes in the Certificate of Incorporation or other charter document of such Loan Party, as attached thereto and as certified as of a recent date by the Secretary of State (or analogous governmental entity) of the jurisdiction of its organization, since the date of the certification thereof by such governmental entity, (ii) the By-Laws or other applicable organizational document, as attached thereto, of such Loan Party as in effect on the date of such certification, (iii) resolutions of the Board of Directors or other governing body of such Loan Party authorizing the execution, delivery and performance of each Loan Document to which it is a party, and (iv) the names and true signatures of the incumbent officers of each Loan Party authorized to sign the Loan Documents to which it is a party, and (in the case of the Borrower) authorized to request a Borrowing or the issuance of a Letter of Credit under the Credit Agreement.

10.	Good Standing Certificate (or analogous documentation if applicable) for each Loan Party from the Secretary of State (or analogous governmental entity) of the jurisdiction of its organization, to the extent generally available in such jurisdiction.
D. OPINIONS
11.	Opinion of Keating Muething & Klekamp PLL, counsel for the Loan Parties.
E. CLOSING CERTIFICATES AND MISCELLANEOUS
12.	A Certificate signed by the President, a Vice President or a Financial Officer of the Borrower certifying the following: (i) all of the representations and warranties of the Borrower set forth in the Credit Agreement are true and correct and (ii) no Default has occurred and is then continuing.

13.	A Certificate of the chief financial officer of the Borrower in form and substance satisfactory to the Administrative Agent supporting the conclusions that, after giving effect to the Transactions, the Borrower and its Subsidiaries, taken as a whole, are solvent and will be solvent subsequent to incurring the indebtedness in connection with the Transactions.

14.	Payoff documentation providing evidence satisfactory to the Administrative Agent that the Existing Credit Agreement has been terminated and cancelled (along with all of the agreements, documents and instruments delivered in connection therewith) and all Indebtedness owing thereunder has been repaid and any and all liens thereunder have been terminated.
F. POST-CLOSING DOCUMENTS
15.	Foreign law governed pledge agreements and related instruments.

16.	Guaranty by UK Guarantor.

17.	Foreign pledge and guaranty opinions.

EXHIBIT F
FORM OF INTERCOMPANY NOTE
[Borrower to provide for review from Existing Credit Agreement]